    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1997
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                             ECO SOIL SYSTEMS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           NEBRASKA                            0711                           47-0709577
 (STATE OR OTHER JURISDICTION
               OF                  (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                        10890 THORNMINT ROAD, SUITE 200
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 675-1660
 (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND
                          PRINCIPAL PLACE OF BUSINESS)

                   WILLIAM B. ADAMS, CHIEF EXECUTIVE OFFICER
                             ECO SOIL SYSTEMS, INC.
                        10890 THORNMINT ROAD, SUITE 200
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 675-1660
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

            THOMAS A. EDWARDS, ESQ.                          JEREMY D. GLASER, ESQ.
            ROBERT E. BURWELL, ESQ.                      ALEXANDER A. FITZPATRICK, ESQ.
                LATHAM & WATKINS                               COOLEY GODWARD LLP
           701 "B" STREET, SUITE 2100                   4365 EXECUTIVE DRIVE, SUITE 1100
        SAN DIEGO, CALIFORNIA 92101-8197                    SAN DIEGO, CA 92121-2128
           TELEPHONE: (619) 236-1234                       TELEPHONE: (619) 550-6000
           FACSIMILE: (619) 696-7419                       FACSIMILE: (619) 453-3555

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                        PROPOSED
                                                        MAXIMUM           PROPOSED
                                       AMOUNT           OFFERING          MAXIMUM         AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE           PRICE PER         AGGREGATE      REGISTRATION
  SECURITIES TO BE REGISTERED      REGISTERED(1)        SHARE(2)       OFFERING PRICE        FEE
-----------------------------------------------------------------------------------------------------

COMMON STOCK, $.005 PAR VALUE...  4,698,708 SHARES       $5.875         $27,604,909        $8,366
=====================================================================================================

(1) Includes 612,875 shares subject to the Underwriters' option to cover over-allotments and 85,833 shares to be registered by certain selling shareholders of the Registrant.

(2) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq SmallCap Market on October 28, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 4, 1997

                                4,085,833 SHARES

                         [ECO SOIL SYSTEMS, INC. LOGO]
                                  COMMON STOCK
                    ---------------------------------------

     Of the 4,085,833 shares of Common Stock offered hereby (the "Offering"), 4,000,000 shares are being issued and sold by Eco Soil Systems, Inc. ("Eco Soil" or the "Company") and 85,833 shares are being sold by certain selling shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ESSI." On October 31, 1997, the last sale price of the Common Stock as reported by the Nasdaq SmallCap Market was $6.875 per share. See "Price Range of Common Stock." The Company has applied to have the Common Stock approved for quotation, subject to official notice of issuance, on the Nasdaq National Market under the symbol ESSI.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================

                                                UNDERWRITING                        PROCEEDS TO
                                  PRICE TO     DISCOUNTS AND     PROCEEDS TO          SELLING
                                   PUBLIC      COMMISSIONS(1)   COMPANY(2)(3)       SHAREHOLDERS
----------------------------------------------------------------------------------------------------
Per Share.....................             $               $               $                   $
Total(3)......................  $               $               $                   $

================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the offering payable by the Company estimated
    at $          .

(3) The Underwriters have been granted an option by the Company, exercisable within 30 days from the date hereof, to purchase up to 612,875 additional shares of Common Stock, at the Price to Public per share, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Use of Proceeds" and
    "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the shares will be made
against payment on or about             , 1997, at the offices of CIBC
Oppenheimer Corp., CIBC Oppenheimer Tower, One World Financial Center, New York, New York 10281.
                            ------------------------

                                               CIBC OPPENHEIMER  CRUTTENDEN ROTH
                                                             INCORPORATED

               The date of this Prospectus is             , 1997

                        1997 BIOJECT CUSTOMERS BY REGION

     [Picture of a map of the United States with dots at the location of each U.S. installed BioJect unit]

WESTERN REGION
California
Nevada
Texas
Utah

MIDWESTERN REGION
Illinois
Indiana
Michigan
Missouri
Nebraska
Ohio
Wisconsin
NORTHEASTERN REGION
Connecticut
Delaware
Maine
Maryland
Massachusetts
New Jersey
New York
Pennsylvania
Rhode Island
Virginia

SOUTHEASTERN REGION
Florida
North Carolina

South Carolina

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M.

     The following trademarks of the Company are used in this Prospectus:
BioJect(R), ClearLake(R), CleanRack(TM) and CalJect(TM). This Prospectus also includes trade names, trademarks and registered trademarks of companies other than Eco Soil Systems, Inc.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information herein (i) excludes 5,052,526 shares of Common Stock issuable upon exercise of outstanding warrants and stock options;
(ii) assumes shareholder approval of an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 25,000,000 and (iii) assumes no exercise of the Underwriters' over-allotment option or the warrants granted to CIBC Oppenheimer Corp. and Cruttenden Roth Incorporated, as representatives of the Underwriters (the "Representatives"). See "Underwriting." This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements because of a number of factors, including, but not limited to, those discussed under "Risk Factors."

                                  THE COMPANY

     Eco Soil Systems, Inc. ("Eco Soil" or the "Company") develops, markets and sells proprietary biological and traditional chemical products that provide solutions for a wide variety of turf and crop problems in the golf and agricultural industries. The Company has developed its patented BioJect system for the distribution of naturally occurring microbes that complement or reduce the need for many chemical fungicides, herbicides, insecticides and fertilizers ("chemical products") currently used in golf and agricultural markets. By fermenting microbes at the customer's site and distributing them through the customer's existing irrigation system, the BioJect system provides customers with cost savings and mitigates the adverse environmental effects associated with chemical products. The Company initially has focused its sales and marketing efforts on the golf market, and recently has entered the agricultural crop and ornamental markets. To date, Eco Soil has installed 345 BioJect systems at customer sites, including such renowned golf courses as Congressional Country Club, Winged Foot Golf Club and Spyglass Hill Golf Club.

     By utilizing microbes that occur naturally in the environment, the BioJect system overcomes many of the problems associated with traditional chemical products. Traditional chemical products require repeated applications, which reduce the long-term effectiveness of such products and have been shown to have adverse environmental effects. The BioJect system reduces the need for repeated chemical product applications, resulting in lower overall product and labor costs and increases the effectiveness of traditional chemical products. In addition, the Company believes that the use of microbes distributed through the BioJect system provides environmental benefits as compared to chemical product applications by limiting the exposure of humans to chemical products, reducing residual pesticide contaminants in plants and soil, and minimizing groundwater pollution.

     The BioJect system overcomes many of the obstacles that historically have hindered wide-spread use of microbes in the golf and agricultural industries. Biological products generally have been perceived as economically infeasible because of their short shelf life, rapid deterioration upon exposure to light or heat, specialized transportation requirements and need for daily, manual applications. By fermenting microbes at the customer's site and distributing them through the customer's existing irrigation system, the BioJect system preserves and protects the potency of microbes, significantly reduces shipping costs, controls the concentration of product and allows for automated daily application. Eco Soil knows of no other company pursuing this approach.

     The Company generates recurring revenues by leasing BioJect systems to customers and selling various microbial products for distribution through the system. The Company has entered into technology transfer agreements pursuant to which it has obtained rights to certain microbes for distribution through the BioJect system from leading biotechnology companies such as Mycogen Corporation, Abbott Laboratories and Encore Technologies, Inc. and major universities such as Michigan State University and the University of California, Riverside. Eco Soil currently offers BioJect customers a menu of six microbial products and intends to obtain rights to additional microbes.

     The Company believes that its biological products can be most effectively marketed for use as part of regular maintenance programs and sold through the long-standing relationships developed by existing turf products dealers and distributors. Consequently, Eco Soil has established its sales and distribution capability through the acquisition of well-established regional turf product dealers and distributors and by hiring key turf product sales personnel in order to rapidly penetrate regional markets. To date, the Company has acquired four distributors. By leveraging a dealer's existing distribution channel, the Company is able to cost-effectively introduce its line of proprietary products while also providing traditional products such as fertilizers and chemical pesticides.

     As part of its growth strategy, Eco Soil intends to increase its penetration of golf markets, continue to establish a nationwide sales and distribution network, expand into agricultural markets, increase the number of microbial products available to BioJect customers and further develop international markets. The Company also intends to leverage its installed base of BioJect systems to generate follow-on sales of additional microbes and traditional chemical products with minimal incremental costs.

     A survey performed by the National Golf Foundation for 1996 indicated that more than 15,700 golf courses in the United States spent in excess of $425 million on chemical products. The Company's strategy is to expand its leadership position in the distribution and sale of microbial products in the golf and turf industries and to leverage its experience with microbes into agricultural crop and ornamental markets. According to data reported by AGROW World Crop Protection News, an industry publication, the total worldwide agricultural market for chemical products in 1996 was approximately $31.3 billion.

     The Company was incorporated under the laws of the State of Nebraska in 1987. The Company's principal executive offices are located at 10890 Thornmint Road, Suite 200, San Diego, California 92127, and its telephone number is (619) 675-1660.

                                  THE OFFERING

Common Stock Offered by:
  The Company..............................  4,000,000 shares
  The Selling Shareholders.................  85,833 shares
                                             ------------------
          Total............................  4,085,833 shares
                                             ==================
  Common Stock outstanding after the         15,910,075 shares (1)
     Offering..............................
  Use of Proceeds..........................  Capital expenditures primarily related to the construction of additional BioJect systems; acquisitions of independent dealers and distributors; repayment of short-term debt;
                                             repurchase of certain BioJect systems; and working capital and general corporate purposes. See "Use of proceeds."
  Nasdaq Symbol............................  ESSI

---------------
(1) Based on shares of Common Stock outstanding on October 28, 1997. Excludes
    (i) 2,455,451 shares of Common Stock subject to outstanding options at a weighted average exercise price of $3.07 per share, (ii) 2,597,075 shares of Common Stock subject to warrants at a weighted average exercise price of $3.22 per share and (iii) 408,583 shares of Common Stock subject to warrants issued to the Representatives at an exercise price equal to 120% of the public offering price per share (the "Representatives' Warrants"). See "Dilution," "Description of Securities" and "Underwriting."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATIONS DATA
          (IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE AMOUNTS)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                                                                             NINE MONTHS
                                                         YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                                     -------------------------------     -------------------
                                                      1994        1995        1996        1996        1997
                                                     -------     -------     -------     -------     -------
Revenues:
  Proprietary products.............................  $ 2,511     $ 3,195     $ 4,483     $ 3,626     $ 8,876
  Distributed products.............................      177         562       7,633       5,603      20,265
                                                     -------     -------     -------     -------     -------
         Total revenues............................    2,688       3,757      12,116       9,229      29,141
Cost of revenues:
  Proprietary products.............................    1,865       1,502       1,971       1,625       3,830
  Distributed products.............................      133         478       5,399       4,080      15,229
                                                     -------     -------     -------     -------     -------
         Total cost of revenues....................    1,998       1,980       7,370       5,705      19,059
                                                     -------     -------     -------     -------     -------
Gross profit.......................................      690       1,777       4,746       3,524      10,082
Operating expenses:
  Selling, general and administrative..............    2,690       2,584       6,489       4,541       7,857
  Research and development.........................      286         413         475         353         189
                                                     -------     -------     -------     -------     -------
Income (loss) before interest, depreciation and
  amortization.....................................   (2,286)     (1,220)     (2,218)     (1,370)      2,036
Depreciation and amortization......................     (306)       (354)       (911)       (538)       (777)
                                                     -------     -------     -------     -------     -------
Income (loss) from operations......................   (2,592)     (1,574)     (3,129)     (1,908)      1,259
Interest expense...................................     (224)       (262)     (1,064)       (523)       (430)
                                                     -------     -------     -------     -------     -------
Net income (loss)..................................  $(2,816)    $(1,836)    $(4,193)    $(2,431)    $   829
                                                     =======     =======     =======     =======     =======
Net income (loss) per share(1).....................  $  (.62)    $  (.35)    $  (.62)    $  (.40)    $   .06
                                                     =======     =======     =======     =======     =======
Shares used in calculating net income (loss) per
  share(1).........................................    4,557       5,207       6,809       6,050      14,341

CONSOLIDATED BALANCE SHEETS DATA:

                                                                                      SEPTEMBER 30, 1997
                                                                                  ---------------------------
                                                            DECEMBER 31, 1996      ACTUAL      AS ADJUSTED(2)
                                                            -----------------     --------     --------------
Cash......................................................      $     150         $    212        $ 21,007
Working capital (deficit).................................         (6,434)           5,304          29,667
Total assets..............................................         12,886           28,105          48,900
Long-term debt and other obligations, net of current
  portion.................................................          1,847              712              --
Common stock -- paid-in capital...........................         12,763           28,948          54,023
Accumulated deficit.......................................        (12,887)         (12,058)        (12,058)
Total shareholders' equity (deficit)......................            (74)          16,940          42,015

OPERATING DATA:

                                                                   DECEMBER 31,                   SEPTEMBER 30,
                                                     ----------------------------------------     -------------
                                                     1992     1993     1994     1995     1996     1996     1997
                                                     ----     ----     ----     ----     ----     ----     ----
Number of installed BioJect systems................   13       46       79      171      238      238      345

---------------

(1) Computed on the basis described in Note 1 to the Consolidated Financial Statements.

(2) Adjusted to give effect to the sale of the 4,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $6.875 per share and the application of a portion of the net proceeds therefrom to repay approximately $4.3 million of outstanding debt. The foregoing calculations do not include (i) 2,455,451 shares of Common Stock subject to outstanding options at a weighted average exercise price of $3.07 per share,
    (ii) 2,597,075 shares of Common Stock subject to warrants at a weighted average exercise price of $3.22 per share and (iii) 408,583 shares of Common Stock subject to the Representatives' Warrants. See "Dilution," "Description of Securities" and "Underwriting."

                                  RISK FACTORS

     The following factors, in addition to information appearing elsewhere in this Prospectus, should be considered carefully before making an investment in the Common Stock offered hereby. Certain statements in this Prospectus that are not historical fact constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from historical results or from any results projected by such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following risks:

ACCUMULATED DEFICIT; HISTORICAL OPERATING LOSSES

     At September 30, 1997, the Company had an accumulated deficit of $12.1 million. The Company generated income from operations for the first time during the quarters ended June 30, 1997 and September 30, 1997. There can be no assurance that the Company can sustain such profitability. Prior to the quarter ended June 30, 1997, the Company historically experienced losses due to significant expenditures for product development, sales, marketing, administrative and U.S. patent protection expenses, as well as amortization costs associated with the Company's recent dealer acquisitions. See "Selected Consolidated Financial and Operations Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

QUARTERLY FLUCTUATIONS IN THE COMPANY'S RESULTS OF OPERATIONS

     Eco Soil's operating results vary from quarter to quarter as a result of seasonality and various factors. Virtually all of the Company's customers are located in the Northern Hemisphere and purchase greater quantities of microbes and distributed products during the spring, summer and fall months. As a result of low customer activity during the winter, the Company typically markets the BioJect system during the fourth and first quarters. As a result of these marketing efforts, the Company typically receives orders during the first and second quarters and installs BioJect systems during the second and third quarters. BioJect lease and installation revenues are recognized as payments come due under the related contracts. Because of this sales cycle, the second and third quarters historically have accounted for approximately 30% and 35%, respectively, of annual revenues. The first and fourth quarters, by contrast, historically have accounted for approximately 10% and 25% of revenues respectively. Operating expenses have tended to be independent of the quarterly sales cycle. As a result, operating expenses generally represent a higher percentage of sales in the first and fourth quarters as compared to the second or third quarters, and the Company may experience losses in the first and fourth quarters. Accordingly, results for any quarter are not necessarily indicative of results for any future period. The sales cycle for the BioJect system also makes it difficult to predict the number of BioJect systems that will be leased and the quantity of microbial product sales that will be sold until orders are received by the Company during the first half of the year. Sales of the Company's products also depend to some extent on the severity of weather patterns in the geographic areas served by the Company. Given these factors, it is difficult for the Company to accurately predict the level of demand for its products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EXPANSION INTO NEW MARKETS

     Although sales of certain of the Company's proprietary products are increasing, such products remain in the early stages of market introduction and are subject to the risks inherent in the commercialization of new product concepts, particularly with respect to agricultural applications. To fully maximize its marketing of new agricultural products, the Company believes it will be necessary to enter into marketing partnerships with market leaders in the agricultural industry. There can be no assurance that the Company's efforts to market its proprietary products to agricultural crop and ornamental markets will prove successful, that marketing partnerships will be established, or that the Company's intended customers will purchase the Company's systems and products instead of competing products. Failure to obtain significant customer satisfaction or market share would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy."

MANAGEMENT OF GROWTH

     Eco Soil has experienced significant growth. Such growth has placed, and will continue to place, significant strain on the Company's resources. The Company's ability to manage future growth, should it occur, will require it to implement and continually expand operational and financial systems, recruit additional employees and train and manage both current and new employees. In particular, the Company's success depends in large part on its ability to attract and retain qualified technical, sales, financial and management personnel. The Company faces competition for such persons from other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable it to conduct its business as proposed. See "Management -- Directors, Executive Officers and Key Employees" and "Business."

ESTABLISHMENT OF SALES AND DISTRIBUTION CAPABILITIES

     Distribution and sales of the Company's products have occurred through distributors and dealers acquired by the Company and through independent dealers and distributors. In 1996, Eco Soil initiated its strategy of establishing a nationwide distribution system for its turf products through the acquisition of various independent dealers and distributors and the hiring of selected sales personnel. This strategy has required and is expected to continue to require significant capital outlays and, due to the generally lower margins associated with those dealers' existing products, likely will have the effect of lowering the Company's gross profit margins. Achieving the anticipated benefits of such acquisitions will depend on a variety of factors, including whether the integration of such dealers and distributors with the Company's organization can be accomplished in an efficient and effective manner and whether the acquired sales force can effectively sell the Company's proprietary products. Any failure to identify future hires or acquisition candidates properly, any large expenditures on acquisitions that prove to be unprofitable, or any difficulties encountered by Eco Soil in selling its proprietary products through the existing distribution system could have a material adverse effect on the Eco Soil's business, financial condition and results of operations. The Company has in the past, and expects in the future, to continue to acquire companies in part through the issuance of Common Stock. The issuance of additional shares of Common Stock in connection with future acquisitions could result in dilution to existing shareholders. See "Use of Proceeds" and "Business -- Strategy."

FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

     The continuing commercialization of the Company's products requires the commitment of significant capital expenditures. Eco Soil believes that upon consummation of the Offering it will have sufficient resources to finance its operations and future growth for at least the next 18 months, but no assurance can be given in that regard. The Company anticipates that it will require additional funds to support the rigorous testing and other costs of obtaining government approval and for the marketing of its products for agricultural applications. The Company anticipates that it will seek to obtain additional funds in the future through public or private equity or debt financing, collaborative or other arrangements with corporate partners or from other sources. There can be no assurance that such additional financing can be obtained on desirable terms, if at all. If additional funds are not available, the Company may be required to curtail its operations and marketing efforts in certain geographic areas or for one or more of its product lines. Although the Company has established a line of credit with Imperial Bank, there can be no assurance that the Company will be able to renew its line of credit on acceptable terms or to increase such line if additional financing is required. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

PATENTS, PROPRIETARY TECHNOLOGY AND LICENSES

     The Company's success will depend in large measure upon its ability to obtain and enforce patent protection for its proprietary products, maintain confidentiality of its trade secrets and know-how and operate without infringing upon the proprietary rights of third parties. The Company has been granted three U.S. patents for the technology relating to the BioJect system and has filed one other U.S. patent application covering modifications to the BioJect system. The Company does not have foreign patent protection with respect to the claims covered by its two initial U.S. patents granted in 1993, and the Company is precluded from obtaining such foreign rights due to the expiration of the period for filing such claims. However, in connection with a U.S. patent granted in 1995 and a U.S. application filed later that year that still is pending, the Company has applied for foreign patent protection with respect to the BioJect system in selected countries. In addition, the Company has registered a number of trademarks used in its business, including "BioJect" and "CalJect," and has applied for registration of a number of additional trademarks. The Company also relies on trade secrets and proprietary know-how. The Company generally enters into confidentiality and nondisclosure agreements with its employees and consultants and generally controls access to and distribution of its documentation and other proprietary information.

     Despite the precautions described above, it may be possible for a third party to copy or otherwise use the Company's products or technology without authorization, or to develop similar products or technology independently. There can be no assurance that the Company's patent or trademark applications will be granted, that its means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or competing products. Furthermore, although the Company is not aware of any infringement of any proprietary rights of others, there can be no assurance that the Company is not infringing other parties' rights. If any of the Company's patents are infringed upon or if a third party alleges that the Company violates its proprietary rights, the Company may not have sufficient resources to prosecute a lawsuit to defend its rights. In addition, an adverse determination in any litigation could subject the Company to significant liabilities to third parties, require the Company to seek licenses from or pay royalties to third parties or prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Even if the Company prevailed in litigation to protect its intellectual property rights, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Rights."

LACK OF MANUFACTURING CAPABILITY; DEPENDENCE ON CONTRACT MANUFACTURERS AND SUPPLIERS

     Eco Soil currently does not have any manufacturing capability and must rely on third parties to manufacture its products and components. The Company has more than one supplier for the manufacture of most of its products and components; however, some are being obtained from only one source. Although the Company believes that it will be able to contract production with alternate suppliers, there can be no assurance that this will be the case or that the need to contract with additional suppliers will not delay the Company's ability to have its products and components manufactured. There can be no assurance that existing or future manufacturers will meet the Company's requirements for quality, quantity and timeliness, and any such failure could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Business."

NO ASSURANCE THAT RIGHTS TO ADDITIONAL MICROBIAL PRODUCTS WILL BE ACQUIRED

     Eco Soil plans to obtain the rights to additional microbial products. The Company currently does not engage in its own research and development with respect to the discovery of microbial products, but instead licenses or acquires rights to microbial products discovered by others. Although the Company is actively seeking to obtain licenses for or otherwise acquire rights to additional microbial products, there can be no assurance that the Company will be successful in obtaining any such rights on terms acceptable to the Company, if at all. The failure of the Company to acquire rights to additional products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy."

PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS

     The Company may be exposed to product liability or environmental liability resulting from the commercial use of its products. The Company currently carries liability insurance, which covers, among other things, product liability and environmental liability. A product liability, environmental or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has obtained insurance of such types and in such amounts as it believes to be adequate and customary for similarly situated firms in its business, including casualty insurance and workers' compensation insurance. However, there are risks not normally covered by insurance over which the Company has no control and that could result in Eco Soil incurring losses not covered by insurance. Consequently, there can be no assurance that any losses will be covered by insurance, that any covered losses will be fully insured against or that any claim by the Company will be approved for payment by the insurer. See "Business."

ENVIRONMENTAL LIABILITY

     The federal government and some states have laws imposing liability on certain parties for the release of fertilizers and other agents into the environment in certain manners or concentrations. Such liability could include, among other things, responsibility for cleaning up the damage resulting from such a release. In addition, the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), commonly known as the "Superfund" law, and other applicable laws impose liability on certain parties for the release into the environment of hazardous substances, which might include fertilizers and water treatment chemicals. The Company is also subject to certain other federal environmental laws, including the National Environmental Policy Act, the Toxic Substance Control Act, the Resource Conservation and Recovery Act, the Clean Air Act and the Clean Water Act and their state equivalents and may be subject to other present and potential future federal, state or local regulations. As noted above, the Company maintains insurance for environmental claims which might result from the release of its products into the environment, but there can be no assurance that any losses covered by insurance will be adequately covered. Thus, a claim for environmental liability could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Product Liability Claims and Uninsured Risks" and "Business."

GOVERNMENT REGULATION

     The Company is subject to laws and regulations administered by federal, state and foreign governments, including those requiring registration or approval of fertilizers, pesticides, water treatment products and product labeling. Eco Soil's current products are subject to regulation by the Environmental Protection Agency (the "EPA"), the Food and Drug Administration (the "FDA") and by certain state environmental and agricultural departments. To date, with the exception of its bascillus thuringiensis product, which is an EPA registered pesticide, the Company has marketed its microbes as soil inoculants. The Company believes future sales will be strengthened if the Company can secure EPA approval of other individual microbes as pesticides. In order to market a microbe as a pesticide, the Company must register the microbe with the EPA and obtain EPA approval of the microbe, its byproducts, the claims made in the product label and the method of application. Registration of the Company's microbial products as pesticides likely will be a lengthy and expensive process that may or may not result in EPA approval. Without the desired EPA approvals, the Company will not be able to market such unregistered microbes as pesticides, and the Company's sales efforts will be limited to discussions of the soil inoculant features of the microbe. If the EPA determines that a microbial product has no significant commercially valuable use other use than as a pesticide, however, the Company will be precluded from selling the product entirely unless it is approved by the EPA.

     In addition, if a microbe is sold as a pesticide for use on crops, the Company must also seek to have a tolerance level set by the EPA which would define the acceptable limit on the amount of microbes that could be applied on a given food product. The Company also may apply to the EPA for tolerance exemptions that would permit it to use the microbial product covered by the exemption without defined limits on applications. If the EPA does not issue a tolerance exemption, the Company would be required to obtain a separate tolerance for each food product on which it intends to make its microbial pesticides available for use. As a result, the Company would incur costly application fees for each tolerance. There can be no assurance that the Company will be successful in seeking such tolerances or tolerance exemptions, and any failure to obtain such status which would prevent the Company from selling microbes as pesticides for use on crops.

     The Company may be subject to regulation in foreign countries. Compliance with such requirements likely would result in additional cost to the Company and delays in introducing the Company's products in such foreign countries.

     Compliance with EPA and state environmental regulations as well as other laws and regulations will increase the costs and time necessary to allow the Company to operate successfully and may affect the Company in other ways not currently foreseeable. In addition, more stringent requirements for regulation or environmental controls may be imposed, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

COMPETITION

     The BioJect system competes against traditional chemical insecticides and fungicides, chemical soil penetrants, acid injection systems, and the direct, manual application of cultured microbial products. Although the Company believes that none of its competitors offers an automated means of regularly applying microbial products to turf and crops in an effective manner, many of the Company's competitors have substantially greater financial, technical and personnel resources than the Company and include such well-established companies as Novartis Corporation, Rhone-Poulenc AG Company, the Dow Chemical Company, O.M. Scotts & Sons, Inc., Lesco, Inc., and The Toro Company, as well as a number of smaller local and regional competitors. The Company competes against traditional technologies on the basis of its delivery mechanism and bioaugmentation expertise. An important factor in the long-term competitiveness of the BioJect system may be the timing and extent of the Company's penetration into golf and agricultural markets compared to the market penetration achieved by companies offering competing products for microbial distribution. Such timing will be based on the effectiveness with which the Company or the competition can complete product testing and approval processes and supply quantities of its products to market. Competition among microbial distribution products is expected to be based on, among other things, product effectiveness, safety, reliability, cost, market capability and patent protection.

     The CalJect system competes against a number of companies that have developed products for applying gypsum onto soil to improve water penetration through soil. At least one of the Company's competitors in the market for gypsum distribution, Soil Solutions Corporation ("Soil Solutions"), has greater name recognition in the soil amendments market and has significantly more installed units. Soil Solutions' machine, like the Company's CalJect system, injects gypsum directly into customers' irrigation systems. Competition among gypsum distribution products is based on, among other things, cost, name recognition, product effectiveness and reliability.

     In markets for traditional chemical products, the Company competes against well-established distributors of such products. Many of these competitors have substantially greater financial, technical and personnel resources than the Company and include such companies as Lesco, Inc., Terra Companies, Inc., Con-Agra, Inc. and Wilbur-Ellis Company. The Company competes on the basis of price, name recognition, convenience and customer service with distributors of traditional chemical products. See "Business -- Competition."

DEPENDENCE ON THE MARKET FOR GOLF

     Golf participation has increased significantly since 1970. Although the Company believes that golf markets will continue to grow, a decrease in the number of golfers, their rates of participation or in consumer spending on golf could have a material adverse effect on Eco Soil's golf course customers and, in turn, on Eco Soil. Specifically, the success of efforts to attract and retain members at private country clubs and the number of rounds played at public golf courses historically have been dependent upon discretionary spending by consumers, which may be adversely affected by general and regional economic conditions. In addition, the construction of additional golf courses is dependent upon growth in the number of golfers. If customer tastes or economic conditions cause golf courses to reduce their budgets or slow the development of additional golf courses, the Company may see a correlative decrease in sales of the BioJect system and its other products. See
"Business -- Customers."

POSSIBLE VOLATILITY OF STOCK PRICE

     The Common Stock currently is quoted on the Nasdaq SmallCap Market. The Company has applied to have the Common Stock approved for quotation, subject to official notice of issuance, on the Nasdaq National Market. The market price of the Common Stock could be subject to significant fluctuations in response to operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock. In addition, in the event the listing of the Common Stock were discontinued for any reason, the liquidity and price of the Common Stock would be adversely affected. See "Price Range of Common Stock."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent upon the active participation of William B. Adams, its Chairman of the Board and Chief Executive Officer, and Douglas M. Gloff, its President. The loss of the services of either of these individuals could have a material adverse effect upon the Company's business, financial condition and results of operations. Each of Messrs. Adams and Gloff has entered into an employment agreement with the Company which provides for his continued employment with the Company through September 1998. The Company does not have key person life insurance on any of its key employees. See "Management."

CONTROL BY PRINCIPAL SHAREHOLDERS

     The current principal shareholders and management of the Company own approximately 33.1% of the outstanding shares of Common Stock of the Company before the Offering and will own approximately 24.5% after the Offering, assuming the exercise of all outstanding options and warrants held by them and no exercise of options or warrants held by others. Accordingly, even though the Company currently has cumulative voting, the current principal shareholders and management, if voting in concert, may have the ability to effectively control the election of a majority of the directors of the Company or any other major decisions involving the Company or its assets. See "Principal and Selling Shareholders" and "Description of Securities."

OUTSTANDING WARRANTS AND OPTIONS

     As of September 30, 1997, there were 5,052,526 shares of Common Stock subject to issuance pursuant to options and warrants issued by the Company. In addition, in connection with the Offering, the Representatives will receive the Representatives' Warrants to purchase up to 408,583 shares of Common Stock. Holders of warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the warrants and options. While the warrants and options are outstanding, they may adversely affect the terms on which the Company can obtain additional capital. See "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of significant amounts of Common Stock in the public market or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 15,910,075 shares of Common Stock to be outstanding upon completion of the Offering, the 4,085,833 shares offered hereby and the 3,795,000 shares sold in the Company's initial public offering will be eligible for immediate sale in the public market without restriction, with the exception of any shares purchased in the Offering by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act. The remaining 8,029,242 shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and are, therefore, restricted securities (the "Restricted Shares") that may not be sold publicly unless the Restricted Shares are registered under the Securities Act or sold under Rule 144 or under similar exemptions. Except for the 576,823 shares issued upon conversion of certain bridge notes (as described below) and 25,000 shares issued to the sole shareholder of Turfmakers, Inc. ("Turfmakers") in connection with the Company's acquisition of substantially all of Turfmakers' assets in February 1997, all of the Restricted Shares are eligible for resale subject to the restrictions imposed by Rule 144. Holders of 4,381,637 shares of Common Stock have entered into lock-up agreements under which they have agreed not directly or indirectly to offer, sell or otherwise dispose, of any Common Stock owned or hereafter acquired as with respect to which such shareholder has the power to control the disposition for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. In addition, certain shareholders have the right, subject to certain conditions, to participate in future Company registrations and to cause the Company to register certain shares of Common Stock owned by them. See "Shares Eligible for Future Sale."

UNDESIGNATED PREFERRED STOCK; ANTITAKEOVER PROVISIONS

     The Board of Directors is authorized, without any action by the Company's shareholders, to issue up to 5,000,000 shares of authorized but undesignated preferred stock and to fix the powers, preferences, rights and limitations of any such preferred stock or any class or series thereof. Persons acquiring preferred stock could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders, including purchasers of shares of Common Stock in the Offering. This ability of the Board would permit the Company to adopt a shareholders' rights plan or to take other action that could deter a hostile takeover of the Company, entrench the Board of Directors or deter an unsolicited tender offer. In addition, certain provisions of the Company's Amended and Restated Articles of Incorporation, including provisions creating a staggered board of directors, and certain provisions of Nebraska law, including the Nebraska Shareholders Protection Act, could have the effect of deterring or delaying a takeover or other change in control of the Company, could deny shareholders the receipt of a premium on their Common Stock and could have a depressive effect on the market price of the Company's Common Stock. See "Description of Securities."

DILUTION

     Purchasers of the shares offered hereby will experience immediate and substantial dilution of $4.63 per share in the net tangible book value per share of the Common Stock as of September 30, 1997. Such investors will incur additional dilution to the extent that options or warrants outstanding prior to the Offering are exercised. See "Dilution."

NO DIVIDENDS

     The Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. The Company is currently prohibited from paying dividends by the terms of a loan agreement between the Company and Imperial Bank. The Company intends to retain any earnings for use in the operation and expansion of its business. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 4,000,000 shares of Common Stock offered by the Company hereby, at an assumed public offering price of $6.875 per share, are estimated to be $25.1 million ($29.0 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the estimated net proceeds as follows: (i) approximately $5.0 million will be used for capital expenditures, primarily related to the construction of additional BioJect systems to satisfy current and future customer orders; (ii) approximately $5.0 million will be used for future acquisitions of independent dealers and distributors of turf maintenance products and other related products; (iii) approximately $2.3 million will be used to repay outstanding amounts on its line of credit with Imperial Bank and approximately $63,000 will be used to repay other miscellaneous debt; (iv) approximately $1.9 million will be used to repay outstanding loans from significant shareholders and directors of the Company; (v) approximately $2.7 million will be used to repurchase BioJect systems currently leased to the Company; and (vi) approximately $8.2 million will be used for working capital and general corporate purposes. Although the Company currently is evaluating additional acquisition opportunities throughout the United States, it does not have any agreements to acquire other companies. As of September 30, 1997, the outstanding principal amount under the Imperial Bank line of credit was approximately $2.3 million. The line of credit bears interest at Imperial Bank's prime rate plus 1.5% and matures on June 15, 1998. The Company intends to repay an aggregate of $1,050,000 outstanding on three notes held by William B. Adams, the Company's Chairman and Chief Executive Officer. The first note held by Mr. Adams, in the amount of $450,000, is payable on demand and bears interest at the rate of 8.0% per year. The second note held by Mr. Adams is in the amount of $300,000, bears interest at the rate of 8.0% per year and is due in November 1998. The third note held by Mr. Adams is in the amount of $300,000, bears interest at the rate of 8.0% per year and is due in March 1998. The Company intends to repay an aggregate of $400,000 outstanding on two notes held by Heartland Capital Fund, Ltd. ("Heartland Capital"), a significant shareholder of the Company. Bradley K. Edwards, a director of the Company, is a general partner of Heartland Capital. The first note held by Heartland Capital is in the amount of $200,000, bears interest at the rate of 8.0% per year and is due in November 1998. The second note held by Heartland Capital is in the amount of $200,000, bears interest at the rate of 8.0% per year and is due in March 1998. The Company intends to repay an aggregate of $450,000 outstanding on two notes held by Douglas M. Gloff, the Company's President and a director of the Company. The first note held by Mr. Gloff, in the amount of $200,000, bears interest at the rate of 8.0% per year and is due in November 1998. The second note held by Mr. Gloff is in the amount of $250,000, bears interest at the rate of 8.0% per year and is due in November 1998. The net proceeds from the sale of the 85,833 shares of Common Stock offered hereby by the Selling Shareholders will be paid directly to the Selling Shareholders. The Company will not receive any proceeds from such sale. See "Principal and Selling Shareholders." Pending application of the proceeds as described above, the Company intends to invest the net proceeds of the Offering in short-term, investment-grade, interest-bearing securities. The amounts, if any, actually expended for each described use are at the discretion of the Company and may vary significantly depending upon a number of factors, including the Company's future revenue growth, the amount of cash generated by the Company's operations, the progress of the Company's product development and marketing programs, changing competitive conditions and market acceptance of the Company's products.

                          PRICE RANGE OF COMMON STOCK

     The Company effected its initial public offering on January 16, 1997 at a price to the public of $4.125 per share. Since that date, the Common Stock has traded on the Nasdaq SmallCap Market under the symbol "ESSI." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported by the Nasdaq SmallCap Market.

                                                                         HIGH     LOW
                                                                         ----     ---
        1997
          1st Quarter (from January 16, 1997)..........................   6 15/16  4 3/16
          2nd Quarter..................................................   6 1/4    3 7/8
          3rd Quarter..................................................   8        5 9/16
          4th Quarter (through October 29, 1997).......................   7        5 3/4

     On October 31, 1997, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $6.875. As of October 31, 1997, there were approximately 287 holders of record of the Common Stock.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of September 30, 1997 and as adjusted to reflect the sale of 4,000,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $6.875 per share, the receipt of the estimated net proceeds therefrom and the repayment of $712,000 of long-term debt. See "Use of Proceeds."

                                                                       SEPTEMBER 30, 1997
                                                                    ------------------------
                                                                     ACTUAL      AS ADJUSTED
                                                                    --------     -----------
                                                                         (IN THOUSANDS)
    Long-term debt, net of current portion........................  $    712      $      --
    Shareholders' equity:
      Preferred Stock, $.005 par value; 5,000,000 shares
         authorized; none issued and outstanding, actual and as
         adjusted.................................................        --             --
      Common Stock, $.005 par value; 20,000,000 shares authorized;
         11,868,575 shares issued and outstanding: 25,000,000
         shares authorized, 15,868,575 shares issued and
         outstanding as adjusted(1)...............................        59             79
      Additional paid-in capital..................................    28,889         53,944
      Warrants....................................................       242            242
      Note receivable from shareholder............................      (192)          (192)
      Accumulated deficit.........................................   (12,058)       (12,058)
                                                                    --------       --------
         Total shareholders' equity...............................    16,940         42,015
                                                                    --------       --------
              Total capitalization................................  $ 17,652      $  42,015
                                                                    ========       ========

---------------

(1) Assumes shareholder approval at a Special Meeting of Shareholders to be held on November 13, 1997 of an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 25,000,000. Excludes (i) 2,455,451 shares of Common Stock subject to outstanding options at a weighted average exercise price of $3.07 per share, (ii) 2,597,075 shares of Common Stock subject to warrants at a weighted average exercise price of $3.22 per share and (iii) 408,583 shares subject to the Representatives' Warrants. See "Dilution," "Description of Securities" and "Underwriting."

                                    DILUTION

     As of September 30, 1997, the Company's net tangible book value was $10,668,000, or $.90 per share. "Net tangible book value" per share represents the amount of total tangible assets of the Company reduced by the total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 4,000,000 shares of Common Stock offered hereby at an assumed public offering price of $6.875 per share, less underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's net tangible book value as of September 30, 1997 would have been $35,743,000, or $2.25 per share of Common Stock. This amount represents an immediate increase in net tangible book value per share of $1.35 to existing shareholders and an immediate dilution of $4.63 per share to investors purchasing shares of Common Stock in the Offering. "Dilution per share to new investors" represents the difference between the price per share of Common Stock paid for the shares issued in the Offering and the net tangible book value per share at September 30, 1997, as adjusted to give effect to the Offering.

        Assumed public offering price per share(1).....................          $6.88
        Net tangible book value per share at September 30, 1997........  $ .90
        Increase per share attributable to new investors...............   1.35
                                                                         -----
        Net tangible book value per share after this offering..........           2.25
                                                                                 -----
          Dilution per share to new investors..........................          $4.63
                                                                                 =====

---------------

(1) Before deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.

     If the Underwriter's over-allotment option is exercised in full, and assuming a public offering price of $6.875 per share, the net tangible book value of the Company as of September 30, 1997 would have been $39,662,000, or $2.41 per share, representing an immediate increase in net tangible book value of $1.51 per share to existing shareholders and an immediate dilution of $4.47 per share to the investors purchasing the shares of Common Stock in the Offering.

     The following summarizes, on a pro forma basis, the differences between existing shareholders and purchasers of the shares offered hereby, with respect to their ownership of Common Stock upon the closing of the Offering, the total consideration paid and the average consideration paid per share:

                                                SHARES OWNED          TOTAL CONSIDERATION       AVERAGE
                                            --------------------     ---------------------     PRICE PER
                                              NUMBER     PERCENT       AMOUNT      PERCENT       SHARE
                                            ----------   -------     -----------   -------     ---------
Existing shareholders.....................  11,868,575     74.8%     $30,243,000     52.4%      $  2.55
New investors.............................   4,000,000     25.2%     $27,500,000     47.6%      $ 6.875
                                            ----------     ----      -----------     ----       -------
          Total...........................  15,868,575      100%     $57,743,000      100%
                                            ==========     ====      ===========     ====

     The foregoing calculations do not include (i) 2,455,451 shares of Common Stock subject to outstanding options at a weighted average exercise price of $3.07 per share, (ii) 2,597,075 shares of Common Stock subject to warrants at a weighted average exercise price of $3.22 per share and (iii) 408,583 shares subject to the Representatives' Warrants. See "Dilution," "Description of Securities" and "Underwriting."

                                DIVIDEND POLICY

     The Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. The Company is currently prohibited from paying dividends by the terms of a loan agreement between the Company and Imperial Bank. The Company intends to retain any earnings for use in the operation and expansion of its business.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATIONS DATA
          (IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE AMOUNTS)

     The selected consolidated financial data set forth below, with respect to the Company's consolidated statement of operations data for the years ended December 31, 1994, 1995 and 1996 and the consolidated balance sheet data set forth below as of December 31, 1994, 1995 and 1996, have been derived from the consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors (except for the financial statements of Turf Specialty, Inc., a consolidated subsidiary, which were audited by Bigelow & Company, Certified Public Accountants, P.C.), as set forth in their report. The consolidated statement of operations data set forth below for the nine months ended September 30, 1996 and 1997 and the consolidated balance sheet data as of September 30, 1997 have not been audited but, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) that the Company considers necessary to present fairly the financial data for such period. Results of the interim periods are not necessarily indicative of the results that may be expected for the entire year or other interim periods. The information presented below should be read in conjunction with the consolidated financial statements and notes thereto presented elsewhere in this Prospectus and in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                                                                                               NINE MONTHS ENDED
                                                                              YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                                          -------------------------------     -------------------
                                                                           1994        1995        1996        1996        1997
                                                                          -------     -------     -------     -------     -------
Revenues:
  Proprietary products................................................    $ 2,511     $ 3,195     $ 4,483     $ 3,626     $ 8,876
  Distributed products................................................        177         562       7,633       5,603      20,265
                                                                          -------     -------     -------     -------     -------
        Total revenues................................................      2,688       3,757      12,116       9,229      29,141
Cost of revenues:
  Proprietary products................................................      1,865       1,502       1,971       1,625       3,830
  Distributed products................................................        133         478       5,399       4,080      15,229
                                                                          -------     -------     -------     -------     -------
        Total cost of revenues........................................      1,998       1,980       7,370       5,705      19,059
                                                                          -------     -------     -------     -------     -------
Gross profit..........................................................        690       1,777       4,746       3,524      10,082
Operating expenses:
  Selling, general and administrative.................................      2,690       2,584       6,489       4,541       7,857
  Research and development............................................        286         413         475         353         189
                                                                          -------     -------     -------     -------     -------
Income (loss) before interest, depreciation and amortization..........     (2,286)     (1,220)     (2,218)     (1,370)      2,036
Depreciation and amortization.........................................       (306)       (354)       (911)       (538)       (777)
                                                                          -------     -------     -------     -------     -------
Income (loss) from operations.........................................     (2,592)     (1,574)     (3,129)     (1,908)      1,259
Interest expense......................................................       (224)       (262)     (1,064)       (523)       (430)
                                                                          -------     -------     -------     -------     -------
Net income (loss).....................................................    $(2,816)    $(1,836)    $(4,193)    $(2,431)    $   829
                                                                          =======     =======     =======     =======     =======
Net income (loss) per share(1)........................................    $  (.62)    $  (.35)    $  (.62)    $  (.40)    $   .06
                                                                          =======     =======     =======     =======     =======
Shares used in calculating net income (loss) per share(1).............      4,557       5,207       6,809       6,050      14,341

CONSOLIDATED BALANCE SHEETS DATA:

                                                                           DECEMBER 31,                   SEPTEMBER 30, 1997
                                                                 --------------------------------     ---------------------------
                                                                  1994        1995         1996        ACTUAL      AS ADJUSTED(2)
                                                                 -------     -------     --------     --------     --------------
Cash.........................................................    $    --     $    --     $    150     $    212        $ 21,007
Working capital (deficit)....................................       (793)     (1,324)      (6,434)       5,304          29,667
Total assets.................................................      2,354       3,981       12,886       28,105          48,900
Long-term debt and other obligations, net of current
  portion....................................................      1,489         941        1,847          712              --
Common stock/paid-in capital.................................      5,762       8,535       12,763       28,948          54,023
Accumulated deficit..........................................     (6,858)     (8,694)     (12,887)     (12,058)        (12,058)
Total shareholders' equity (deficit).........................     (1,095)       (159)         (74)      16,940          42,015

OPERATING DATA:

                                                                 DECEMBER 31,                                 SEPTEMBER 30,
                                            -------------------------------------------------------     -------------------------
                                             1992        1993        1994        1995        1996        1996           1997
                                            -------     -------     -------     -------     -------     -------     -------------
Number of installed BioJect systems.....      13          46          79          171         238         238            345

---------------

(1) See Note 1 to Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in calculating net income (loss) per share.

(2) Adjusted to give effect to the sale of the 4,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $6.875 per share and the application of a portion of the net proceeds therefrom to repay approximately $4.3 million of outstanding debt. The foregoing calculations do not include (i) 2,455,451 shares of Common Stock subject to outstanding options at a weighted average exercise price of $3.07 per share,
    (ii) 2,597,075 shares of Common Stock subject to warrants at a weighted average exercise price of $3.22 per share and (iii) 408,583 shares subject to the Representatives' Warrants. See "Dilution," "Description of Securities" and "Underwriting."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL

     The Company develops, markets and sells proprietary biological and traditional chemical products that provide solutions for a wide variety of turf and crop problems in the golf and agricultural industries. The Company's principal products include proprietary products and distributed products. The Company's proprietary products include its patented BioJect system and its CalJect system, as well as its ClearLake and CleanRack systems. The Company's distributed products consist of traditional fertilizers and pesticides that are distributed through the Company's dealers and distributors.

     The Company significantly changed its focus and product mix after it moved its headquarters to San Diego from Nebraska in 1991. In 1991, a significant portion of the Company's revenues were generated by the sale of products which included fertilizer, nutrient and seed sales to golf courses. These products generated low gross margins due to significant competition. Shortly thereafter, the Company began to devote substantial resources towards the development of the BioJect system, which resulted in the Company generating net losses. As the BioJect system was developed, the Company began to focus its efforts on the marketing and sales of BioJect systems and microbial products, which have higher gross margins, and shifted away from lower margin sales of seed and fertilizer. In 1996, the Company began to rapidly expand its sales and marketing capabilities related to the BioJect system by hiring key personnel and acquiring regional distributors whose sales representatives had established relationships with potential BioJect customers. On May 31, 1996, the Company acquired both Turf Products, Ltd., currently operating under the name Eco Turf Products, Inc., ("Turf Products") and Turf Specialty, Inc. ("Turf Specialty"). In February 1997, the Company acquired substantially all of the assets of Turfmakers, Inc. ("Turfmakers"). The acquisition of these distributors significantly increased the volume of distributed products sold by the Company and lead to increased penetration of the BioJect system within the golf industry. In addition to its acquisitions of regional turf products dealers, the Company acquired Aspen Consulting, Inc. ("Aspen"), an irrigation design and planning firm, in September 1995.

     The BioJect system generates recurring revenues through customer leases of BioJect equipment and the sale of various microbial products. In September 1997, the Company sold certain of its equipment under operating leases to Eco Lease Partners, LLC, an unaffiliated investor group, for aggregate proceeds of $4.0 million. The Company then leased the BioJect units back from Eco Lease Partners under a 40-month lease agreement. The equipment is subleased to end-users, generally under one-year lease terms. The gain of approximately $300,000 on the sale has been deferred and will be amortized over the 40-month lease term. Revenues from leasing and subleasing arrangements are recognized based on the lease terms established with the customer which typically include monthly lease payments and a one-time installation fee. All of the Company's leases are terminable by the customer on 30 days' notice. The consumable microbial products are sold separately on a seasonal basis based on the type and number of microbial products selected and the desired frequency of application. The Company outsources the assembly of the BioJect systems to third parties that use parts sourced by the Company. As a result, during the assembly process, the equipment assets are held in the Company's inventory and are subsequently transferred to the Company's noncurrent assets thirty days after each BioJect system is installed. Each BioJect system is depreciated over seven years.

RESULTS OF OPERATIONS

     The following table sets forth certain items in the Company's consolidated statements of operations expressed as a percentage of revenues for the periods indicated.

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                  YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                ----------------------------     -----------------
                                                 1994       1995       1996       1996       1997
                                                ------     ------     ------     ------     ------
Revenues:
  Proprietary products........................    93.4%      85.0%      37.0%      39.3%      30.5%
  Distributed products........................     6.6       15.0       63.0       60.7       69.5
                                                ------     ------     ------     ------     ------
          Total revenues......................   100.0      100.0      100.0      100.0      100.0
Gross margin:
  Proprietary products........................    25.7       53.0       56.0       55.2       56.8
  Distributed products........................    24.9       15.0       29.3       27.2       24.9
  Total gross margin..........................    25.7%      47.3%      39.2%      38.2%      34.6%

     NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues. For the nine months ended September 30, 1997, revenues were $29.1 million, an increase of 216% compared to $9.2 million for the nine months ended September 30, 1996. The increase in revenues reflects an increase in both distributed and proprietary revenues.

     For the nine months ended September 30, 1997, revenues from sales of proprietary products were $8.9 million, an increase of 145% compared to $3.6 million for the nine months ended September 30, 1996. BioJect lease revenues were $1.0 million, an increase of 62% compared to $625,000 for the nine months ended September 30, 1996. Revenues from sales of BioJect menu items, primarily microbes, were $2.1 million, an increase of 106% compared to $1.0 million for the nine months ended September 30, 1996. The increase in revenues from BioJect leases and sales of menu items was due to an increase in the installed base of BioJect systems from 238 to 345 during the first nine months of 1997. Included in proprietary revenues for the nine months ended September 30, 1997 are $2.4 million of revenues from the sale leaseback transaction.

     For the nine months ended September 30, 1997, revenues from sales of CleanRack and ClearLake systems were $565,000, an increase of 52% compared to $371,000 for the nine months ended September 30, 1996.

     For the nine months ended September 30, 1997, revenues from Aspen were $1.2 million, an increase of 48% from $807,000 for the nine months ended September 30, 1996. The increase in Aspen's revenues resulted from an increase in the number of its consulting contracts.

     For the nine months ended September 30, 1997, revenues from other proprietary products, which consisted primarily of fertilizer and nutrient sales, were $1.0 million, an increase of 110% compared to $477,000 for the nine months ended September 30, 1996.

     For the nine months ended September 30, 1997, revenues from distributed products were $20.3 million, an increase of 262% compared to $5.6 million for the nine months ended September 30, 1996. The increase in distributed revenues reflects the Company's acquisitions and the opening of new distributor locations, as discussed above.

     Gross Profit. For the nine months ended September 30, 1997, the Company's gross profit was $10.1 million, an increase of 186% compared to $3.5 million for the nine months ended September 30, 1996. The increase in gross profit resulted from the increase in both distributed and proprietary revenues. For the nine months ended September 30, 1997, the Company's gross margin was 35% compared to 38% for the first nine months of 1996. The relative decline in gross margin for the first nine months of 1997 resulted from an increase in sales of distributed products which carry lower margins, as well as the sale leaseback transaction, for which the gain has been deferred.

     For the nine months ended September 30, 1997, the gross profit from proprietary products was $5.0 million, an increase of 152% compared to $2.0 million for the nine months ended September 30, 1996. The increase in the gross profit from proprietary products resulted from an increase in the number of installed

BioJect systems. For the nine months ended September 30, 1997, the gross margin on proprietary sales was 57% compared to 55% during the first nine months of 1996. The proprietary products gross margin for the first nine months of 1997 was favorably impacted by the product mix during the first nine months as the Company has chosen to focus on its BioJect product line, while being negatively impacted by the sale leaseback transaction.

     For the nine months ended September 30, 1997, the Company's gross profit from distributed products was $5.0 million, an increase of 231% compared to $1.5 million for the nine months ended September 30, 1996. The increase in the gross profit resulted from an increase in sales of distributed products, which, in turn, resulted from the acquisitions described above. For the nine months ended September 30, 1997, the gross margin on distributed products was 25% compared to 27% during the first nine months of 1996. The decline in the gross profit on sales of distributed products compared to the first nine months of 1996 resulted from a change in the distributed product mix.

     Selling, General and Administrative Expense. For the nine months ended September 30, 1997, selling, general and administrative expense was $7.9 million, an increase of 73% compared to $4.5 million for the same period for 1996. The increase in selling, general and administrative expense was due to additional overhead costs associated with the acquisitions discussed above.

     Research and Development Expense. For the nine months ended September 30, 1997, research and development expense was $189,000, a decrease of 46% compared to $353,000 for the nine months ended September 30, 1996. The decline in research and development expense during the first nine months of 1997 reflects the Company's decision to concentrate on the engineering and manufacture of the BioJect system.

     Interest Expense. For the nine months ended September 30, 1997, interest expense was $430,000, a decrease of 18% compared to $523,000 for the nine months ended September 30, 1996. The decrease in interest expense reflects a decrease in the average amount of debt outstanding.

     Amortization Expense. For the nine months ended September 30, 1997, amortization expense was $401,000, an increase of 132% compared to $173,000 for the nine months ended September 30, 1996. The increase in amortization expense resulted from an increase in the Company's goodwill associated with the previously discussed acquisitions.

     Net Income. For the nine months ended September 30, 1997, net income was $829,000 or $.06 per share compared to a loss of $2.4 million or $.40 per share during the first nine months of 1996.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO 1995

     Revenues. For the year ended December 31, 1996, revenues were $12.1 million, an increase of 222% compared to $3.8 million for the year ended December 31, 1995. The increase in revenues reflects increases in revenues from both the Company's proprietary and distributed products.

     For the year ended December 31, 1996, revenues from sales of proprietary products were $4.5 million, an increase of 40% compared to $3.2 million for the year ended December 31, 1995. The increase in proprietary revenues resulted from an increase in installations of the BioJect system. For the year ended December 31, 1996, revenues from BioJect leases were $681,000, an increase of 28% compared to $534,000 for the year ended December 31, 1995. For the year ended December 31, 1996, revenues from sales of BioJect menu items, primarily microbes, were $1.2 million, an increase of 31% compared to $942,000 for the year ended December 31, 1995. The increase in revenues from leases and sales of menu items resulted from an increase in the number of installed BioJect systems. At December 31, 1996, the Company had 238 BioJect systems installed, an increase of 39% compared to 171 installed at December 31, 1995. In addition, the Company increased the number of menu items available to customers in 1996 compared to 1995.

     For the year ended December 31, 1996, revenues from sales of CleanRack and ClearLake systems were $545,000, a decrease of 10% compared to $605,000 for the year ended December 31, 1995. For the year ended December 31, 1996, CleanRack sales increased by 101%, but these gains were offset by a decline of 53% in ClearLake revenues. The decline in the sales of ClearLake systems during the year ended December 31, 1996 resulted from a decline in unit sales while the Company redesigned the ClearLake system. While redesigning the ClearLake system, the Company did not actively market the ClearLake system.

     For the year ended December 31, 1996, revenues from sales of distributed products were $7.6 million, an increase of 1,258% compared to $562,000 for the year ended December 31, 1995. The increase in revenues from distributed products resulted from the acquisitions described above. Revenues from sales of distributed products reflect seven months of revenues from Turf Products and Turf Specialty of $3.0 million and $3.9 million, respectively.

     For the year ended December 31, 1996, revenues from Aspen's operations were $1.1 million, an increase of 212% compared to $353,000 for the year ended December 31, 1995. The Company acquired Aspen in September of 1995, and the results for the year ended December 31, 1995 represent only three months of operations.

     For the year ended December 31, 1996, revenues from other proprietary products, which consisted primarily of fertilizer, were $699,000, a decrease of 14% compared to $809,000 for the year ended December 31, 1995. The decrease resulted from the Company's decision to focus on the marketing of its BioJect system and its other proprietary products.

     Gross Profit. For the year ended December 31, 1996, gross profit was $4.7 million, an increase of 167% compared to $1.8 million for the year ended December 31, 1995. The increase in gross profit resulted from the increase in the Company's revenues described above. For the year ended December 31, 1996, gross margin was 39% compared to 47% for the year ended December 31, 1995. The decline in gross profit margin was due to the increase in sales of distributed products and a problem with the circuit boards for the BioJect system.

     For the year ended December 31, 1996, gross profit from proprietary products was $2.5 million, an increase of 48% compared to $1.7 million for the year ended December 31, 1995. The increase in gross profit from proprietary products resulted from an increase in revenues from proprietary products. For the year ended December 31, 1996, the gross profit margin on proprietary products was 56% compared to 53% during the year ended December 31, 1995. The increase in gross profit margin on the Company's proprietary products resulted from an increase in the proportion of sales of BioJect menu items, which carry higher margins than other proprietary products.

     For the year ended December 31, 1996, gross profit from distributed products was $2.2 million, an increase of 2,560% compared to $84,000 for the year ended December 31, 1995. The increase in gross profit from distributed product sales resulted from the acquisitions described above. For the year ended December 31, 1996, gross margin was 29% compared to 15% during the year ended December 31, 1995.

     Selling, General and Administrative Expense. For the year ended December 31, 1996, selling, general and administrative expense was $6.5 million, an increase of 151% compared to $2.6 million for the year ended December 31, 1996. The increase in selling, general and administrative expense resulted from the costs associated with the integration of the Company's acquisitions, an increase in the number of personnel at the Company and costs associated with the repair of a circuit board problem on the BioJect system.

     Research and Development Expense. For the year ended December 31, 1996, research and development expense was $475,000, an increase of 15% compared to $413,000 for the year ended December 31, 1995. The increase in research and development expense resulted from increased expenditures on the BioJect and ClearLake systems.

     Interest Expense. For the year ended December 31, 1996, interest expense was $1.1 million, an increase of 306% compared to $262,000 for the year ended December 31, 1995. The increase in interest expense resulted from an increase in the amount of debt outstanding. The amount of short and long term debt increased to $9.1 million at December 31, 1996, compared to $2.6 million at December 31, 1995.

     Amortization Expense. For the year ended December 31, 1996, amortization expense was $464,000, an increase of 931% compared to $45,000 for the year ended December 31, 1995. The increase in expense associated with the amortization of goodwill resulted from the acquisitions discussed above.

     Net Loss. For the year ended December 31, 1997, the net loss was $4.2 million or $.62 per share compared to $1.8 million or $.35 per share for the year ended December 31, 1995.

     FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994

     Revenues. For the year ended December 31, 1995, revenues were $3.8 million, an increase of 40% compared to $2.7 million for the year ended December 31, 1994. The primary cause of the growth was the increase in revenues from proprietary product sales.

     For the year ended December 31, 1995, revenues from proprietary product sales were $3.2 million, an increase of 27% compared to $2.5 million for the year ended December 31, 1994. The major reason for the growth in revenues from proprietary product sales was the growth in revenues associated with the Company's BioJect system. For the year ended December 31, 1995 BioJect system revenues were $1.5 million, an increase of 109% compared to $719,000 for the year ended December 31, 1994. The cause of the increase was due to an increase in revenues per BioJect system from approximately $10,000 to $11,000 as well as an increase in the number of systems installed. In 1995 the BioJect system was redesigned to distribute up to three microbial products on a daily basis. At December 31, 1995 the Company had 171 BioJect systems installed, an increase of 116% compared to 79 installed at December 31, 1994.

     For the year ended December 31, 1995, sales of the ClearLake system were $436,000, an increase of 315% compared to $105,000 for the year ended December 31, 1994. The increase in ClearLake revenues was due to an increase in the number of ClearLake systems sold from 13 to 30.

     For the year ended December 31, 1995, revenues from distributed products were $562,000, an increase of 218% compared to $177,000 for the year ended December 31, 1994. The increase in distributed product sales reflects an increase in foreign sales of distributed products.

     For the year ended December 31, 1995, the Company had revenues from Aspen of $353,000. The Company purchased Aspen in September of 1995.

     Gross Profit. For the year ended December 31, 1995, gross profit was $1.8 million, an increase of 158% compared to $690,000 for the year ended December 31, 1994. The increase in gross profit was due an increase in the Company's sales of proprietary products. For the year ended December 31, 1995 the gross margin was 47% compared to 26% for the year ended December 31, 1994. The growth of leases of BioJect system, the growth of sales of ClearLake systems, and the growth of sales of microbes for use in the BioJect and Clearlake systems, all of which have higher margins than fertilizers and grass seed, as well as the inclusion of Aspen in the Company's results, produced a significant change in product mix in 1995 that led to a substantial improvement in the gross margin of the Company.

     For the year ended December 31, 1995, gross profit from proprietary product sales was $1.7 million, an increase of 162% compared to $646,000 for the year ended December 31, 1994. For the year ended December 31, 1995, the gross margin for proprietary product sales was 53% compared to 26% for the year ended December 31, 1994. The increase in gross profit and gross margin was due to a favorable product mix. In 1995 more than 65% of the Company's proprietary product sales were generated from by the BioJect, ClearLake and CleanRack product lines versus approximately 43% in 1994. The gross margin on these products was significantly higher than the gross margins on the Company's fertilizer and seed sales.

     Selling, General and Administrative Expense. For the year ended December 31, 1995, selling, general and administrative expense was $2.6 million, a decrease of 4% compared to $2.7 million for the year ended December 31, 1994. The decline in selling, general and administrative expense was the result of a reduction in spending on the Company's mobile laboratory which was used to support fertilizer and nutrient sales.

     Research and Development Expense. For the year ended December 31, 1995, research and development expense was $413,000, an increase of 44% compared to $286,000 for the year ended December 31, 1994. The increase in research and development expense reflects the increased costs associated with a new generation of the BioJect system which was developed in 1995 and introduced to the market in 1996.

     Interest Expense. For the year ended December 31, 1995, interest expense was $262,000, an increase of 17% compared to $224,000 in 1994. The increase in interest expense was due to an increase in outstanding borrowings to $2.6 million at December 31, 1995 from $2.0 million at December 31, 1994.

     Net Loss. For the year ended December 31, 1995, the net loss was $1.8 million, or $.35 per share, a decrease of 35% compared to $2.8 million, or $.62 per share for the year ended December 31, 1994.

QUARTERLY RESULTS OF OPERATIONS

     The following tables present unaudited quarterly financial information for the eleven quarters ended September 30, 1997. The information has been presented by the Company on a basis consistent with the Consolidated Financial Statements included elsewhere in this Prospectus and includes all necessary adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the unaudited quarterly results when read in conjunction with the Consolidated Financial Statements and Notes thereto. These operating results are not necessarily indicative of results that may be expected for any subsequent periods.

                                                                          QUARTERS ENDED
                                  ----------------------------------------------------------------------------------------------
                                                FISCAL YEAR 1995                                 FISCAL YEAR 1996
                                  ---------------------------------------------    ---------------------------------------------
                                  MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                    1995        1995        1995         1995        1996        1996        1996         1996
                                  --------    --------    ---------    --------    --------    --------    ---------    --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Revenues:
 Proprietary products...........   $  806      $  929      $   731     $   729      $  963      $1,467      $ 1,196     $   857
 Distributed products...........      106          98          146         212         149       1,560        3,894       2,030
                                   ------      ------       ------     -------      ------      ------       ------     -------
       Total revenues...........      912       1,027          877         941       1,112       3,027        5,090       2,887
Cost of revenues:
 Proprietary products...........      378         456          343         325         500         641          484         346
 Distributed products...........       87          80          120         191         112       1,076        2,892       1,319
                                   ------      ------       ------     -------      ------      ------       ------     -------
       Total cost of revenues...      465         536          463         516         612       1,717        3,376       1,665
Gross profit....................      447         491          414         425         500       1,310        1,714       1,222
Operating expenses:
 Selling, general and
   administrative...............      632         620          765         567         974       1,697        1,870       1,948
 Research and development.......        4         156          104         149          41         234           78         122
                                   ------      ------       ------     -------      ------      ------       ------     -------
Income (loss) before interest,
 depreciation and
 amortization...................     (189)       (285)        (455)       (291)       (515)       (621)        (234)       (848)
 Depreciation and
   amortization.................       84          74          108          88         112         178          248         373
                                   ------      ------       ------     -------      ------      ------       ------     -------
Income (loss) from operations...     (273)       (359)        (563)       (379)       (627)       (799)        (482)     (1,221)
Interest expense................       66          65           41          90          56         136          331         541
                                   ------      ------       ------     -------      ------      ------       ------     -------
Net income (loss)...............   $ (339)     $ (424)     $  (604)    $  (469)     $ (683)     $ (935)     $  (813)    $(1,762)
                                   ======      ======       ======     =======      ======      ======       ======     =======
Net income (loss) per share.....   $(0.07)     $(0.08)     $ (0.11)    $ (0.08)     $(0.11)     $(0.15)     $ (0.11)    $ (0.23)
                                   ======      ======       ======     =======      ======      ======       ======     =======
Shares used in calculating net
 income (loss) per share........    5,155       5,217        5,544       5,933       6,018       6,174        7,459       7,566
                                   ======      ======       ======     =======      ======      ======       ======     =======
AS A PERCENTAGE OF REVENUES:
Revenues:
 Proprietary products...........     88.4%       90.5%        83.4%       77.5 %      86.6%       48.5%        23.5%       29.7%
 Distributed products...........     11.6         9.5         16.6        22.5        13.4        51.5         76.5        70.3
                                   ------      ------       ------     -------      ------      ------       ------     -------
       Total revenues...........    100.0       100.0        100.0       100.0       100.0       100.0        100.0       100.0
Cost of revenues:
 Proprietary products...........     41.5        44.4         39.1        34.5        45.0        21.2          9.5        12.0
 Distributed products...........      9.5         7.8         13.7        20.3        10.0        35.5         56.8        45.7
                                   ------      ------       ------     -------      ------      ------       ------     -------
       Total cost of revenues...     51.0        52.2         52.8        54.8        55.0        56.7         66.3        57.7
Gross profit....................     49.0        47.8         47.2        45.2        45.0        43.3         33.7        42.3
Operating expenses:
 Selling, general and
   administrative...............     69.4        60.4         87.2        60.2        87.6        56.1         36.8        67.5
 Research and development.......      0.4        15.2         11.9        15.8         3.7         7.7          1.5         4.2
                                   ------      ------       ------     -------      ------      ------       ------     -------
Income (loss) before interest,
 depreciation and
 amortization...................    (20.8)      (27.8)       (51.9)      (30.8)      (46.3)      (20.5)        (4.7)      (29.4)
 Depreciation and
   amortization.................      9.2         7.2         12.3         9.4        10.1         5.9          4.9        12.9
                                   ------      ------       ------     -------      ------      ------       ------     -------
Income (loss) from operations...    (30.0)      (35.0)       (64.2)      (40.2)      (56.4)      (26.4)        (9.6)      (42.3)
Interest expense................      7.2         6.3          4.7         9.6         5.0         4.5          6.5        18.7
                                   ------      ------       ------     -------      ------      ------       ------     -------
Net income (loss)...............    (37.2)%     (41.3)%      (68.9)%     (49.8)%     (61.4)%     (30.9)%      (16.1)%     (61.0)%
                                   ======      ======       ======     =======      ======      ======       ======     =======


                                           FISCAL YEAR 1997
                                  ----------------------------------
                                  MAR. 31,    JUNE 30,     SEPT. 30,
                                    1997        1997         1997
                                  --------    --------     ---------

                                  <
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Revenues:
 Proprietary products...........  $ 1,144     $ 2,788       $ 4,945
 Distributed products...........    2,785       8,512         8,968
                                  -------      ------        ------
       Total revenues...........    3,929      11,300        13,913
Cost of revenues:
 Proprietary products...........      214         543         3,073
 Distributed products...........    2,040       6,460         6,730
                                  -------      ------        ------
       Total cost of revenues...    2,254       7,003         9,803
Gross profit....................    1,675       4,297         4,110
Operating expenses:
 Selling, general and
   administrative...............    2,288       2,798         2,772
 Research and development.......      135          12            42
                                  -------      ------        ------
Income (loss) before interest,
 depreciation and
 amortization...................     (748)      1,487         1,296
 Depreciation and
   amortization.................      285         202           290
                                  -------      ------        ------
Income (loss) from operations...   (1,033)      1,285         1,006
Interest expense................      167          83           179
                                  -------      ------        ------
Net income (loss)...............  $(1,200)    $ 1,202       $   827
                                  =======      ======        ======
Net income (loss) per share.....  $ (0.12)    $  0.08       $  0.06
                                  =======      ======        ======
Shares used in calculating net
 income (loss) per share........    9,973      14,656        15,016
                                  =======      ======        ======
AS A PERCENTAGE OF REVENUES:
Revenues:
 Proprietary products...........     29.1 %      24.7 %        35.5%
 Distributed products...........     70.9        75.3          64.5
                                  -------      ------        ------
       Total revenues...........    100.0       100.0         100.0
Cost of revenues:
 Proprietary products...........      5.5         4.8          22.1
 Distributed products...........     51.9        57.2          48.4
                                  -------      ------        ------
       Total cost of revenues...     57.4        62.0          70.5
Gross profit....................     42.6        38.0          29.5
Operating expenses:
 Selling, general and
   administrative...............     58.1        24.8          19.9
 Research and development.......      3.4         0.1           0.3
                                  -------      ------        ------
Income (loss) before interest,
 depreciation and
 amortization...................    (18.9)       13.1           9.3
 Depreciation and
   amortization.................      7.3         1.8           2.1
                                  -------      ------        ------
Income (loss) from operations...    (26.2)       11.3           7.2
Interest expense................      4.3         0.7           1.3
                                  -------      ------        ------
Net income (loss)...............    (30.5)%      10.5 %         5.9%
                                  =======      ======        ======

LIQUIDITY AND CAPITAL RESOURCES

     Prior to its second quarter ended June 30, 1997, the Company had incurred net losses and negative cash flows from operations. Since its inception, the Company has financed its operations from revenues from sales of its products, sales of its Common Stock, borrowing from its principal shareholders and bank financing. In January 1997, the Company issued 3,795,000 shares of common stock at a price of $4.125 per share in an initial public offering of its shares. The Company received net proceeds of approximately $13,272,000 which were used for the purchase of Turfmakers, the reduction of debt and working capital purposes. During the first nine months of 1997, the Company used $4.9 million in cash relating to its operating activities. At September 30, 1997, the Company had working capital of $5.3 million.

     During 1996, the Company used $4.6 million in cash relating to its operating activities. The Company used $1.8 million to acquire Turf Products and Turf Specialties in May 1996. The Company generated $6.0 million of cash from financing activities during 1996. The financing activities consisted primarily of: $3.7 million of bridge notes issued in July 1996, of which $1.8 million were repaid and $1.9 million were converted in February 1997 subsequent to the Company's initial public offering, approximately $1.0 million from bank financing and approximately $1.3 million from loans from officers and shareholders.

     On September 30, 1997 the Company entered into a sale leaseback of certain of its equipment under operating leases which generated proceeds of $4.0 million. In addition, the Company expanded its existing line of credit with Imperial Bank to $5.0 million.

     The Company believes that the net proceeds from the Offering will be sufficient to finance its operations and future growth for at least the next twelve months. The Company intends to fund its future operations and growth through a combination of product revenues, borrowing available under the line of credit, and public or private debt or equity financing. However, there can be no assurance that such financing alternatives will be available under favorable terms, if at all.

QUARTERLY FLUCTUATIONS

     Eco Soil's operating results vary from quarter to quarter as a result of various factors. Virtually all of the Company's customers are located in the Northern Hemisphere and purchase greater quantities of microbes and distributed products during the spring, summer and fall months. As a result of low customer activity during the winter, the Company typically markets the BioJect system during the fourth and first quarters. As a result of these marketing efforts, the Company typically receives orders during the first and second quarters and installs BioJect systems during the second and third quarters. BioJect lease and installation revenues are recognized upon receipt of payment. Because of this sales cycle, the second and third quarters historically have accounted for approximately 30% and 35%, respectively, of annual revenues. The first and fourth quarters, by contrast, historically have accounted for approximately 10% and 25% of revenues, respectively. Operating expenses have tended to be independent of the quarterly sales cycle. As a result, operating expenses generally represent a higher percentage of sales in the first and fourth quarters as compared to the second or third quarters, and the Company may experience losses in the first and fourth quarters. Accordingly, results for any quarter are not necessarily indicative of results for any future period. The sales cycle for the BioJect system also makes it difficult to predict the number of BioJect systems that will be leased and the quantity of microbial product sales that will be sold until orders are received by the Company during the first half of the year. Sales of the Company's products also depend to some extent on the severity of weather patterns in the geographic areas served by the Company. Given these factors, it is difficult for the Company to accurately predict the level of demand for its products.

ACCOUNTING PRINCIPLES

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share. Under Statement No. 128, the Company will be required to present basic net income per share, which excludes the effects of dilutive common stock equivalents, and diluted net income per share. Basic net income per share is expected to be higher than the currently presented primary net income per share in periods of positive earnings due to the exclusion of dilutive stock options in its computation. Diluted net income per share is not expected to be materially different from the earnings per share amounts which would be computed under the current method.

     The Company is required to adopt Statement No. 128 in its fiscal quarter ending March 31, 1998, and at that time all historical net income per share data presented will be restated to conform to the provisions of Statement No. 128.

                                    BUSINESS
GENERAL

     Eco Soil develops, markets and sells proprietary biological and traditional chemical products that provide solutions for a wide variety of turf and crop problems in the golf and agricultural industries. The Company has developed its patented BioJect system for the distribution of naturally occurring microbes that complement or reduce the need for many chemical products currently used in golf and agricultural markets. By fermenting microbes at the customer's site and distributing them through the customer's existing irrigation system, the BioJect system provides customers with cost savings and mitigates the adverse environmental effects associated with chemical products. The Company initially has focused its sales and marketing efforts on the golf market, and recently has entered the agricultural crop and ornamental markets. To date, Eco Soil has installed 345 BioJect systems at customer sites, including such renowned golf courses as Congressional Country Club, Winged Foot Golf Club and Spyglass Hill Golf Club.

     By utilizing microbes that occur naturally in the environment, the BioJect system overcomes many of the problems associated with traditional chemical products. Traditional chemical products require repeated applications, which reduce the long-terms effectiveness of such products and have been shown to have adverse environmental effects. The BioJect system reduces the need for repeated chemical product applications, resulting in lower overall product and labor costs and increases the effectiveness of traditional chemical products. In addition, the Company believes that the use of microbes distributed through the BioJect system provides environmental benefits as compared to chemical product applications by limiting the exposure of humans to chemical products, reducing residual pesticide contaminants in plants and soil, and minimizing groundwater pollution.

     The BioJect system overcomes many of the obstacles that historically have hindered wide-spread use of microbes in the golf and agricultural industries. Biological products generally have been perceived as economically infeasible because of their short shelf life, rapid deterioration upon exposure to light or heat, specialized transportation requirements and need for daily, manual applications. By fermenting microbes at the customer's site and distributing them through the customer's existing irrigation system, the BioJect system preserves and protects the potency of microbes, significantly reduces shipping costs, controls the concentration of product and allows for automated daily application. Eco Soil knows of no other company pursuing this approach.

     The Company generates recurring revenues by leasing BioJect systems to customers and selling various microbial products for distribution through the system. The Company has entered into technology transfer agreements pursuant to which it has obtained rights to certain microbes for distribution through the BioJect system from leading biotechnology companies such as Mycogen Corporation, Abbott Laboratories and Encore Technologies, Inc. and major universities such as Michigan State University and the University of California, Riverside. Eco Soil currently offers BioJect customers a menu of six microbial products and intends to obtain rights to additional microbes.

MARKET OVERVIEW

     A survey performed by the National Golf Foundation indicates that in 1996 there were over 15,700 golf courses in the United States that purchased annually in excess of $425 million of chemical products. According to data reported by AGROW World Group Protection News, an industry publication, the total worldwide agricultural market for chemical products in 1996 was approximately $31.3 billion.

     Microbial products complement or reduce the need for traditional chemical products and offer a number of advantages. When microbes are applied as part of the normal irrigation cycle, chemical products can be used less frequently and at lower rates to address specific problems. This, in turn, reduces the total amount of chemical pesticides consumed, resulting both in cost savings and environmental benefits. Environmental benefits include reduced soil and groundwater contamination, slower resistance on the part of target plants and animals to chemical products and decreased contact by golf course personnel or farm workers with chemical products.

     Biological products generally have been perceived as economically infeasible because of their short shelf life, rapid deterioration when exposed to light or heat, specialized transportation requirements and the need for daily, manual applications. In addition, most biological and chemical products are applied manually by tank mixing the products in water and then manually spraying the products on the areas that need to be treated. Due to the need for manual application, this process is time consuming and labor intensive, especially when performed on large acreages. In the case of biological products, where more frequent applications are required than their chemical counterparts, the need for frequent manual applications has made biological products economically uncompetitive.

THE ECO SOIL SOLUTION

     The BioJect system overcomes many of the obstacles that have hindered wide-spread use of biological products in the turf and agricultural industries. By fermenting microbes at the customer's site and distributing them through the customer's existing irrigation system, the BioJect system preserves and protects the potency of microbes, significantly reduces shipping costs, controls the concentration of product and allows for automatic daily application. The "menu" of six microbial products offered by the Company allows it to address a variety of turf and crop problems and to customize treatment programs to meet customers' specific needs. The Company knows of no other company pursuing this approach. Some of the potential cost savings and environmental advantages of the BioJect system include the following:

     Potential Cost Savings

     - reduced amounts and frequency of use of chemical fungicides, herbicides, insecticides and fertilizers;

     - reduced labor costs compared to traditional methods of applying chemical and biological products by using irrigation water as a distribution medium;

     - reduced water consumption of up to 40% due to improved soil porosity and increased toxin remediation; and

     - increased seed germination rates, which may result in lower seed and fertilizer costs.

     Environmental Advantages

     - reduced soil and groundwater pollution;

     - fewer residual pesticide contaminants in plants and their byproducts;

     - immediate access to treated areas after application; and

     - lower toxicity to humans and non-target animals and plants.

STRATEGY

     The Company's strategy is to expand its leadership position in the distribution and sale of microbial products in the golf industry and to leverage its experience in this industry into agricultural crop and ornamental markets.

     Increase Penetration of Golf Markets. The Company currently has an installed base of 320 BioJect systems and 14 CalJect systems in the golf market. These BioJect systems are disbursed among 24 states and 7 countries. The Company intends to continue to focus its sales and marketing efforts on increasing the number of installations of its BioJect system and expanding the number of menu items sold to each customer. The Company also intends to utilize its installed base to further increase the volume of sales of distributed products. The Company believes that its strategy of leasing rather than selling BioJect systems promotes a more rapid expansion of its customer base by relieving its customers of having to make substantial capital investments. The Company believes that as it demonstrates the advantages of its proprietary products, the use of biological products in the golf industry will become more widespread and the Company will be well positioned to exploit new market opportunities.

     Establish Nationwide Sales and Distribution Network. Major golf course markets tend to be represented by a single sales organization that controls a significant portion of new product introductions and their subsequent penetrations into golf courses in their regions. This distribution network is highly regionalized and based strongly on individual relationships. The Company has made three acquisitions in regional markets including New England, the Chicago metropolitan area and Southern California. The Company intends to acquire additional dealers and distributors, to hire selected personnel and to integrate them into a single sales organization in order to enhance the Company's ability to market and sell its proprietary products, establish itself as a single source supplier to golf courses and increase its penetration into golf markets. The Company believes that this consolidation of golf dealers and distributors also may improve the Company's profitability through volume discounts.

     Expand into Agricultural Markets. The Company currently has an installed base of 25 BioJect systems and 8 CalJect systems in agricultural markets. Although the Company initially has focused on golf applications for the BioJect system, the Company has begun to focus on agricultural crop and ornamental markets. The Company currently is conducting tests of salt remediation products on tomato fields in Mexico and on strawberry fields and avocado and citrus groves in Southern California. The Company also is conducting tests with major universities on the effectiveness of its microbial products on certain pathogens found in the peanut, avocado and citrus industries. In addition, the Company has begun testing applications for ornamentals such as ferns and cut flowers with Novartis Crop Protection, Inc. If the Company's test programs prove successful, the Company intends to form strategic partnerships with various companies involved in the sale of products to the agriculture industry in order to jointly market products. In particular, the Company intends to devote significant resources to penetrating the ornamental markets because of the limited regulation of such markets.

     Increase Number of Microbial Menu Items. In order to maximize the revenues it generates from each BioJect system, Eco Soil intends to expand the selection of microbes it offers its customers. To this end, the Company has entered into discussions with various leading biotechnology companies and major universities to obtain rights to additional microbes. The Company also has increased its research and development efforts to determine which microbes will be suitable for distribution through the BioJect system.

     Further Develop International Markets. To date, the Company has sold 25 BioJect systems to customers in 6 countries outside the U.S., including 11 BioJect systems in Japan and 7 BioJect systems in Mexico. The Company believes that there is a significant opportunity to further develop its sales in international markets due to increased demand for alternatives to chemical products and heightened environmental awareness. The Company has established formal distribution relationships in Japan, Korea, Australia, Mexico, Canada, Brunei and South Africa. The Company also owns a 51% interest in a South African golf products distribution company. The Company intends to expand its international sales to additional markets, particularly within the Pacific Rim, through independent third party distributors or through joint ventures.

PRODUCTS

     The Company sells proprietary products and distributed products. The Company's proprietary products primarily include its patented BioJect system, its menu of six microbial products, its CalJect system and certain other proprietary products, including its ClearLake and CleanRack systems. The Company's distributed products consist of traditional fertilizers and pesticides that are distributed through the Company's dealers and distributors.

  Proprietary Products

     The Company's proprietary products consist of (i) the BioJect system, which automatically ferments and distributes microbes through irrigation systems, (ii) the CalJect System, which permits the injection of soil and water amendments into irrigation systems and (iii) other proprietary products, including the ClearLake and CleanRack systems.

  BioJect System

     The BioJect system permits the introduction of microbes into the soil with the required frequency and in a cost-effective and environmentally safe manner. Because biological products are subject to degradation upon exposure to high temperatures, light or long storage periods, the introduction of these microbes into the soil on a regular basis had not been economically feasible prior to the development of the BioJect system. The BioJect system overcomes the traditional problems associated with introduction of microbes into the soil by fermenting them at the customers' site during the day and then dispensing the microbes into the customer's irrigation system automatically at night. The BioJect system includes fermentation chambers, pumps, injectors and computer controls that coordinate the scale-up of microbial products and their injection into the customer's irrigation system. The BioJect system is equipped with hardware and proprietary software that allows the user to select or pre-program the microbe application rate and time of delivery through its user-friendly control panel. The system also automatically controls the amount of nutrients, dissolved oxygen, temperature and pH of the fermentation chamber to optimize the scale-up of microbial populations from a starter culture.

     The Company believes that its BioJect system will become the preferred distribution vehicle for many microbial products because it is able to overcome the poor shelf life characteristics that have previously prevented biological products from being practical alternatives or complements to chemical products.

     The BioJect system has been designed to apply up to three microbial products at a time. The Company is the sole supplier of all of the consumables (biologicals and media) that are required in its BioJect system, as well as hardware maintenance services. The BioJect system is the Company's primary product, and the Company intends to focus most of its efforts on enhancing the capabilities of and promoting the BioJect system to the golf industry and exploring potential expansion of its BioJect system into the agricultural ornamental and crop industries.

     The Company's installed base of BioJect systems has experienced rapid growth in recent years, as shown in the following table:

                                                      DECEMBER 31,                   SEPTEMBER 30,
                                        -----------------------------------------    --------------
                                        1992     1993     1994     1995     1996     1996     1997
                                        -----    -----    -----    -----    -----    -----    -----
Cumulative number of installed
  BioJect Systems...................     13       46       79       171      238      238      345

     The Company has sold or leased its BioJect system to some of the most famous and notable golf courses in the world, including the following:

    - Aviara Golf Club (CA)                      - Point-O'Woods Country Club (MI)
    - Baltimore Country Club (MD)                - Royal Brunei Golf and Country Club
    - Big Horn Country Club (CA)                   (Brunei)
    - Caledonian Golf Club (Japan)               - Skokie Country Club (IL)
    - Congressional Country Club (MD)            - Spyglass Hill Golf Club (CA)
    - John's Island Club (N,W&S) (FL)            - Sun City Resorts -- Gary Player Country
    - Jupiter Hills Club (FL)                      Club (S. Africa)
    - Leopard Creek Golf Course (S. Africa)      - Sun City Resorts -- Lost City Golf Course
    - Merion Golf Club (PA)                        (S. Africa)
    - North Shore Country Club (IL)              - Tres Vidas Golf Course (Mexico)
    - Pelican Hill Golf Club (CA)                - Westchester Country Club (NY)
                                                 - Monterey Peninsula Country Club (CA)
                                                 - Winged Foot Golf Club (NY)

     The Company offers a menu of six microbial products that can be delivered through its BioJect system. The BioJect system has evolved from delivering only bacteria of the Bacillus family to delivering a variety of microbial products. The Company licenses and/or acquires such microbes from universities and corporations. These products appear on the Company's BioJect menu and complement or reduce the need for many chemical fungicides, herbicides, insecticides and fertilizers. The consumable product in each menu item is generally a microbe, and each microbe is cultured in the BioJect system under a proprietary formula. Different microbes are used for different applications because their mode of action and performance varies.

     Set forth below is a table showing the name of each of the Company's microbial products, the Company's rights to the microbe, the source of the microbe and the application for each microbe.

    MICROBE NAME             SOURCE           COMPANY'S RIGHTS             USE            EXPIRATION DATES
--------------------  --------------------  --------------------  ----------------------  -----------------
Bascillus Spp.        Chr. Hansen, Inc.     Public domain         Improves soil porosity  Indefinite
                                                                  to enhance plant
                                                                  growth

Azosporillium         Encore Technologies,  Exclusive worldwide   Converts atmospheric    February 29, 2000
  brasilense Cd       Inc. ("Encore")       license for use       nitrogen into plant
                                            through the BioJect   available form;
                                            system                enhances root and top
                                                                  growth of plants

Cellulomonas Sps.     Encore                Public domain         Helps reduce thatch     Indefinite
                                                                  layer to enhance turf
                                                                  growth

Pseudomonas           Encore/Michigan       Assignment of rights  Promotes organic        Expiration date
  aureofaciens TX-1   State University      granted to Encore     matter degradation and  of underlying
  ("TX-1")                                  under exclusive       other activities in     patents
                                            worldwide license     the soil and turf
                                            from Michigan State   environment that
                                            University            minimizes the
                                                                  conditions conductive
                                                                  to the development of
                                                                  certain turfgrass
                                                                  diseases

Bascillus             Abbott Laboratories   Non-exclusive         Biological insecticide  Terminable upon
  thuringiensis                             distribution rights   for the control of      30 days notice
  (DiPel 2x)                                                      armyworms and sod
                                                                  webworms in turf (EPA
                                                                  Reg. No. 275-37)

Xanthomonas           Mycogen               Option through        Research Authorization  November 1, 1998
  campestris          Corporation/Michigan  November 1, 1998 to   and application for
                      State University      acquire rights        Experimental Use
                                            granted to Mycogen    Permit as a selective
                                            under exclusive       postemergent
                                            worldwide license     biological control of
                                            from Michigan State   Poa annua
                                            University

     The Company has obtained exclusive rights to several microbes pursuant to a license and supply agreement with Encore and certain assignments of intellectual property made by Encore to the Company. The license and supply agreement provides for an exclusive, worldwide, royalty-free license to use, sell and distribute Azospirillum brasilense Cd for application through the BioJect system. In addition, Encore has assigned to the Company all of Encore's rights to media (proprietary material formulations used to promote fermentation and multiplication of microbial products in the BioJect system) and rights to Pseudomonas aureofaciens TX-1 that Encore obtained under a license agreement with Michigan State University. Under the license and supply agreement with Encore, Encore is obligated to produce cultures of microbial products suitable for fermentation in BioJect systems ("Inoculum"), and the Company has agreed to purchase certain minimum amounts of Inoculum from Encore.

     To increase the menu of items for use in its BioJect system, the Company intends to enter into additional licensing agreements with leading biotechnology companies and major universities once new microbial products have been proven effective. To meet the technical challenges associated with the task of optimizing the scale-up of these distinct microbes within the BioJect system and distributing them within the irrigation cycle, the Company has entered into research and development agreements with companies specializing in fermentation of microbes. The Company also intends to bring more technical expertise in-house in order to evaluate new microbial products, maximize the value of its programs and gain more expertise in the area of registration and labeling requirements.

  CalJect System

     The Company's CalJect system permits the injection of soluble soil and water amendments into irrigation systems. The Company has developed ESSI Soluble Gypsum, a soil amendment, specifically for distribution through the CalJect system. ESSI Soluble Gypsum combats water salinity, soil alkalinity and bicarbonate problems most often encountered by golf courses and growers in the western United States and Mexico. The Company believes that use of the CalJect system and ESSI Soluble Gypsum can reduce golf courses' and growers' water consumption and improve turf quality and crop yields. The Company currently has an installed base of 22 CalJect systems.

     As golf courses and growers irrigate with poor quality water, salts accumulate in their soils. These salts damage soil and roots, reducing turf quality and crop yields. The Company believes that approximately 20% of water used on golf courses in the western United States is used to leach the excess salt that accumulates in the soil. Eliminating the need for such extra water could mean significant savings for such golf courses. In addition, alkaline soils typically found in the western United States and Mexico harm turf and crops by stressing roots, blocking nutrient uptake and impeding water infiltration. The CalJect system provides for automatic application of water and soil amendments through irrigation systems to address such problems.

     The CalJect system converts the Company's water and soil amendment products, including ESSI Soluble Gypsum, into solution form and injects them into an irrigation system. The Company designs and implements a customized CalJect program for each of its customers based on soil and water test results. The Company monitors the success of each program and prepares a soil and water analysis for each customer. Independent consultants make on-going recommendations based on the results of such analyses.

  Other Products

     The Company also offers a ClearLake system, a pond and lake restoration system, and CleanRack system, an equipment wash rack and water treatment system that reclaims contaminated equipment wash water, making it suitable for recycling or discharge. The ClearLake system is a patented system that is designed to improve the aesthetics and water quality of water used for both irrigation and ornamental ponds and lakes. The ClearLake system has been designed for lakes which are particularly difficult to keep clean because the constant inflow of contaminants and nutrients into the lake is too high for the lake's ecosystem to stay in balance. The Company's CleanRack system cleans the water that is typically used to wash golf course equipment and recycles it for use. If the water is reused without treatment, it often contributes to mechanical breakdowns and can pose serious health risks to those with whom it comes into contact. The CleanRack system is designed to decontaminate wash water so that it complies with applicable state and federal environmental and safety regulations and is suitable for discharge or can be safely recycled.

  Distributed Products

     In addition to the proprietary products described above, the Company also sells a complete line of traditional chemical fertilizers and pesticides and other turf maintenance products through the dealers and distributors owned by the Company. In order to meet all of its customer's turf maintenance needs, the Company's distributors keep in stock an inventory of branded pesticides, fertilizers, seed, and other necessary products from many agricultural manufacturers. Such products include fertilizers from Lebanon Chemical Corporation, The Doggett Corp., Growth Products Ltd., Plant Marvel Laboratories, Inc., The Anderson's, Vicksburg Chemical Company, IMC Vigoro and pesticides from Bayer Corporation, Novartis Corporation, ISK Biotech Corporation, PBI Gordon Corporation, Kincaid Enterprises, Rhone-Poulenc AG Company and Rohm and Haas Company.

SALES AND DISTRIBUTION

     Since May 1996, the Company has focused on establishing sales and distribution capabilities by acquiring independent turf products dealers and distributors and integrating them into a single, nationwide sales organization to promote sales of the Company's BioJect and CalJect systems to golf courses. To date, the Company has acquired three independent golf product distributors, which are located in New England, the

Chicago metropolitan area and the Palm Springs area. The Company also has hired sales and other key personnel to establish a regional presence in Southern California and Pennsylvania. The Company currently has 38 sales and marketing personnel divided among three sales regions covering the eastern, midwestern and western parts of the United States. Each region has its own general manager responsible for maintaining customer satisfaction and expanding the Company's customer base.

     Consistent with the Company's strategy of concentrating initially on golf course markets, the Company has not sought to acquire agricultural product distributors. To date, the Company has distributed BioJect and CalJect systems to agricultural markets through testing programs and direct sales efforts.

  Distribution to Golf Markets

     In general, major golf course markets are represented by a single sales organization that controls a significant portion of new product introductions and their subsequent penetrations into golf courses in their regions. Prior to the Company's initial dealer acquisitions in May 1996, the Company sold its proprietary products primarily through direct sales efforts and relationships with certain regional dealers. By expanding its distribution capabilities using full-service turf products dealers, the Company has been able to leverage existing distributor relationships to more effectively sell its proprietary systems.

     In early 1996, the Company initiated its strategy of consolidating its golf distribution network through acquiring independent products distributors and hiring key sales personnel. On May 31, 1996, the Company acquired Turf Products, a Chicago-based company that markets and sells fertilizers, pesticides, grass seed and soil amendments to golf courses throughout the greater Chicago metropolitan area, and Turf Specialty, a New Hampshire-based company that markets and sells similar products to golf courses and municipalities throughout the New England region. On February 19, 1997, the Company acquired substantially all of the assets of Turfmakers, a turf products distributor in the Palm Springs area. Turf Products, Turf Specialty and Turfmakers are established in the turf maintenance industry for golf course markets in the greater Chicago, New England and Palm Springs areas, respectively. While other dealers in these markets generally compete for market share through aggressive pricing, the Company has adopted a value-added, customer service focus, which is essential for introducing technologically-advanced, proprietary products such as the BioJect system.

     The Company expects to increase its market penetration in the geographic areas served by its dealers and distributors by hiring additional sales personnel as well as opening satellite warehouses to serve new customers. In February 1997, the Company hired sales people and related personnel in San Diego and established a distribution operation in Southern California. In March 1997, the Company hired six sales people in Pennsylvania, enabling the Company to penetrate that market.

     The Company currently is exploring the possibility of acquiring additional distributors and making additional strategic hires in areas of the United States not currently serviced by the Company. When reviewing an acquisition candidate, the Company looks for the following characteristics: (i) strength of the candidate's management team and sales ability; (ii) the geographic location of the candidate; (iii) the products sold by the candidate; and (iv) the profitability of the candidate's business. In most cases, the Company seeks to keep the candidate's management in place for a period of time.

     The Company believes that the establishment of the Company's regional sales and distribution network will offer several benefits to the Company, including
(i) improved profitability due to increased sales of proprietary products; (ii) improved overall financial results due to consolidated operations; (iii) increased margins through volume discounts; and (iv) increased visibility in golf markets and greater credibility in larger markets such as the agricultural crop and ornamental industries.

     Although the Company has shifted its focus to expanding sales through the Company's acquired dealers and distributors, the Company maintains relationships with seven independent distributors. The Company supplements the sales efforts of its acquired distributors, other regional distributors and its direct sales force through seminars given by members of the Company's Scientific Advisory Board on the benefits and efficacy of microbial products.

  Distribution to Agricultural Markets

     The Company currently has an installed base of 25 BioJect systems and 8 CalJect systems in agricultural markets. Although the Company initially focused on turf applications for the BioJect system, the Company has begun to focus on agricultural crop and ornamental markets. The Company currently has three full time sales people dedicated to agricultural markets.

     As part of its strategy to penetrate agricultural markets, the Company has begun testing combined applications of the Bacillus Spp. microbe through the Bioject system and Eco Soil's soluble gypsum through the CalJect system to address soil salinity problems. The Company currently is conducting tests of its salt remediation products on tomato fields in Mexico and on strawberry fields and avocado and citrus groves in Southern California. The Company also is conducting tests with the University of Texas on the effectiveness of microbial products on certain pathogens found in the peanut industry and with the University of California, Riverside, on pathogens found in the avocado and citrus industries. The Company intends to expand the number of trials on food crops and apply for regulatory approval for products which are found to be effective. In addition, the Company has begun testing applications on ornamentals such as ferns and cut flowers with Novartis Crop Protection, Inc.

     If the Company's test programs prove successful, the Company intends to form strategic partnerships with various companies involved in the sale of products to the agriculture industry in order to jointly market products. The Company does not anticipate building a significant direct sales force for its products in the agriculture industry.

RESEARCH AND DEVELOPMENT

     The Company has not engaged in its own research and development with respect to the discovery of microbial products. Instead, the Company has obtained rights to microbial products that have been proven effective for applications in the turf maintenance and agricultural crop and ornamental industries. Much of the Company's in-house research and development effort is targeted at determining which microbes will be suitable for distribution through the BioJect system and the engineering of the fermentation and product delivery features of the BioJect system. The Company spent approximately $413,000 and $475,000 on research and development for the years ended December 31, 1995 and 1996, respectively. The Company believes its strategic objectives can best be met by combining its in-house product development efforts with the licensing of technology and the establishment of research collaborations with scientists at academic institutions and at companies working in related fields.

GOVERNMENT REGULATION

     The Company is subject to laws and regulations administered by federal, state and foreign governments, including those requiring registration or approval of fertilizers, pesticides, water treatment products and product labeling. To date, with the exception of its bascillus thuringiensis product which is an EPA registered pesticide, the Company has marketed its microbial products as soil amendments. The Company believes future sales will be strengthened if the Company can secure approval of individual microbes as pesticides.

     In most countries, governmental authorities require registration of pesticides before sales are allowed. In the United States, the EPA regulates pesticides under the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"). Pesticides are also regulated by the individual states such as California which has its own extensive registration requirements. In order to market pesticide products outside the United States, the Company must receive regulatory approval from the authorities of each applicable jurisdiction. In addition, the EPA under the Federal Food, Drug and Cosmetic Act ("FFDCA") establishes standards for residues in food to protect health.

     Detailed and complex procedures must be followed in order to obtain approvals under FIFRA to develop and commercialize a pesticide product. A separate registration application must be submitted to the EPA for each microbial product and must list each pest for which the product will be used. Evaluation data for the registration include, but may not be limited to, non-target organism testing, environmental data, product analysis and residue chemistry, and toxicology (hazards to human beings and domestic animals).

     The EPA has established reduced testing requirements for registration of microbial pesticides, which are set out in Subdivision M of the EPA's Pesticide Assessment Guidelines. Microbial pesticides are currently subject to a three-tier toxicology testing procedure, and a four-tier environmental evaluation process. If results of toxicology and environmental Tier 1 tests do not suggest health and safety concerns, then subsequent tier testing is not required. Additional tests may be required, however, in response to any questions which may arise during any tier of testing. Registration of the Company's pesticidal products may take up to two years including the time necessary for collection of the necessary product data. The cost of registration is typically less than $500,000. In contrast, synthetic chemical pesticides require much more extensive toxicology and environmental testing to verify product safety prior to receiving registration, which the Company estimates can take a total of five to seven years or longer and can cost $5 to $10 million or more. Chemical pesticides that are already registered are also being subjected to additional testing requirements.

     In July 1992, the EPA announced its "Reduced Risk Pesticide Policy" initiative and is in the process of developing criteria for streamlining the regulatory process. In June 1993, the Clinton Administration announced its commitment to reduce the use of pesticides and promote sustainable agriculture in the United States. The EPA, the United States Department of Agriculture (the "USDA") and the FDA are all considering regulatory reforms. In testimony before Congress on September 21, 1993, the administrators of the USDA, the FDA and EPA stated their intentions to work jointly to reduce risk associated with pesticides and to facilitate the availability of alternative effective pest control products. These policy initiatives and legislative reviews could in the future accelerate the registration of biopesticides meeting "reduced risk" criteria, but there can be no assurance of the impact or timing of these initiatives.

     FIFRA allows laboratory and greenhouse testing and, usually, small-scale field testing to be conducted prior to product registration, to evaluate product efficacy and to gather data necessary to support an application. An Experimental Use Permit ("EUP") must be obtained from the EPA to conduct large-scale field testing prior to product registration. An EUP is required for testing in one or more land sites greater than ten cumulative acres. Issuance of an EUP normally requires satisfactory completion of certain toxicology and environmental studies. Field testing of certain microbial agents may require the approval of the Animal and Plant Health Inspection Service ("APHIS"), an office of the USDA. APHIS approvals are granted on a site specific basis, and additional state approvals may also be required.

     With the exception of its bascillus thurnigiensis product which has been registered with the EPA by the Company's licensor, the Company has not received approvals for the use of any of its products as pesticides. The Company is currently testing its Xanthomonas product that it intends to market as a pesticide, has applied for an EUP and expects to apply for formal approval by the EPA and certain state authorities in the future.

     For marketing and use of its products outside the United States, the Company will be subject to foreign regulatory requirements. Such requirements vary widely from country to country. In some instances foreign government approval may require different or additional testing data than that required by the EPA. Failure to achieve such registration would prevent the Company from marketing its unregistered products as pesticides in those jurisdictions where approval is not granted. While the Company exports certain of its microbial products outside the United States, it does not currently market any of its products as pesticides in any foreign countries.

     In addition, the Company is currently subject to the Occupational Safety and Health Act, the National Environmental Policy Act, the Toxic Substance Control Act, the Resource Conservation and Recovery Act, the Clean Air Act and the Clean Water Act and may be subject to other present and potential future federal, state or local regulations. From time to time, governmental authorities review the need for additional laws and regulations for pesticide products that could, if adopted, apply to the business of Eco Soil. The Company is unable to predict whether any such new regulations will be adopted or whether, if adopted, they will adversely affect its business. See "Risk Factors -- Government Regulation."

PATENTS AND PROPRIETARY RIGHTS

     The Company's success is dependent in large measure upon its ability to obtain patent protection for its products and to maintain confidentiality and operate without infringing upon the proprietary rights of third parties. The Company has obtained and is seeking additional U.S. and foreign patents covering both the process of automatically inoculating irrigation water with biological products and the equipment, namely the BioJect system, used in such process. Specifically, in 1993 the Company was granted two U.S. patents that relate to the inoculation process and the related equipment. In 1995, the Company was granted an additional patent relating to the automatic inoculation of irrigation water through the use of a BioJect system designed to "cleanse" itself so that it may grow, culture and dispense distinct microbes or combinations of microbes on a daily basis. The 1995 patent also expanded the scope of the invention to include irrigation systems covering all types of vegetation, in addition to turf. In August 1995, the Company submitted another patent application that covers a system that is designed to grow and inject distinct microorganisms or combinations of microorganisms selected on a preprogrammed basis. This application is still pending.

     In addition to the patent applications described above, the Company has registered or applied for registration of a number of trademarks used in its business, including the trade names "BioJect" and "CalJect." The Company also relies on trade secrets and proprietary know-how. See "Risk Factors -- Patents, Proprietary Technology and Licenses."

MANUFACTURING AND SUPPLY

     A majority of the parts and components utilized in the BioJect and CalJect systems are standardized industrial components. The computer controls and the fermentation tank used in the BioJect system are designed and manufactured to Company specifications by third parties. The Company has no contracts for supply of parts and components used in its systems. Instead, the Company submits purchase orders for such items as needed. Parts and components are shipped directly to the Company's third-party assemblers for assembly and testing, and the Company's product management team oversees the assembly and testing process. The completed BioJect and CalJect systems are shipped by the assemblers to the Company's distributors or directly to customers. The Company believes that it is not dependent on any single manufacturer or source of supply.

     The Company has established relationships with third party fermentation specialists that prepare base cultures of microbes for fermentation and distribution through the BioJect system. The Company maintains starter cultures for each of its microbes to use for ongoing testing purposes and as a backup culture supply.

     The Company obtains distributed products directly from manufacturers. The Company does not have any long-term distribution agreements with distributed product manufacturers. The Company maintains an inventory of distributed products and submits purchase orders on an as-needed basis. The Company is an approved distributor for various well-known pesticide, fertilizer and seed manufacturers, including IMC Vigoro, Bayer Corporation, Novartis Corporation and Rhone-Poulenc AG Company.

COMPETITION

     The Company's principal competitors with respect to its primary products are described below:

  BioJect System

     The Company's BioJect system competes against traditional chemical insecticides and fungicides, chemical soil penetrants, acid injection systems, and the direct, manual application of cultured microbial products. Although the Company believes that none of its competitors offers an automated means of regularly applying microbial products to turf and crops in an effective manner, many of the Company's competitors have substantially greater financial, technical and personnel resources than the Company and include such well-established companies as Novartis Corporation, Rhone-Poulenc AG Company, the Dow Chemical Company, O.M. Scotts & Sons, Inc., Lesco, Inc., and The Toro Company, as well as a number of smaller local and regional competitors. The Company competes against traditional technologies on the basis of its delivery mechanism and bioaugmentation expertise. An important factor in the long-term competitiveness of the BioJect system may be the timing of and extent of the Company's penetration into golf and agricultural markets compared to the market penetration achieved by companies offering competing products for microbial distribution. Such timing will be based on the effectiveness with which the Company or the competition can complete product testing and approval processes and supply quantities of its products to market. Competition among microbial distribution products is expected to be based on, among other things, product effectiveness, safety, reliability, cost, market capability and patent protection.

  CalJect System

     The CalJect system competes against a number of products for applying gypsum onto soil to improve water penetration through soil. At least one of the Company's competitors in the market for gypsum distribution, Soil Solutions, has greater name recognition in the soil amendments market and has significantly more installed units. Soil Solutions' machine, like the Company's CalJect system, injects gypsum directly into customers' irrigation systems. Competition among gypsum distribution products is based on, among other things, cost, name recognition, product effectiveness and reliability.

  Distributed Products

     In markets for distributed products, the Company competes against distributors of traditional chemical products. Many of these competitors have substantially greater financial, technical and personnel resources than the Company and include such well-established companies as Lesco, Inc., Terra Companies, Inc., Con-Agra, Inc. and Wilbur-Ellis Company. The Company competes on the basis of price, name recognition, convenience and customer service with distributors of traditional chemical products. See "Risk Factors -- Competition."

PERSONNEL

     As of September 30, 1997, the Company had 122 full-time employees, consisting of ten in general management, 38 in sales and marketing, 37 in customer service, three in research and development, and 34 in finance and general administrative activities. None of the Company's employees is represented by a labor union or is covered by a collective bargaining agreement. The Company has not experienced work stoppages and believes that it maintains good relations with its employees.

FACILITIES

     The Company's headquarters consist of 21,000 square feet located in San Diego, California. The Company currently leases this building for warehouse, sales and marketing, product development and administrative purposes. The Company's lease for such space provides for base lease payments of $14,284 per month, plus operating expenses, and expires in October 1999. The Company currently is seeking new space to replace the Company's current office and warehouse space in San Diego. The Company does not own any real property.

     The Company's Florida subsidiary, Eco Soil Systems, Inc. (Florida), occupies 5,000 square feet of office and warehouse space. Aspen leases 2,145 square feet in San Diego, California and 1,245 square feet in Phoenix, Arizona. The sales organizations recently acquired, Turf Products, Turf Specialty and Turfmakers, each have office and warehouse space. Turf Products leases 6,500 square feet in Chicago, Turf Specialty leases 10,000 square feet in northern New Hampshire, 10,000 square feet in York, Pennsylvania and 4,500 square feet in Gibsonia, Pennsylvania, and Turf Partners leases 14,128 square feet in Palm Desert, California.

LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings and is not aware of any material proceedings that are contemplated by any third party or governmental authority.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors, executive officers and key employees of the Company and their ages as of September 30, 1997 are as follows:

         NAME              AGE                           POSITION
-----------------------    ---     ----------------------------------------------------
William B. Adams(1)        51      Chairman of the Board and Chief Executive Officer
Douglas M. Gloff(1)        50      President, Chief Operating Officer and Director
Jeffrey A. Johnson(2)      41      President and General Manager of Golf Division and
                                   Director
L. Jean Dunn, Jr.          42      Chief Financial Officer and Secretary
Dr. Thomas C. Quick        42      Vice President, Agriculture
John M. Doyle              39      Vice President of Product Management
Dr. David A. Odelson       43      Director of Research and Development
Nicholas R. Spardy         34      Vice President of Turf Partners Western Region
Kevin P. Lyons             41      Senior Vice President and Co-General Manager, Turf
                                   Specialty
David W. Schermerhorn      38      Senior Vice President and Co-General Manager, Turf
                                   Specialty
Walter W. Fuchs            57      Vice President and General Manager, Turf Products
Bradley K. Edwards(3)      38      Director
S. Bartley Osborn(3)       55      Director
William S. Potter(2)       51      Director

---------------

(1) Class I director; term expires in 1999.

(2) Class II director; term expires in 1998.

(3) Class III director; term expires in 2000.

     WILLIAM B. ADAMS has served as Chairman of the Board and Chief Executive Officer of the Company since March 1991. Mr. Adams is also currently Chairman of Orphan Medical, Inc., a publicly traded spinoff of Chronimed, Inc., a publicly held medical products company. Despite his position with Orphan Medical, Inc., Mr. Adams dedicates substantially all of his time to the Company. From 1985 to 1994, Mr. Adams was Chairman of the Board of Chronimed. Prior to his involvement with the Company, Mr. Adams founded WBA Consultants, Ltd., a management consulting firm, in 1980 and participated as chief executive officer in corporate turnarounds. From August 1989 to February 1991, Mr. Adams was Executive Chairman of Printrak, Inc., a publicly held developer of specialized identification systems used by the law enforcement community. From April 1986 to April 1988, Mr. Adams was President and Chief Executive Officer of Check Technology Corporation, a manufacturer of electronic printing equipment. Mr. Adams received his B.A. from Texas Tech University.

     DOUGLAS M. GLOFF joined the Company as Executive Vice President in January 1994 and became a director of the Company in August 1995. Mr. Gloff has served as the Company's President and Chief Operating Officer since April 1997. Mr. Gloff shares many of the executive management duties of the Company with Mr. Adams. Prior to joining the Company, Mr. Gloff acted as a consultant from 1992 until January 1994. From 1978 to 1992, he served in various capacities with U.S. Surgical, Inc., a publicly held supplier of medical instruments used in surgery, culminating in the position of Director of Sales for the western area. Mr. Gloff received his B.A. and M.B.A. from Indiana University.

     JEFFREY A. JOHNSON has served as a director of the Company since March 1991 and has served as President and General Manager of the Company's Golf Division since April 1997. Mr. Johnson served as President and Chief Operating Officer of the Company from March 1991 to April 1997 and as Secretary from March 1991 to June 1997. Prior to his involvement with the Company, Mr. Johnson was a partner and employee of WBA

Consultants, Ltd. from 1986 until March 1991. Mr. Johnson was also a Vice President of Printrak, Inc., a computer systems manufacturer, from 1989 to 1991 and Vice President of Corporate Development of Check Technology Corporation, a manufacturer of electronic printing equipment, from 1986 to 1988. From 1983 to 1986, Mr. Johnson was Vice President of Corporate Finance for Craig Hallum, Inc., an investment banking firm based in Minneapolis, Minnesota. Mr. Johnson received his B.A. and M.B.A. from the University of Minnesota.

     L. JEAN DUNN, JR. joined the Company as Chief Financial Officer in May 1996. Mr. Dunn has served as the Company's Secretary since June 1997. From 1992 to 1996, Mr. Dunn had been a partner in Capital Advisors LLC, an investment banking firm. Prior to that, Mr. Dunn was a Vice President at Mitsubishi Bank in New York from 1989 to 1992, and a Vice President at Banque Paribas, an investment bank, in Los Angeles and New York from 1982 to 1989. Mr. Dunn received his B.A. from the University of California, San Diego and his M.B.A. from the Columbia University Graduate School of Business.

     DR. THOMAS C. QUICK has served as the Vice President, Agriculture of the Company since September 1996. From October 1994 to August 1996, he served as an International Product Manager, Biopesticides, for Abbott Laboratories, a pharmaceutical company. Prior to that, he served in various capacities with Mycogen Corporation, an agricultural bio-tech company, from May 1987 until March 1994, culminating in the position of Technical Sales Representative. Dr. Quick received his B.S. from the University of California, Riverside and a Ph.D. in Agriculture from the University of Wisconsin, Madison.

     JOHN M. DOYLE joined the Company in May 1994 as the Company's Vice President of Product Management. Mr. Doyle is responsible for product and technology acquisition, regulatory issues, production, marketing and communication materials, product testing and sales support for the BioJect system. Prior to joining the Company, Mr. Doyle spent seven years in various positions with Ringer Corporation, a supplier of natural turf maintenance products based in Minneapolis, Minnesota, culminating in the position of Vice President of Product Development. Mr. Doyle received his B.S. and M.S. in Horticulture from the University of Nebraska.

     DR. DAVID A. ODELSON joined the Company in November 1996 as the Company's Director of Research and Development. From May 1995 to April 1996, he was a Visiting Scientist at Pharmacia & Upjohn Co., a pharmaceutical company. From September 1989 to April 1995, he worked as a Co-Investigator at NSF Science and Technology Center for Microbial Ecology and as an Assistant Professor at Central Michigan University. Dr. Odelson received his B.S. in Microbiology from the University of Illinois and his Ph.D. in Microbiology from Michigan State University.

     NICHOLAS R. SPARDY joined the Company in January 1997 as Vice President of Turf Partners Western Region. From April 1991 to January 1997, Mr. Spardy served as Branch Manager of Wilbur-Ellis, a turf and agriculture distribution company, where he was responsible for sales of products to golf courses. Mr. Spardy obtained his B.S. in Ornamental Horticulture from Cal State Polytechnic, Pomona and is a certified agronomist.

     KEVIN P. LYONS has served in various capacities with Turf Specialty since October 1985, culminating in his current position of Senior Vice President and Co-General Manager. The Company acquired Turf Specialty in May 1996. Prior to joining Turf Specialty, he was a Senior Technical Representative for O.M. Scott & Sons, Inc., a chemical and fertilizer manufacturer, from February 1980 until October 1985. Mr. Lyons received his B.S. in Turfgrass Management from the State University of New Jersey.

     DAVID W. SCHERMERHORN has served in various capacities with Turf Specialty since October 1987, culminating in his current position of Senior Vice President and Co-General Manager. Prior to joining Turf Specialty, he was a Technical Representative for O.M. Scott & Sons, Inc. from October 1985 until October 1987. Mr. Schermerhorn received his B.S. from the University of Massachusetts.

     WALTER W. FUCHS founded Turf Products in February 1969 and currently serves as the Vice President and General Manager of Turf Products, which has been a wholly owned subsidiary of the Company since May 1996. He was an original member of the Independent Turf and Ornamental Distributors Association

(ITODA), the principal association of golf course and nursery product distributors. Mr. Fuchs received his B.A. from Iowa State University.

     BRADLEY K. EDWARDS has served as a director of the Company since July 1991. Since January 1993, Mr. Edwards has been a general partner of Heartland Capital. Heartland Capital is the successor to the Nebraska Research and Development Authority (the "NRDA"), a state-sponsored venture capital entity that was an original investor in the Company. From November 1989 to January 1993, Mr. Edwards was employed by the NRDA, initially as a fund manager and later as its President.

     S. BARTLEY OSBORN has served as a director of the Company since November 1991. Mr. Osborn is currently Chairman of the Board of Directors of the Fairway Foundation, a nonprofit foundation dedicated to teaching the game of golf to inner-city children in Minneapolis, Minnesota. From 1965 through 1982 Mr. Osborn held various management positions at EcoLab, Inc., a Fortune 500 specialty chemical manufacturer based in Minneapolis, Minnesota. Mr. Osborn is a trustee of the IC Koran foundation, which assists employees of EcoLab through scholarships for its children and through financial hardship assistance.

     WILLIAM S. POTTER served as a director of the Company since August 1992. Since 1988, Mr. Potter has also been President of Rugged Rigger, Inc., a personal services corporation. From 1970 to 1988, Mr. Potter worked in various capacities for H.M. Stevens Incorporated, a national food service and catering company specializing in sporting events, culminating in the position of Operational Vice President.

CLASSIFIED BOARD OF DIRECTORS

     The Company's Amended and Restated Articles of Incorporation provide for the Company's Board of Directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the Company's Board of Directors will be elected each year. The directors in Class I are William B. Adams and Douglas M. Gloff, whose terms will expire at the annual meeting of shareholders in 1999. The directors in Class II are Jeffrey A. Johnson and William S. Potter, whose terms will expire at the annual meeting of shareholders in 1998. The directors in Class III are Bradley K. Edwards and S. Bartley Osborn, whose terms will expire at the annual meeting of shareholders in 2000.

COMMITTEES OF THE BOARD OF DIRECTORS

  Compensation Committee

     The Company has a Compensation Committee consisting of Messrs. Adams, Edwards and Potter. The Compensation Committee provides recommendations concerning salaries and incentive compensation for the Company's officers and administers the Company's benefit plans, other than the 1992 Stock Option Plan.

  Audit Committee

     The Company has an Audit Committee consisting of Messrs. Johnson, Edwards and Osborn. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent public accountants and reviews the scope and results of their audits and other services. The Audit Committee meets with management and with the independent public accountants to review matters relating to the quality of the Company's financial reporting and internal accounting control, including the nature, extent and results of the audits, proposed changes to the Company's accounting principles and otherwise maintains communications between the independent public accountants and the Board of Directors.

SCIENTIFIC ADVISORY BOARD

     The Company maintains a Scientific Advisory Board (the "SAB") that advises the Company from time to time with respect to its scientific research and development programs. These individuals are compensated through the grant of stock options. They also receive fees for attending scientific advisory meetings and reimbursement of out-of-pocket expenses. The SAB met in August 1995 and September 1996.

     Members of the SAB may be employed by or have consulting agreements with entities other than the Company, some of which may conflict or compete with their obligations to the Company and which may limit their availability to the Company. Most are not expected to participate actively in the Company's development. Certain of the institutions with which SAB members are affiliated may have regulations or policies which are unclear with respect to the ability of such personnel to act as part-time consultants or in other capacities for a commercial enterprise.

     The current members of the SAB are as follows:

     DR. DAVID E. CROWLEY is an Assistant Professor of Soil-Plant Relations at the University of California, Riverside, where he has concentrated his efforts on rhizosphere biology, the physiological basis for microbial competition in soils and the activity of microorganisms that degrade soil contaminants. Dr. Crowley received his Ph.D. from Colorado State University in 1986 and has been associated with the University of California, Riverside since 1990.

     DR. PETER H. DERNOEDEN is a Professor of Agronomy at the University of Maryland, where he has focused on the impact of mowing, irrigation and fertility on disease severity and weed encroachment in turf. He has also concentrated on disease etiology, the effects of fungicides on non-target diseases, plant parasitic nematodes, molecular techniques for identifying root pathogens and the chemical control of diseases and weeds. Dr. Dernoeden received his Ph.D. in Plant Pathology from the University of Rhode Island in 1980.

     DR. ERIC B. NELSON is currently an Associate Professor of Plant Pathology at Cornell University, where he has focused on spermosphere and rhizosphere ecology, plant-microbe and microbe-microbe interactions and biological control of plant pathogens. Dr. Nelson received his Ph.D. from Ohio State University and has been associated with Cornell University since 1987.

     DR. J. SCHENDEL is the Vice President of Research and Development for Encore, a microbial fermentation company. In this capacity, Dr. Schendel is in charge of all of Encore's research and development activities. Dr. Schendel received his Ph.D. from the University of Wisconsin in 1986.

     DR. JOSEPH M. VARGAS is a Professor of Botany and Plant Pathology at Michigan State University, where he has concentrated his efforts on disease management programs for turf. Dr. Vargas received his Ph.D. from the University of Minnesota in 1968 and has been associated with Michigan State University since that time. He has served in various capacities in the International Turfgrass Society, the Turf and Ornamental Disease Committee of the American Phytopathological Society and the Michigan Turfgrass Foundation Board.

EXECUTIVE COMPENSATION

  Compensation of Directors

     The Company has not paid any cash compensation to a director in his capacity solely as a director and has no present plan to pay directors' fees. It is the Company's current policy to award non-employee directors options to purchase 10,000 shares of Common Stock at the then-current market price, vesting over three years, upon becoming directors and options to purchase 3,000 shares of Common Stock, at the then-current market price, vesting six months after the date of grant, at each annual meeting of the Company's Board of Directors. See "-- Stock Option Plans -- 1996 Directors' Stock Option Plan." All directors are reimbursed for travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

  Compensation of Officers

     The following table shows for each of the last three full fiscal years, compensation awarded, paid to, or earned by the Company's Chief Executive Officer and executive officers of the Company's subsidiaries whose compensation exceeded $100,000 for that year (the "Named Executive Officers"). The Company had no other executive officers whose compensation exceeded $100,000 for the fiscal year ended December 31, 1996.

SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                                 AWARDS
                                                                                ----------------------------------------
                                         ANNUAL COMPENSATION        OTHER       RESTRICTED  SECURITIES
           NAME AND                    -----------------------      ANNUAL        STOCK     UNDERLYING      ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY($)(1)   BONUS($)   COMPENSATION   AWARDS($)   OPTIONS(#)   COMPENSATION($)
------------------------------  ----   ------------   --------   ------------   ---------   ----------   ---------------
William B. Adams(1)...........  1996       75,000           0          0            0               0           0
  Chairman of the Board and     1995       75,000           0          0            0           5,556           0
  Chief Executive Officer       1994       75,000           0          0            0         128,520           0
Kevin P. Lyons(2).............  1996       85,000      80,000          0            0          10,000           0
  Senior Vice President and
  Co-General Manager
  Turf-Specialty
David W.Schermerhorn(2).......  1996       85,000      80,000          0            0          10,000           0
  Senior Vice President and
  Co-General Manager,
  Turf-Specialty
Walter K. Fuchs(2)............  1996      155,000           0          0            0               0           0
  Vice President and
  General Manager,
  Turf Products

---------------

(1) Mr. Adams' current annual salary is $150,000.

(2) Messrs. Lyons, Schermerhorn and Fuchs became employees of the Company on May 31, 1996 upon the acquisition by the Company of Turf Specialty and Turf Products.

STOCK OPTION GRANTS TABLE

     The following table provides information concerning the grant of stock options to the Named Executive Officers of the Company during fiscal 1996. The Company does not have any outstanding stock appreciation rights.

                                                         NUMBER OF      % OF TOTAL
                                                         SECURITIES      OPTIONS
                                                         UNDERLYING     GRANTED TO       EXERCISE
                                                          OPTIONS      EMPLOYEES IN      OR BASE      EXPIRATION
                      NAME                        YEAR   GRANTED(#)   FISCAL YEAR(%)   PRICE($/SH)       DATE
------------------------------------------------  ----   ----------   --------------   ------------   ----------
William B. Adams................................  1996          0(1)          0             N/A             N/A
Kevin P. Lyons..................................  1996     10,000           2.0            3.00        10/15/01
David W. Schermerhorn...........................  1996     10,000           2.0            3.00        10/15/01
Walter K. Fuchs.................................  1996          0             0             N/A             N/A

---------------

(1) Excludes warrants to purchase 242,500 shares of Common Stock at an exercise price of $3.00 per share. For a further discussion of such warrants, see "Certain Transactions."

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information with respect to the Named Executive Officers, concerning the exercise of stock options during fiscal 1996 and unexercised options held as of the end of fiscal 1996.

                                                                                 NUMBER OF       VALUE OF
                                                                                SECURITIES      UNEXERCISED
                                                                                UNDERLYING     IN-THE-MONEY
                                                                                UNEXERCISED       OPTIONS
                                                                                OPTIONS AT       AT FY-END
                                                                                 FY-END(#)        ($)(1)
                                                                               -------------   -------------
                                         SHARES ACQUIRED                       EXERCISABLE/    EXERCISABLE/
              NAME                       ON EXERCISE(#)    VALUE REALIZED($)   UNEXERCISABLE   UNEXERCISABLE
--------------------------------         ---------------   -----------------   -------------   -------------
William B. Adams................  1996          0                  0           353,328(2)/0      586,746/0
Kevin P. Lyons..................  1996          0                  0             10,000/0        11,250/0
David W. Schermerhorn...........  1996          0                  0             10,000/0        11,250/0
Walter W. Fuchs.................  1996          0                  0                0/0             0/0

---------------

(1) In order to calculate the value of unexercised in-the-money options at fiscal year end, the Company assumed the fair market value of the Company's Common Stock at fiscal year end was $4.125, the price set for the initial public offering of the Company's Common Stock on January 17, 1997.

(2) Excludes warrants to purchase 242,500 shares of Common Stock at an exercise price of $3.00. For a further discussion of such warrants, see "Certain Transactions."

  Employment Agreements

     The Company has entered into employment agreements with each of the Named Executive Officers and certain other executive officers. A summary of the principal terms of such agreements is set forth below.

     On May 21, 1991, the Company entered into an employment agreement with William B. Adams, setting forth such officer's duties, compensation, employee benefits and other terms of employment. The agreement, as amended on November 7, 1996, provides for an initial minimum annual salary of $75,000 and terminates on December 31, 1998. Both the Company and Mr. Adams have the option to terminate the agreement prior to the termination date. Under certain circumstances of termination, Mr. Adams will be entitled to severance pay equal to six months' base salary. Within six months of the occurrence of certain change in control events, Mr. Adams may voluntarily terminate his employment and be entitled to severance pay equal to six months' base salary. In February 1997, the Company's Compensation Committee approved an increase of Mr. Adams' annual salary to $150,000.

     On January 1, 1994, the Company entered into an employment agreement with Douglas M. Gloff, setting forth such officer's duties, compensation, employee benefits and other terms of employment. The agreement, as amended on November 7, 1996, provides for an initial minimum annual salary of $75,000 and terminates on December 31, 1998. Both the Company and Mr. Gloff have the option to terminate the agreement prior to the termination date. Under certain circumstances of termination, Mr. Gloff will be entitled to severance pay equal to six months' base salary. Within six months of the occurrence of certain change in control events, Mr. Gloff may voluntarily terminate his employment and be entitled to severance pay equal to six months' base salary. In February 1997, the Company's Compensation Committee approved an increase of Mr. Gloff's annual salary to $150,000.

     On July 8, 1996, the Company entered into employment agreements with Kevin
P. Lyons and David W. Schermerhorn in connection with the Company's acquisition of Turf Specialty. Each employment agreement provides for a minimum annual salary of $165,000 and terminates on July 7, 1999 and July 8, 1999, respectively. See "Certain Transactions."

     On July 10, 1996, the Company entered into an employment agreement with Walter W. Fuchs in connection with Company's acquisition of Turf Products. The employment agreement provides for a minimum annual salary of $155,000 and terminates on July 10, 1998.

STOCK OPTION PLANS

  1992 Stock Option Plan

     In 1992, the Company adopted a Stock Option Plan (the "Option Plan"), under which 125,000 shares of Common Stock were initially reserved for issuance upon exercise of options granted to officers, employees and directors of, and advisors and consultants to, the Company. The Option Plan provides for the grant of both stock options intended to qualify as incentive stock options as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. The Option Plan will terminate on February 4, 2002, unless sooner terminated by the Board of Directors. The Company's shareholders approved an increase in the number of shares reserved for issuance under the Option Plan to 250,000 shares in August 1993, to 350,000 shares in April 1995, to 450,000 shares in May 1996, to 900,000 shares in November 1996 and to 1,100,000 shares in June 1997.

     Subject to the limitations set forth in the Option Plan, the Board of Directors or a committee, if administration of the plan is delegated to a committee of the Board comprised of at least three directors, has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether an option is to be an incentive stock option or a nonqualified stock option, to establish vesting schedules and, subject to certain restrictions, to specify other terms of the options. Generally, options vest over three years and expire in five years. Options granted under the Option Plan generally are nontransferable and expire three months after the termination of an optionee's employment or consultancy with the Company. In general, if an optionee terminates service due to death or disability, such person's options may be exercised up to one year after separation from services.

     The exercise price of options granted under the Option Plan is determined by the Board of Directors (or its committee) at the time of grant. The exercise price of incentive stock options must equal at least the fair market value of the Common Stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant, and the term of these options cannot exceed five years. The exercise price of nonqualified stock options is determined by the Board of Directors. As of September 30, 1997, the Company had outstanding options under the Option Plan to purchase an aggregate of 1,030,107 shares (all of which were nonqualified stock options) held by 95 persons at a weighted average exercise price of $3.87 per share.

  1996 Directors' Stock Option Plan

     The 1996 Directors' Stock Option Plan (the "Directors' Plan") provides for the automatic grant of nonstatutory stock options to purchase 10,000 shares of Common Stock to nonemployee directors at the time of their election as director, and an option to purchase 3,000 shares of Common Stock on the date of each subsequent annual shareholder meeting, subject to certain limitations. Options granted on the date an individual is elected as a director of the Company shall become vested and thereby exercisable with respect to 33 1/3% on the first anniversary of such election, with respect to 33 1/3% on the second anniversary date after such election and with respect to 33 1/3% on the date of the third anniversary date after such election; provided, however, that an unvested portion of such option grant shall only vest so long as the nonemployee director remains a director on the date such portion vests, and that vested options shall terminate two years after the date a director ceases to be a director of the Company. Options granted on the date of each annual meeting of shareholders become exercisable six months after the date of grant. The option price per share for nonemployee directors is equal to the fair market value of a share of Common Stock as of the date of grant. The Company has reserved a total of 60,000 shares of Common Stock for issuance under the Directors' Plan, all of which are currently available for future grants.

INDEMNIFICATION

     Pursuant to the Company's bylaws and Nebraska law, the Company's directors, officers and employees may be entitled to indemnification and advancement of expenses for certain acts or actions made by or on behalf of the Company. In addition, the Underwriting Agreement entered into between the Company and the Underwriters in connection with the Offering provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the issuer, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

     The Company also has adopted provisions in its Amended and Restated Articles of Incorporation that limit the liability of directors for monetary damages for breach of their fiduciary duties as directors except for (i) any breach of their duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 21-2046 of the Nebraska Business Corporation Act, or (iv) any transaction from which the directors derive an improper personal benefit.

                              CERTAIN TRANSACTIONS

     During the period from December 1994 to February 1995, Mr. Adams converted $1.2 million of Subordinated Notes and shareholder advances into 400,000 shares of Common Stock.

     On November 15, 1995, Mr. Gloff and Heartland Capital (a limited partnership, of which Bradley K. Edwards is a general partner) each purchased $200,000 and Mr. Adams purchased $300,000 of collateralized subordinated debentures from the Company. The debentures are secured by the assets of the Company but are subordinated to any senior indebtedness of the Company. The debentures bear interest at an 8% annual rate, payable on a quarterly basis, and the entire principal balance is due on November 15, 1998.

     On February 1, 1996, Mr. Adams loaned the Company $250,000 under the terms of an 8% unsecured subordinated promissory note, with principal and interest due upon demand.

     On January 22 and 23, 1996, Mr. Adams purchased a total of $300,000 of collateralized subordinated debentures from the Company. The debentures are secured by the assets of the Company but are subordinated to any senior indebtedness of the Company. The debentures bear interest at an 8% annual rate, payable on a quarterly basis, and the entire principal balance is due on November 15, 1998. In connection with these debentures, warrants were issued to Mr. Adams to purchase 100,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in January 1998.

     On March 1, 1996, Rugged Rigger, Inc. (a company controlled by William S. Potter) loaned the Company $100,000. The loan had an annual interest rate of 8%, payable monthly, and the entire principal balance was due on November 15, 1998. In connection with this subordinated unsecured note, warrants were issued to Mr. Potter to purchase 15,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in March 1, 2001. The loan was repaid in full with the proceeds from the sale of the Bridge Notes and the Bridge Warrants.

     On March 15, 1996, Mr. Adams converted $300,000 of collateral that was pledged to secure the Company's bank loan at Peninsula Bank into cash and used the cash to reduce the Company's $1,013,000 principal loan at Peninsula Bank by this amount. The Company in turn issued Mr. Adams a $300,000 secured subordinated promissory note, which bears interest at an 8% annual rate, payable on a quarterly basis, and the entire principal amount is due on March 15, 1998. In connection with the promissory note, Mr. Adams was granted warrants to purchase up to 100,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in January 1998.

     On March 15, 1996, Mr. Gloff and Heartland Capital converted $250,000 and $200,000, respectively, of collateral that was pledged to secure the Company's bank loan at Peninsula Bank into cash and used the cash to reduce the Company's $1,013,000 principal loan at Peninsula Bank by this amount. The Company in turn issued a $250,000 secured subordinated promissory note to Mr. Gloff and a $200,000 secured subordinated promissory note to Heartland Capital, each bearing interest at an 8% annual rate, payable on a quarterly basis, and the principal amount of each note is due on March 15, 1998. In connection with the debentures, warrants were issued to Mr. Gloff and Heartland Capital to purchase up to 83,333 shares and 66,667 shares, respectively, of Common Stock at an exercise price of $3.00 per share. These warrants expire in January 1998.

     On March 26, 1996, the Company entered into a $1,000,000 line of credit agreement with Imperial Bank, $500,000 of which was a revolving line of credit that expired on April 1, 1997 and $500,000 of which was a revolving credit line extended to finance exports based on a guarantee extended the Company by the California Export Finance Organization ("CEFO"). The entire line of credit was personally guaranteed by Mr. Adams. The term loan portion of the line of credit bore interest at a rate of prime plus 2%. The CEFO portion of the credit line bore interest at prime plus 1.5%. CEFO's obligations were in turn guaranteed by Mr. Adams. In connection with the revolving line of credit, warrants were issued to Imperial Bank to purchase 20,833 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in March 2001.

     Between March and July 1996, the Company loaned $72,000 to Rugged Rigger, Inc. to enable it to exercise options to purchase Common Stock. The loan bears interest at an annual rate of 5%, compounded annually, and is payable on demand with the understanding that Rugged Rigger will repay the loan on the earlier of
(i) January 16, 1998 or (ii) the sale of the underlying Common Stock.

     On April 1, 1996, Mr. Osborn loaned the Company $100,000. The loan had an annual interest rate of 10%, payable upon demand, and the entire principal balance was due on July 1, 1996. In connection with this unsecured note, warrants were issued to Mr. Osborn to purchase 15,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in April 2001. The loan was repaid in full with the proceeds from the sale by the Company of bridge notes and bridge warrants in July 1996. See "Description of Securities -- Bridge Financing."

     On May 15, 1996, Mr. Gloff converted the entire principal balance of his $100,000 unsecured promissory note into 100,000 shares of Common Stock.

     On May 24, 1996, the Company issued three convertible unsecured $50,000 promissory notes for the purpose of providing short-term financing until the proceeds of the Company's initial public offering could be received, one from each of Mr. Adams, Mr. Gloff and Heartland Capital. Each note is payable upon demand and bears interest at an annual rate of 8%. In connection with these promissory notes, warrants were issued to each of Messrs. Adams and Gloff and Heartland Capital to purchase 7,500 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in May 2001.

     In May 1996, the Company acquired from Messrs. Lyons and Schermerhorn, the only shareholders of Turf Specialty, all of the stock of Turf Specialty for a total of $500,000 in cash and 647,650 shares of Common Stock. In addition, the Company agreed to pay to Messrs. Lyons and Schermerhorn a total of $1,000,000 if Turf Specialty earned a pre-tax profit for the year ending December 31, 1996 of at least $900,000, with lesser payments due if Turf Specialty earned less than $900,000 in pre-tax profit for the year ending December 31, 1996. Turf Specialty achieved $979,161 in pre-tax profits for the year ending December 31, 1996.

     In connection with the acquisition of Turf Specialty, effective July 8, 1996, the Company entered into employment agreements with each of Messrs. Lyons and Schermerhorn providing for minimum annual salary levels of $165,000 and the right to participate in any incentive compensation plans sponsored by Turf Specialty. The employment agreements for Messrs. Lyons and Schermerhorn expire on July 7, 1999 and July 8, 1999, respectively. Pursuant to these agreements, the Company agreed to loan $250,000 to each of these individuals on or about December 15, 1996. These loans do not have to be repaid and will be forgiven on July 1, 1999 if these officers are employed by the Company at that time. If either officer's employment is terminated by the Company before that date, such officer will be obligated to repay a portion of the loan prorated to the number of days worked from July 2, 1996 to the effective date of the termination of his employment. Compensation expense will be recorded by the Company over the period of forgiveness.

     On May 30, 1997, the Company issued a $100,000 unsecured promissory note to Mr. Gloff. The note was payable on demand and bore interest at an annual rate of 10%. The loan was repaid in full on July 1, 1997.

     In connection with the Offering, the Company has agreed to repay an aggregate of $450,000 outstanding on two notes held by Heartland Capital. The Company intends to repay the amounts outstanding on such notes, as well as an aggregate of $1,050,000 outstanding on three notes held by Mr. Adams and an aggregate of $450,000 outstanding on two notes held by Mr. Gloff, with a portion of the proceeds of the Offering. Each of the notes to be repaid bears interest at the rate of 8.0% per year.

     Management of the Company believes that the terms of the transactions described above were no less favorable to the Company than would have been obtained from an unaffiliated third party. Any future material transactions and loans with officers, directors or 5% beneficial shareholders of the Company's Common Stock, or affiliates of such persons, will be on terms no less favorable to the Company that could be obtained from unaffiliated third parties and will be approved by a majority of the outside members of the Company's Board of Directors who do not have an interest in the transactions.

     The Company has agreed with the Minnesota Department of Commerce that so long as the Company's securities are registered in the State of Minnesota, or one year from January 16, 1997 (the effective date of the Company's initial public offering), whichever is longer, the Company will not make loans to its officers, directors, employees, or principal shareholders, except for loans made in the ordinary course of business, such as travel advances, expense account advances, relocation advances, or reasonable salary advances.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of October 28, 1997, and as adjusted to reflect the sale of shares by the Company and the Selling Shareholders for (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) all directors and executive officers as a group and (v) each of the Selling Shareholders. Unless otherwise indicated in the footnotes to the table set forth below, each person or entity named below has an address in care of the Company's principal executive offices.

                                                   SHARES BENEFICIALLY             SHARES BENEFICIALLY
                                                        OWNED(1)                          OWNED
                                                   BEFORE THE OFFERING    SHARES   AFTER THE OFFERING
                                                   -------------------    BEING    -------------------
                NAME AND ADDRESS                    NUMBER     PERCENT   OFFERED     NUMBER    PERCENT
-------------------------------------------------  ---------   -------   --------  ----------  -------
William B. Adams(2)..............................  1,442,763     11.5%         --   1,442,763     8.7%
Bradley K. Edwards(3)............................    820,072      6.7          --     820,072     5.1
  Heartland Capital Fund, Ltd.
  11930 Arbor Street, Suite 201
  Omaha, NE 68144
Douglas M. Gloff(4)..............................    626,056      5.0          --     626,056     3.8
Walter W. Fuchs(5)...............................    374,424      3.1          --     374,424     2.4
William S. Potter(6).............................    383,132      3.2          --     383,132     2.4
  13875 Old El Camino Real
  San Diego, CA 92130
Kevin P. Lyons(7)................................    333,825      2.8          --     333,825     2.1
David W. Schermerhorn(8).........................    333,825      2.8          --     333,825     2.1
Jeffrey A. Johnson(9)............................    299,166      2.5          --     299,166     1.9
S. Bartley Osborn(10)............................     77,499        *          --      77,499       *
  360 Orono Orchard Road
  Wayzata, MN 55391
Imperial Bank(11)................................     60,833        *      20,833      40,000       *
  701 B Street, Suite 600
  San Diego, CA 92101
Christ Church Day School.........................     65,000        *      65,000          --      --
  1208 Ninth Street
  P.O. Box 180755
  Coronado, CA 92148
All executive officers and directors as a group
  (10 persons)(12)...............................  4,740,762     34.8%         --   4,740,762    26.9%

---------------

   * Less than 1%.

 (1) Shares of Common Stock subject to options, warrants or convertible debt securities currently exercisable or exercisable within 60 days after October 28, 1997, are deemed to be outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, warrants or convertible debt securities, but are not deemed to be outstanding for purposes of computing such percentage for any other person. Except as indicated by footnote, each person or group identified has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Except as otherwise indicated, the address of each of the above persons is c/o Eco Soil Systems, Inc., 10890 Thornmint Road, Suite 200, San Diego, California 92127.

 (2) Includes 353,328 shares of Common Stock subject to currently exercisable options and 242,500 shares of Common Stock subject to currently exercisable warrants.

 (3) All shares of Common Stock included are owned by Heartland Capital; beneficial ownership of such shares is attributed to Mr. Edwards because he is a general partner of Heartland Capital and is therefore deemed to exercise voting power and investment authority with respect to the shares. Shares listed include 53,333 shares of Common Stock subject to currently exercisable options held by Heartland Capital, 6,666 shares of Common Stock subject to currently exercisable options held by Mr. Edwards and 180,834 shares of Common Stock subject to currently exercisable warrants held by Heartland Capital.

 (4) Includes 271,056 shares of Common Stock subject to currently exercisable options and 230,000 shares of Common Stock subject to currently exercisable warrants. Does not include 150,000 shares of Common Stock subject to currently unexercisable options that will vest in 50,000 share increments based upon certain market price milestones that may be attained by the Company's Common Stock.

 (5) Includes 18,721 shares of Common Stock held by Mr. Fuchs as Trustee for the Fuchs Family Charitable Remainder Trust.

 (6) Includes 80,132 shares of Common Stock subject to currently exercisable options and 110,000 shares of Common Stock subject to currently exercisable warrants all held by Rugged Rigger, Inc., a California corporation that is wholly owned by Mr. Potter. Also includes 193,000 shares owned by Rugged Rigger, Inc.

 (7) Includes 10,000 shares of Common Stock subject to currently exercisable options.

 (8) Includes 10,000 shares of Common Stock subject to currently exercisable options.

 (9) Includes 72,682 shares of Common Stock subject to currently exercisable options and 20,000 shares of Common Stock subject to currently exercisable warrants.

(10) Includes 6,666 shares of Common Stock subject to currently exercisable options and 30,000 shares of Common Stock subject to currently exercisable warrants.

(11) Includes 60,833 shares of Common Stock subject to currently exercisable warrants. Imperial Bank will exercise warrants covering 20,833 shares of Common Stock prior to the closing of the Offering.

(12) See notes 1-10 above. Also includes 50,000 shares of Common Stock subject to currently exercisable options held by L. Jean Dunn, Jr.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Company's authorized capital stock currently consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Company is seeking shareholder approval at a Special Meeting of Shareholders to be held on November 13, 1997 of an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 25,000,000. The Offering is conditioned on such approval. As of October 28, 1997, there were issued and outstanding 11,910,075 shares of Common Stock, which were held by approximately 287 shareholders of record, and 5,052,526 shares of Common Stock were reserved for issuance upon exercise of outstanding options and warrants. No shares of Preferred Stock were outstanding as of that date.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders other than in the election of directors, in which event any holder may exercise cumulative voting. In cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected. A holder may cast all of his or her votes for one nominee or distribute them among any number of nominees for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any) as may be declared by the Board of Directors out of funds legally available therefor and are entitled to share ratably in all assets of the Company available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of the Company.

Holders of Common Stock have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Amended and Restated Articles of Incorporation authorize the Company's Board of Directors, without further shareholder action, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the Preferred Stock. Although there is no current intention to do so, the Board of Directors of the Company may, without shareholder approval, issue shares of a class or series of Preferred Stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

BRIDGE FINANCING

     In July 1996, the Company completed a bridge financing (the "Bridge Financing") consisting of the issuance of approximately 74 Units (the "Bridge Units"). Each Bridge Unit consisted of a note (the "Bridge Note") in the principal amount of $50,000 and warrants (the "Bridge Warrants") to purchase 10,000 shares of the Company's Common Stock. The Bridge Financing resulted in the issuance of $3,695,000 of principal amount of Bridge Notes and Bridge Warrants to purchase 739,000 shares of Common Stock.

  Bridge Notes

     The Bridge Notes were issued in July 1996 with an annual interest rate of 10% and were payable at maturity. Up to 100% of the principal amount of each Bridge Note became convertible, at the option of the holder thereof, into the Company's Common Stock for a period of 20 days after the effective date of the Company's registration statement for its initial public offering at a conversion price equal to $3.30 per share. The Bridge Notes became due and payable in full 30 days after the effective date of the registration statement. Bridge Notes in the aggregate principal amount of $1,900,000 were converted by their holders into a total of 576,823 shares of Common Stock, and Bridge Notes in the aggregate principal amount of $1,800,000 were repaid by the Company. None of the Bridge Notes remains outstanding.

  Bridge Warrants

     Each Bridge Warrant entitles the holders thereof to purchase one share of Common Stock after December 31, 1996. The Bridge Warrants expire on July 5, 2001. The exercise price of the Bridge Warrants is $3.00 per share.

     The Bridge Warrants provide for the automatic adjustment of the number of shares issuable upon exercise of the Bridge Warrants, and of the exercise price, in certain events, including stock dividends, stock splits, distributions of Common Stock, reorganizations, reclassification, subdivisions and combinations of the Common Stock, and the merger, consolidation or sale of all or substantially all of the assets of the Company.

     The Company has agreed to register the stock issued upon exercise of the Bridge Warrants and conversion of the Bridge Notes under federal and state securities laws at such time as it becomes eligible to use the Registration Statement on Form S-3 or 12 months after the Company's initial public offering (whichever is earlier) and upon written request from holders of a majority of the shares of Common Stock purchasable or purchased at the time of the request upon exercise of the Bridge Warrants or conversion of the Bridge Notes. The Company is required to maintain the effectiveness of such registration until the earlier of 12 months after the effective date or until all shares subject to such registration have been resold. Holders of shares of stock purchased upon exercise of the Bridge Warrants or conversion of the Bridge Notes will also be entitled to certain incidental or "piggyback" registration rights. Holders must convert Bridge Notes and exercise Bridge Warrants prior to any registration of the sale of the Common Stock subject thereto. Certain of the holders of the Bridge Warrants and shares issued upon conversion of the Bridge Notes have entered into lock-up agreements with the Underwriters. See "Shares Eligible for Future Sale."

OTHER WARRANTS

     As of September 30, 1997, in addition to the Bridge Warrants to acquire 739,000 shares of Common Stock, the Company had outstanding warrants to purchase a total of 1,858,075 shares of Common Stock of the Company with a weighted exercise price of $3.31 per share. Such warrants were issued in connection with prior financing transactions by the Company. The holders of such warrants, as such, are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of Common Stock for any purpose until such warrants have been duly exercised and payment of the purchase price has been made. Holders of such Warrants exercisable for 633,483 shares of Common Stock have the right, subject to certain conditions, to participate in future company registrations. Holders of such warrants exercisable for 441,383 shares of Common Stock have the option, subject to certain restrictions, to cause the Company to register certain shares of Common Stock owned by them.

NEBRASKA SHAREHOLDERS PROTECTION ACT

     The Company is a Nebraska corporation and may be subject to the provisions of the Nebraska Shareholders Protection Act. The Nebraska Shareholders Protection Act, subject to certain exemptions, prohibits a Nebraska corporation from engaging in any of a broad range of "business combinations" involving an "interested" shareholder, or any affiliate or associate of such interested shareholder, for a period of five years following the date that such shareholder became an interested shareholder, unless prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder. A "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the shareholder. The Nebraska Shareholders Protection Act also provides that shares acquired in a control-share acquisition have no voting rights with respect to matters other than the elections of directors unless approved by a vote of shareholders of the corporation, and that any such control share acquisition is effective only if approved by a majority of the corporation's voting shares that are "not interested" shares. A "control-share acquisition" is an acquisition of voting stock in a corporation that, when added to the shares the shareholder had prior to the acquisition, would elevate the shareholder's voting power into one the three following ranges: (i) between 20% and 33 1/3%, (ii) between 33 1/3% and 50% and (iii) over 50%. For purposes of the Nebraska Shareholders Protection Act, an "interested shareholder" is a person who owns 10% or more of a corporation's outstanding voting stock, or an affiliate or associate of the corporation that owns, or within five years prior, did own, 10% or more of the corporation's outstanding voting stock. These provisions may have the effect of discouraging, delaying, deferring or preventing a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company serves as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon closing of the Offering, assuming no exercise of any options or warrants, the Company will have outstanding an aggregate of 15,910,075 shares of Common Stock. Of these shares, the 4,085,833 shares sold in the Offering and the 3,795,000 shares sold in the Company's initial public offering will be freely tradeable without restriction or further registration under the Securities Act, except for such shares, if any, purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain volume limitations and other restrictions described below). The remaining 8,029,242 shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and are, therefore, restricted securities (the "Restricted Shares") that may not be sold publicly unless the Restricted Shares are registered under the Securities Act or sold under

Rule 144 under the Securities Act or under similar exemptions. Except for the 576,823 shares issued upon conversion of the Bridge Notes and 25,000 shares issued to the sole shareholder of Turfmakers in connection with the Company's acquisition of substantially all of Turfmakers' assets in February 1997, all of the Restricted Shares are eligible for resale subject to the restrictions imposed by Rule 144. Holders of 4,381,637 shares of Common Stock have entered into lock-up agreements under which they have agreed not to offer, sell or otherwise dispose, or directly or indirectly cause or permit the offer, sale or other disposition, of any Common Stock owned of record or beneficially and of which such shareholder has the power to control the disposition for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. Holders of 589,323 shares of Common Stock and holders of warrants exercisable for 1,372,483 shares of Common Stock have the right, subject to certain conditions, to participate in future Company registrations. Holders of 576,823 shares of Common Stock and holders of warrants exercisable for 1,179,833 shares of Common Stock have the option, subject to certain restrictions, to cause the Company to register certain shares of Common Stock owned by them.

     In general, under Rule 144, a person (or persons whose sales are aggregated) who beneficially owns shares last acquired privately from the Company or an affiliate of the Company at least one year previously and affiliates of the Company are entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly reported volume of trading in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the three months preceding a sale, and who beneficially owns shares last acquired from the Company or an affiliate of the Company at least two years previously, is entitled to sell all such shares under Rule 144 without regard to any of the limitations of Rule 144.

     On May 20, 1997 the Company filed a Form S-8 Registration Statement under the Securities Act to register all shares of Common Stock issuable at that time under the Option Plan and the Directors' Plan, which became effective upon filing. Shares covered by that registration statement are eligible for sale in the public market, subject to Rule 144 limitations applicable to affiliates and to the lock-up agreements described above.

     The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public markets or the perception that such sales could occur could adversely affect the market price or the future ability of the Company to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for whom CIBC Oppenheimer Corp. and Cruttenden Roth Incorporated are acting as representatives (the "Representatives"), have severally agreed with the Company and the Selling Shareholders, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Shareholders, the respective number of shares of Common Stock set forth opposite the name of such Underwriter below.

                                                                             NUMBER
                                   UNDERWRITERS                             OF SHARES
        ------------------------------------------------------------------  ---------
        CIBC Oppenheimer Corp.............................................
        Cruttenden Roth Incorporated......................................

                                                                            ---------
                  Total...................................................
                                                                            =========

     The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of $          per share. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $          per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be changed by the Representatives. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

     The Company has granted the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 612,875 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shared to be purchased by each of them as shown in the foregoing table bears to the shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

     In connection with the Offering, the Company has agreed to issue to the Representatives the Representatives' Warrants to purchase up to 408,583 shares of Common Stock. The Representatives' Warrants are exercisable for a period of four years, beginning one year from the date of this Prospectus. The Representatives' Warrants are exercisable at a price equal to 120% of the public offering price. The Representatives' Warrants are nontransferable for a period of one year following the date of this Prospectus, except (i) to any of the Underwriters, or to individuals who are either officers or partners of an Underwriter or (ii) by will or the laws of descent and distribution. The Representatives intend to transfer some of the Representatives Warrants to certain of their partners and officers. The holders of the Representatives' Warrants will have, in that capacity, no voting, dividend or other shareholder rights. The Representatives possess certain demand and incidental registration rights that may require the Company to register for public resale the shares of Common Stock issuable under the Representatives' Warrants. The number of shares covered by the Representatives' Warrants and the exercise price are subject to adjustment in certain events to prevent dilution. Any profit realized by the Representatives on the sale of securities issuable on exercise of the Representatives' Warrants may be deemed to be additional underwriting compensation.

     The Company and the Selling Shareholders have agreed to indemnify the Representatives of the Underwriters and the several Underwriters against certain liabilities, including, without limitation liabilities under the Securities Act.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In "passive" market making, market makers in the Common Stock who are Underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the Common Stock until the time, if any, at which a stabilizing bid is made. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions, penalty bids and passive market making may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Pursuant to the terms of lock-up agreements, the officers and directors of the Company, the Selling Shareholders and certain other significant shareholders have agreed with the Representatives not to sell, otherwise dispose of, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly, shares of Common Stock or other equity securities of the Company or securities exchangeable for or convertible into shares of Common Stock or other equity securities of the Company for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives. The Company has agreed not to sell, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly, shares of Common Stock or other equity securities of the Company for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives, except that the Company may issue securities pursuant to the 1992 Stock Option Plan and the Directors Option Plan and upon the exercise of outstanding stock options or purchase rights under such plans. See "Shares Eligible for Future Sale."

     The Underwriters will not make sales to accounts over which they exercise discretionary authority (i) in excess of five percent of the number of shares of Common Stock offered hereby, and (ii) unless they obtain specific written consent of the customer.

                                    EXPERTS

     The consolidated financial statements of Eco Soil Systems, Inc. at December 31, 1996 and for each of the three years in the period then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement which, as of December 31, 1996 and the year then ended are based in part on the report of Bigelow & Company, independent auditors, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of Turf Specialty, Inc. for the years ended December 31, 1995 and 1994 included in this Prospectus and Registration Statement and the financial statements as of and for the seven month period ended December 31, 1996 of Turf Specialty, Inc., as a consolidated subsidiary of the Company, not included herein, have been audited by Bigelow & Company, Certified Public Accountants, P.C., as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Turf Products, Ltd. for the years ended December 31, 1994 and 1995 included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Fitzgerald, Schorr, Barmettler & Brennan, P.C., Omaha, Nebraska. Certain other legal matters in connection with the Offering will be passed upon for the Company by Latham & Watkins, San Diego, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cooley Godward LLP, San Diego, California. A self-directed investment account controlled by a partner of Cooley Godward LLP owns 10,000 warrants to purchase Common Stock of the Company at an exercise price of $3.00 per share.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic reports, proxy statements and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov). In addition, the Common Stock is listed on the Nasdaq SmallCap Market and similar information concerning the Company is available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form SB-2 (including all amendments thereto, the "Registration Statement") with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

                             ECO SOIL SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
ECO SOIL SYSTEMS, INC.
Report of Ernst & Young LLP, Independent Auditors...................................    F-2
Report of Bigelow & Company, Independent Auditors...................................    F-3
Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
  (unaudited).......................................................................    F-4
Consolidated Statements of Operations for the years ended December 31, 1994, 1995
  and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)........    F-5
Consolidated Statements of Shareholders' Equity (Deficit) for the years ended
  December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997
  (unaudited).......................................................................    F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995
  and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)........    F-7
Notes to Consolidated Financial Statements..........................................    F-8
TURF SPECIALTY, INC.
Report of Bigelow & Company, Independent Auditors...................................    F-20
Consolidated Statements of Income and Retained Earnings for the years ended December
  31, 1994 and 1995.................................................................    F-21
Consolidated Statements of Cash Flows for the years ended December 31, 1994 and
  1995..............................................................................    F-22
Notes to Consolidated Financial Statements..........................................    F-23
TURF PRODUCTS, LTD.
Report of Ernst & Young LLP, Independent Auditors...................................    F-26
Statements of Income and Retained Earnings for the years ended December 31,
  1994 and 1995.....................................................................    F-27
Statements of Cash Flows for the years ended December 31, 1994 and 1995.............    F-28
Notes to Financial Statements.......................................................    F-29
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited Pro Forma Condensed Consolidated Statements of Operations.................    F-32
Notes to Pro Forma Condensed Consolidated Statements of Operations..................    F-33

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Eco Soil Systems, Inc.

     We have audited the accompanying consolidated balance sheets of Eco Soil Systems, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Turf Specialty, Inc., a wholly-owned subsidiary, which statements reflect total assets of $2,548,000 as of December 31, 1996, and total revenues, since its acquisition on May 31, 1996 of $3,867,000 included in the consolidated results of operations for the year ended December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Turf Specialty, Inc., is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eco Soil Systems, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP
                                          --------------------------------------
                                          ERNST & YOUNG LLP

San Diego, California
March 14, 1997

               REPORT OF BIGELOW & COMPANY, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Turf Specialty, Inc.
Londonderry, New Hampshire

     We have audited the accompanying consolidated balance sheet of Turf Specialty, Inc. ( a wholly-owned subsidiary of Eco Soil Systems, Inc.) as of December 31, 1996, and the related consolidated statements of income, retained earnings and cash flows for the seven months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and consolidated disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Turf Specialty, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the seven months then ended in conformity with generally accepted accounting principles.

                                          BIGELOW & COMPANY
                                          Certified Public Accountants, P.C.

                                          By: /s/  MARIE C. McKAY
                                          --------------------------------------
                                          Marie C. McKay
                                          Certified Public Accountant

Manchester, New Hampshire
January 23, 1997

                             ECO SOIL SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                            --------------------     SEPTEMBER 30,
                                                             1995         1996           1997
                                                            -------     --------     -------------
                                                                                      (UNAUDITED)
Current assets:
  Cash....................................................  $    --     $    150       $     212
  Accounts receivable, net of allowance for doubtful
     accounts of $24, $113 and $117 (unaudited) at
     December 31, 1995 and 1996 and September 30, 1997,
     respectively.........................................    1,231        2,193          10,552
  Inventories.............................................      592        2,047           4,161
  Prepaid expenses and other current assets...............       52          289             622
                                                            -------     --------        --------
Total current assets......................................    1,875        4,679          15,547
Equipment under operating leases, net.....................    1,074        1,325           4,910
Property and equipment, net...............................      260          656           1,188
Intangible assets, net....................................      751        5,663           6,272
Other assets..............................................       21          563             188
                                                            -------     --------        --------
Total assets..............................................  $ 3,981     $ 12,886       $  28,105
                                                            =======     ========        ========
Current liabilities:
  Accounts payable........................................  $ 1,111     $  2,743       $   4,697
  Accrued expenses........................................       96          734           1,978
  Current portion of long-term debt.......................    1,703        7,266           3,568
  Current portion of advances from shareholders...........      190          348              --
  Current portion of capital lease obligations............       99           22              --
                                                            -------     --------        --------
Total current liabilities.................................    3,199       11,113          10,243
Long-term debt, net of current portion....................      911        1,826             712
Deferred gain on sale leaseback, net of current
  position................................................       --           --             210
Advances from shareholders, net of current portion........       --           21              --
Capital lease obligations, net of current portion.........       30           --              --
Commitments
Shareholders' equity (deficit):
  Preferred stock, $.005 par value; 5,000,000 shares
     authorized at December 31, 1996 and September 30,
     1997; none issued and outstanding....................       --           --              --
  Common stock, $.005 par value; 15,000,000 shares
     authorized at December 31, 1995, 20,000,000 shares
     authorized at December 31, 1996 and September 30,
     1997; 4,968,935, 6,606,590 and 11,868,575 (unaudited)
     shares issued and outstanding at December 31, 1995
     and 1996 and September 30, 1997, respectively........       25           33              59
  Additional paid-in capital..............................    8,510       12,730          28,889
  Warrants................................................       --          242             242
  Note receivable from shareholder........................       --         (192)           (192)
  Accumulated deficit.....................................   (8,694)     (12,887)        (12,058)
                                                            -------     --------        --------
Total shareholders' equity (deficit)......................     (159)         (74)         16,940
                                                            -------     --------        --------
Total liabilities and shareholders' equity (deficit)......  $ 3,981     $ 12,886       $  28,105
                                                            =======     ========        ========

                            See accompanying notes.

                             ECO SOIL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 NINE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                 ---------------------------   ---------------------
                                                  1994      1995      1996      1996        1997
                                                 -------   -------   -------   -------   -----------
                                                                                    (UNAUDITED)
Revenues:
  Proprietary products.........................  $ 2,511   $ 3,195   $ 4,483   $ 3,626     $ 8,876
  Distributed products.........................      177       562     7,633     5,603      20,265
                                                 -------   -------   -------   -------     -------
          Total revenues.......................    2,688     3,757    12,116     9,229      29,141
Cost of revenues:
  Proprietary products.........................    1,865     1,502     1,971     1,625       3,830
  Distributed products.........................      133       478     5,399     4,080      15,229
                                                 -------   -------   -------   -------     -------
          Total cost of revenues...............    1,998     1,980     7,370     5,705      19,059
                                                 -------   -------   -------   -------     -------
  Gross profit.................................      690     1,777     4,746     3,524      10,082
Operating expenses:
  Selling, general and administrative..........    2,690     2,584     6,489     4,541       7,857
  Research and development.....................      286       413       475       353         189
                                                 -------   -------   -------   -------     -------
Income (loss) before interest, depreciation and
  amortization.................................   (2,286)   (1,220)   (2,218)   (1,370)      2,036
  Depreciation.................................     (269)     (309)     (447)     (365)       (376)
  Amortization of intangibles..................      (37)      (45)     (464)     (173)       (401)
                                                 -------   -------   -------   -------     -------
Income (loss) from operations..................   (2,592)   (1,574)   (3,129)   (1,908)      1,259
Interest expense...............................     (224)     (262)   (1,064)     (523)       (430)
                                                 -------   -------   -------   -------     -------
Net income (loss)..............................  $(2,816)  $(1,836)  $(4,193)  $(2,431)    $   829
                                                 =======   =======   =======   =======     =======
Net income (loss) per share....................  $  (.62)  $  (.35)  $  (.62)  $  (.40)    $   .06
                                                 =======   =======   =======   =======     =======
Shares used in calculating net income (loss)
  per share....................................    4,557     5,207     6,809     6,050      14,341
                                                 =======   =======   =======   =======     =======

                            See accompanying notes.

                             ECO SOIL SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                                   NOTE
                                     COMMON STOCK       ADDITIONAL              RECEIVABLE
                                  -------------------    PAID-IN                   FROM       ACCUMULATED
                                    SHARES     AMOUNT    CAPITAL     WARRANTS   SHAREHOLDER     DEFICIT      TOTAL
                                  ----------   ------   ----------   --------   -----------   -----------   -------
Balance at December 31, 1993....   3,225,268    $ 16     $  4,075      $ --        $  --       $  (4,042)   $    49
  Issuance of common stock, net
    of issuance costs of $336...     629,500       3        1,235        --           --              --      1,238
  Conversion of debenture.......      20,000      --           50        --           --              --         50
  Conversion of advances from
    shareholder.................     166,667       1          499        --           --              --        500
  Exercise of employee stock
    options.....................       2,500      --            4        --           --              --          4
  Repurchase of common stock
    under rescission offer......     (75,833)     --         (120)       --           --              --       (120)
  Net loss......................          --      --           --        --           --          (2,816)    (2,816)
                                  ----------     ---      -------      ----        -----        --------    -------
Balance at December 31, 1994....   3,968,102      20        5,743        --           --          (6,858)    (1,095)
  Issuance of common stock, net
    of issuance costs of $256...     606,333       3        1,629        --           --              --      1,632
  Conversion of promissory
    note........................     233,333       1          699        --           --              --        700
  Issuance of common stock for
    purchase of Aspen
    Consulting, Inc.............     133,667       1          400        --           --              --        401
  Exercise of stock options.....      27,500      --           39        --           --              --         39
  Net loss......................          --      --           --        --           --          (1,836)    (1,836)
                                  ----------     ---      -------      ----        -----        --------    -------
Balance at December 31, 1995....   4,968,935      25        8,510        --           --          (8,694)      (159)
  Issuance of common stock for
    purchase of Turf Products,
    Ltd.........................     374,424       2        1,121        --           --              --      1,123
  Issuance of common stock......     138,583       1          387        --           --              --        388
  Issuance of warrants in
    connection with debt........          --      --           --       242           --              --        242
  Exercise of stock options.....     239,000       1          391        --         (192)             --        200
  Issuance of common stock for
    purchase of Turf Specialty,
    Inc.........................     647,650       3        1,940        --           --              --      1,943
  Conversion of debt............     237,998       1          381        --           --              --        382
  Net loss......................          --      --           --        --           --          (4,193)    (4,193)
                                  ----------     ---      -------      ----        -----        --------    -------
Balance at December 31, 1996....   6,606,590      33       12,730       242         (192)        (12,887)       (74)
  Issuance of common stock in
    IPO, (unaudited)............   3,795,000      19       13,253        --           --              --     13,272
  Issuance of common stock for
    purchase of Turfmakers, Inc.
    (unaudited).................      25,000      --          109        --           --              --        109
  Exercise of stock options
    (unaudited).................     849,855       4          845        --           --              --        849
  Conversion of debt
    (unaudited).................     592,130       3        1,952        --           --              --      1,955
  Net income (unaudited)........          --      --           --        --           --             829        829
                                  ----------     ---      -------      ----        -----        --------    -------
Balance at September 30, 1997
  (unaudited)...................  11,868,575    $ 59     $ 28,889      $242        $(192)      $ (12,058)   $16,940
                                  ==========     ===      =======      ====        =====        ========    =======

                            See accompanying notes.

                             ECO SOIL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                               -----------------------------    ------------------
                                                1994       1995       1996       1996       1997
                                               -------    -------    -------    -------    -------
                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)............................. $(2,816)   $(1,836)   $(4,193)   $(2,431)   $   829
Adjustments to reconcile net income (loss) to
  net cash used in operating activities:
  Depreciation and amortization...............     306        354        911        538        777
  Amortization of discount on long-term
     debt.....................................      --         --        189         --         --
  Deferred gain on sale leaseback.............      --         --         --         --        210
  Changes in operating assets and liabilities,
     net of effect of acquired businesses:
     Accounts receivable......................     (50)      (652)     2,045        961     (8,359)
     Inventories..............................    (225)       (35)       114        103     (1,630)
     Prepaid expenses and other assets........      71          2       (472)      (634)        42
     Accounts payable.........................     367        139     (2,932)    (2,340)     1,941
     Accrued liabilities......................      75         (3)      (292)      (511)     1,244
                                               -------    -------    -------    -------    -------
Net cash used in operating activities.........  (2,272)    (2,031)    (4,630)    (4,314)    (4,946)
INVESTING ACTIVITIES
Cash received in acquisitions.................      --         --      1,656      1,656         --
Payments related to acquired businesses.......      --         --     (2,690)    (1,810)    (1,424)
Payments for equipment under operating
  leases......................................      --         --         --         --     (5,063)
Purchase of property and equipment............    (507)      (569)      (748)      (741)      (715)
Proceeds from sale of equipment under
  operating leases............................      --         --         --         --      1,325
Proceeds from note receivable.................      --         --        595        595         --
                                               -------    -------    -------    -------    -------
Net cash used in investing activities.........    (507)      (569)    (1,187)      (300)    (5,877)
FINANCING ACTIVITIES
Advances from shareholder.....................   1,435      1,000        179         74         --
Repayment of advances from shareholder........    (807)       (80)        --         --       (356)
Proceeds from long-term debt..................   1,613        858      6,442      5,416      4,489
Repayments of long-term debt..................    (973)      (751)    (1,135)      (948)    (7,297)
Payments on capital lease obligations.........     (18)       (98)      (107)       (76)       (22)
Repurchase of common stock....................    (120)        --         --         --         --
Net proceeds from issuance of common stock....   1,242      1,671        588        585     14,071
                                               -------    -------    -------    -------    -------
Net cash provided by financing activities.....   2,372      2,600      5,967      5,051     10,885
                                               -------    -------    -------    -------    -------
Net increase (decrease) in cash...............    (407)        --        150        437         62
Cash at beginning of period...................     407         --         --         --        150
                                               -------    -------    -------    -------    -------
Cash at end of period......................... $    --    $    --    $   150    $   437    $   212
                                               =======    =======    =======    =======    =======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
Subordinated debentures issued upon conversion
  of shareholder advances..................... $    --    $   300    $    --    $    --    $    --
                                               =======    =======    =======    =======    =======
Common stock issued upon conversion of debt
  and shareholder advances.................... $   550    $   700    $   382    $   382    $ 1,955
                                               =======    =======    =======    =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Interest paid................................. $   224    $   262    $   537    $   243    $   652
                                               =======    =======    =======    =======    =======

                            See accompanying notes.

                             ECO SOIL SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Eco Soil develops, markets and sells proprietary biological and traditional chemical products that provide solutions for a wide variety of turf and crop problems in the golf and agricultural industries. The Company has developed its patented BioJect system for the distribution of naturally occurring microbes that complement or reduce the need for many chemical products currently used in golf and agricultural markets. By fermenting microbes at the customer's site and distributing them through the customer's existing irrigation system, the BioJect system provides customers with cost savings and mitigates the adverse environmental effects associated with chemical products. The Company initially has focused its sales and marketing efforts on the golf market, and recently has entered the agricultural crop and ornamental markets. To date, Eco Soil has installed 345 BioJect systems at customer sites, including such renowned golf courses as Congressional Country Club, Winged Foot Golf Club and Spyglass Hill Golf Club.

     Eco Turf Products, Ltd. (d.b.a. Turf Products, Ltd.) and Turf Specialty, Inc., wholly-owned subsidiaries of the Company, are wholesalers/distributors of golf course supplies and turfgrass supplies and operate in the Greater Chicago area and New England, respectively.

     In January 1997, the Company completed its initial public offering of 3,795,000 shares of common stock at a price of $4.125 per share, providing the Company with net proceeds of approximately $13.3 million, after deducting underwriting discounts, commissions and other offering costs of approximately $2.0 million. At December 31, 1996, included in other assets are deferred issuance costs associated with this offering of approximately $462,000. Additionally, in February 1997, as a result of the completion of the initial public offering, $1,904,000 of debt and related accrued interest were converted into 576,823 common shares and $5,613,000 in debt was repaid.

BASIS OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

     The accompanying financial statements and related notes as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and period presented. Results for the interim period are not necessarily indicative of results for the entire year or future periods.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the allocation of the purchase price relating to acquired businesses, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

                             ECO SOIL SYSTEMS, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMER

     Financial instruments which potentially expose the Company to concentrations of credit risk are primarily accounts receivable. A substantial portion of the Company's accounts receivable are from distributors and country clubs.

     The Company generally does not require collateral and provides for estimated losses on uncollectible accounts at the time of the sale. Such losses have historically been minimal and within management's expectations.

     During 1994 and 1995, sales to a single customer were approximately $1,200,000 and $507,000, representing 45% and 13% of net sales, respectively. Amounts receivable from this customer were $118,000 and $99,000 at December 31, 1994 and 1995, representing 26% and 8% of total accounts receivable, respectively. No customer accounted for more than 10% of net sales for the year ended December 31, 1996 or the nine months ended September 30, 1996 and 1997.

INVENTORIES

     Inventories consist primarily of finished goods and are stated at the lower of cost (first-in, first-out method) or market.

EQUIPMENT UNDER OPERATING LEASES

     Equipment under operating leases is stated at cost. Depreciation is provided using the straight-line method over seven years, the estimated service life of the equipment.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line and accelerated methods over the estimated service lives of depreciable property and equipment ranging from 3 to 7 years. Equipment under capital leases is amortized over the shorter of the estimated useful life of the assets or the lease term and such amortization is included in depreciation in the accompanying financial statements.

INTANGIBLE ASSETS

     Intangible assets represent acquired marketing rights and the excess of the purchase price over the fair market value of the assets acquired. Intangible assets are being amortized over a period of 3 to 9 years for acquired marketing rights and 15 years for the excess of the purchase price over the fair market value of the assets acquired.

IMPAIRMENT OF ASSETS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted the provisions of SFAS No. 121 effective January 1, 1996. There was no effect of such adoption on the Company's financial position or results of operations.

                             ECO SOIL SYSTEMS, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE AND EXPORT SALES

     Proprietary sales revenue is derived from the rental of certain units on a month to month basis, the sale of microbial products used in those units, and servicing of the units. Distributed sales revenue is derived primarily from sales of purchased turf maintenance products. Revenue is recognized upon delivery of the related products.

     Cost of proprietary sales revenues includes depreciation on the rental units, cost of the microbial products, and the related cost of the service component. Cost of distributed products revenues is based on the Company's purchase price.

     The Company's export sales totaled $530,000 $598,000 and $543,000 during 1994, 1995 and 1996, respectively, and $201,000 (unaudited) and $2,613,000
(unaudited) during the nine months ended September 30, 1996 and 1997, respectively.

NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is computed using the weighted average number of shares of common stock outstanding during each period. Common stock equivalents were not included in computing net loss per share since the effect would have been antidilutive, except that, pursuant to the requirements of the Securities and Exchange Commission, shares of common stock issued during the twelve months immediately preceding the initial filing of the registration statement relating to the Company's initial public offering, plus the number of common equivalent shares under stock options granted or warrants issued during such period, have been included in the calculation of the shares used in computing net loss per share as if they were outstanding through the date of the Company's IPO for all periods presented (using the treasury stock method).

     Supplemental net loss per share has been computed as described above and also gives effect to the repayment of approximately $5.6 million of the Company's outstanding indebtedness and resulting reduction of interest expense, as if a portion of the proceeds from the initial public offering, which became effective in January 1997 (see Note 10), had been used to repay the debt at the original dates of issuance and the number of shares of common stock, whose proceeds are to be used to retire the debt, were outstanding from the same dates.

                                                                         YEARS ENDED
                                                                        DECEMBER 31,
                                                                       ---------------
                                                                       1995      1996
                                                                       -----     -----
        Supplemental net loss per share..............................  $(.29)    $(.46)
                                                                       =====     =====
        Shares used in computing supplemental net loss per share (in
          thousands).................................................  5,654     7,897
                                                                       =====     =====

STOCK OPTIONS

     The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB 25") and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                             ECO SOIL SYSTEMS, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOVERNMENT REGULATIONS

     Substantially all of the Company's facilities are subject to federal, state and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the operations, financial condition, capital expenditures, or competitive position of the Company; however, there can be no assurance that compliance with such regulations would not have a material effect upon the Company's future results of operations or financial condition. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to current year classifications.

 2. ACQUISITIONS

     In September 1995, the Company acquired all of the outstanding stock of Aspen Consulting, Inc. ("Aspen") for 133,667 shares of the Company's common stock valued at $3.00 per share.

     Effective May 31, 1996, the Company acquired all of the outstanding stock of Turf Specialty, Inc. ("TSI") for $579,000 cash, two promissory notes totalling $1,000,000 (see Note 4) and 647,650 shares of the Company's common stock valued at $3.00 per share. The excess of the purchase price over the net tangible assets acquired includes approximately $118,000 for legal and other costs incurred associated with the acquisition.

     TSI also gave each officer a non-interest bearing loan of $250,000 which has been recorded as an addition to the excess of purchase price over net tangible assets. This loan need not be repaid and will be forgiven on July 1, 1999 if the officers continue to be employed by TSI. If employment is terminated by the Company prior to that date, the officers will be obligated to repay a portion of the loan pro-rated to the number of days worked from July 2, 1996 to the effective date of the termination of employment.

     Effective May 31, 1996, the Company acquired all of the outstanding stock of Turf Products, Ltd. ("TPL") for $1,198,000 cash and 374,424 shares of the Company's common stock valued at $3.00 per share. The excess of the purchase price over the net tangible assets acquired includes approximately $110,000 for legal and other costs incurred associated with the acquisition.

     In February 1997, the Company acquired the assets of Turfmakers Inc. (dba Cameron), a turf maintenance product distributor located in Palm Springs, California for $1,225,000 cash and 25,000 shares of common stock valued at $4.38 per share. The fair market value of the tangible assets acquired was approximately $525,000 and the excess of the purchase price over the tangible assets acquired was approximately $810,000.

     The results of operations of Aspen, TSI, TPL and Cameron from the respective dates of acquisition are included in the consolidated financial statements.

                             ECO SOIL SYSTEMS, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

2. ACQUISITIONS (CONTINUED)
     Each of the acquisitions was accounted for as a purchase and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair market values at the date of the acquisition, as follows (in thousands).

                                                              ASPEN         TURF        TURF
                                                           CONSULTING,   SPECIALTY,   PRODUCTS,
                                                              INC.          INC.        LTD.      CAMERON
                                                           -----------   ----------   ---------   -------
Assets acquired:
  Cash...................................................     $  --        $1,471      $   185    $   --
  Accounts receivable....................................       134         1,900        1,021        --
  Inventories............................................        --           675          894       484
  Prepaid expenses and other current assets..............         7            31          336        --
  Property and equipment.................................        31           164          182        40
  Note receivable from stockholders......................        --           595           --        --
  Excess of purchase price over net tangible assets
     acquired............................................       530         3,460        1,780       831
                                                               ----        ------       ------    ------
Total assets acquired....................................     $ 702        $8,296      $ 4,398    $1,355
                                                               ====        ======       ======    ======
Liabilities assumed:
  Accounts payable.......................................     $  35        $3,261      $ 1,492    $   --
  Accrued expenses.......................................        31           895           35        --
  Notes payable..........................................       235            --          440        --
                                                               ----        ------       ------    ------
Total liabilities assumed................................       301         4,156        1,967        --
                                                               ----        ------       ------    ------
Net assets acquired......................................     $ 401        $4,140      $ 2,431    $1,355
                                                               ====        ======       ======    ======

     The following unaudited pro forma results assume the TSI and TPL acquisitions discussed above occurred on January 1, 1995. The results of operations of Aspen and Cameron prior to its acquisition by the Company were not material and are not included in the following unaudited pro forma results. The unaudited pro forma results have been prepared utilizing the historical financial statements of the Company and the acquired businesses.

                        PRO FORMA RESULTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                               -------------------
                                                                1995        1996
                                                               -------     -------
            Net sales........................................  $17,557     $18,636
            Net loss.........................................   (1,686)     (4,576)
            Net loss per share...............................  $  (.31)    $  (.64)

     The unaudited pro forma results above give effect to pro forma adjustments related to the amortization of the excess of the purchase price over the fair market value of the assets acquired, the increase in interest expense to reflect the notes payable issued to effect the acquisitions, and related income tax adjustments.

     This pro forma information is not necessarily indicative of the actual results that would have been achieved had the above businesses been acquired on January 1, 1995, nor is it necessarily indicative of future results.

                             ECO SOIL SYSTEMS, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

 3. BALANCE SHEET INFORMATION

     Equipment under operating leases is generally leased under initial one-year lease terms with month-to-month renewal options. Accumulated depreciation and amortization of equipment under operating leases totaled $535,000, $823,000 and $152,000 at December 31, 1995 and 1996 and September 30, 1997, respectively.

     Property and equipment consist of the following (in thousands):

                                                         DECEMBER 31,
                                                      ------------------     SEPTEMBER 30,
                                                       1995       1996           1997
                                                      ------     -------     -------------
        Machinery and equipment.....................  $  204     $   256        $ 1,131
        Vehicles....................................     317         629            725
        Leasehold improvements......................      56         170            284
        Furniture and fixtures......................      53         130            295
                                                      ------     -------        -------
                                                         630       1,185          2,435
        Less accumulated depreciation and
          amortization..............................    (370)       (529)        (1,247)
                                                      ------     -------        -------
                                                      $  260     $   656        $ 1,188
                                                      ======     =======        =======

     Intangible assets consist of the following (in thousands):

                                                         DECEMBER 31,
                                                        ---------------     SEPTEMBER 30,
                                                        1995      1996          1997
                                                        ----     ------     -------------
        Excess of purchase price over fair market
          value of assets acquired (Note 2)...........  $553     $5,929        $ 6,907
        Other intangibles.............................   281        281            329
        Accumulated amortization......................   (83)      (547)          (964)
                                                        ----     ------         ------
                                                        $751     $5,663        $ 6,272
                                                        ====     ======         ======

 4. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                         DECEMBER 31,
                                                       -----------------     SEPTEMBER 30,
                                                        1995       1996          1997
                                                       ------     ------     -------------
        Revolving line of credit with bank for
          $5,000; interest payable monthly at the
          bank's prime rate plus 1.5% per annum (10%
          at September 1997), expiring June 15, 1998;
          secured by 75% of eligible accounts
          receivable and 35% of the value of
          inventory..................................  $   --     $   --          2,317
        10% secured promissory notes issued in
          connection with the acquisition of Turf
          Specialty, Inc., to its officers; repaid in
          February 1997..............................      --      1,000             --
        8% secured subordinated notes to an officer
          and shareholders, net of unamortized
          discount of $23; interest payable
          quarterly, principal due $719 in March
          1998.......................................      --      1,006            750
        8% secured subordinated debentures to
          officers and shareholders; interest payable
          quarterly, principal due November 1998.....     700        700            700

                             ECO SOIL SYSTEMS, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)
 4. LONG-TERM DEBT (CONTINUED)

                                                         DECEMBER 31,        SEPTEMBER 30,
                                                        1995       1996          1997
                                                       ------     ------        ------
        Revolving line of credit with bank for $500;
          repaid in January 1997.....................  $   --     $  500        $    --
        9% note payable to a bank; repaid in January
          1997.......................................   1,013        263             --
        8% unsecured subordinated promissory note to
          an officer; interest and principal due upon
          demand.....................................      --        250            450
        California Export Financing Office (CEFO)
          revolving line of credit with bank for
          $500; repaid in January, 1997..............      --        418             --
        10% subordinated promissory bridge notes, net
          of unamortized discount of $24; $1,904
          converted into common stock and the
          remaining amount repaid in February
          1997.......................................      --      3,671             --
        Non-interest bearing unsecured note payable;
          due March 1998.............................     180         94             42
        10% unsecured subordinated notes; repaid in
          August 1997................................      --        120             --
        10% convertible unsecured subordinated
          debentures issued to shareholders;
          converted into common stock in 1996........     132         --             --
        10% unsecured subordinated debentures; repaid
          in August, 1997............................     290         90             --
        Non-interest bearing note payable to purchase
          marketing rights; repaid in 1996...........      86         --             --
        8% unsecured note payable to a shareholder;
          converted into common stock in 1996........     100         --             --
        10% unsecured convertible promissory note;
          repaid in January, 1997....................      --        100             --
        10% unsecured subordinated promissory note to
          an officer and shareholder; repaid in
          March, 1997................................      --        100             --
        10% convertible promissory note; $100 repaid
          in March, 1997 and $50 converted to common
          stock in April 1997........................      --        150             --
        8% secured promissory note; repaid in January
          1997.......................................      --        189             --
        Note payable with bank; repaid in March
          1997.......................................      --        200             --
        10% unsecured subordinated promissory note to
          officer and shareholder; repaid in
          February, 1997.............................      --        200             --
        Other........................................     113         41             21
                                                       ------     ------         ------
                                                        2,614      9,092          4,280
        Less amount due within one year..............   1,703      7,266          3,568
                                                       ------     ------         ------
        Long-term debt due after one year............  $  911     $1,826        $   712
                                                       ======     ======         ======

                             ECO SOIL SYSTEMS, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)
 4. LONG-TERM DEBT (CONTINUED)

     Aggregate maturities of long-term debt are as follows:

            Year ending December 31, 1997...............................  $  513
            Year ending December 31, 1998...............................   3,767
                                                                          ------
                                                                          $4,280
                                                                          ======

     Substantially all of the assets of the Company are pledged as collateral as a result of the debt agreements described above.

     The Company's revolving line of credit agreements ("Agreements") contain certain restrictions and limitations on the Company's operations including restrictions on capital expenditures, sale of assets, lease liabilities, mergers, or other forms of business combinations, as well as the prohibition on the payments of cash dividends. The Agreements also contain certain covenants which require the Company to maintain minimum levels of net worth, working capital, and other financial ratios, as defined. In connection with the sale leaseback of certain BioJect units in September 1997, the Company guaranteed $3.0 million of debt borrowed by the purchaser of the BioJects. The use of the line of credit is limited to $5.0 million less the unpaid balance on the purchaser's debt.

 5. SHAREHOLDERS' EQUITY

PREFERRED STOCK

     The Board of Directors is authorized, without any action by the Company's shareholders, to issue up to 5,000,000 shares of undesignated preferred stock and to fix the powers, preferences, rights and limitations of any such preferred shares or any class or series thereof. Persons acquiring preferred stock could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders.

STOCK OPTION PLAN

     In February 1992, the Company established a Qualified Stock Option Plan (the "Plan") for employees and consultants which, as amended, provides for the grant of options to purchase up to 1,100,000 shares of common stock. Options granted under the Plan have a five-year term and vest ratably over a three-year period.

     A summary of the Company's stock option activity and related information is as follows:

                                                              1995                     1996
                                                      --------------------     --------------------
                                                                  WEIGHTED                 WEIGHTED
                                                                  AVERAGE                  AVERAGE
                                                                  EXERCISE                 EXERCISE
                                                      OPTIONS      PRICE       OPTIONS      PRICE
                                                      -------     --------     -------     --------
Outstanding -- beginning of year....................  210,000      $ 2.00      334,168      $ 2.25
  Granted...........................................  126,668      $ 3.00      391,000      $ 3.59
  Exercised.........................................   (2,500)     $ 3.00      (10,000)     $ 2.00
  Forfeited.........................................       --          --      (27,668)     $ 2.25
                                                      -------                  -------
Outstanding -- end of year..........................  334,168      $ 2.25      687,500      $ 2.59
                                                      =======                  =======
Exercisable -- end of year..........................  242,222      $ 1.96      274,167      $ 2.26
                                                      =======                  =======

     Exercise price for options outstanding as of December 31, 1996 ranged from $1.50 to $4.00. The weighted average remaining contractual life of those options is approximately 3.4 years.

                             ECO SOIL SYSTEMS, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

 5. SHAREHOLDERS' EQUITY (CONTINUED)
     At December 31, 1996, options for 197,500 shares were available for future grant. At December 31, 1996, 900,000 shares of common stock were reserved for future issuance related to stock options and warrants.

     Pro forma information regarding net loss and net loss per share is required by Statement 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the minimum value option pricing model with the following weighted average assumptions for 1996 and 1995, respectively: risk-free interest rates of 7%; no dividend yields expected; and a weighted-average life of the option of 3 years.

     The minimum value option pricing model is similar to the Black-Scholes model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of such options. The effects of applying Statement 123 for pro forma disclosure purposes are not likely to be representative of the effects on pro forma net loss or net income in future years because they do not take into consideration pro forma compensation expense related to grants made prior to 1995. The Company's pro forma information follows:

                                                                 YEAR ENDED DECEMBER
                                                                         31,
                                                                 -------------------
                                                                  1995        1996
                                                                 -------     -------
          Pro forma net loss (in thousands)....................  $(1,853)    $(4,257)
                                                                 =======     =======
          Pro forma net loss per share.........................  $  (.37)    $  (.63)
                                                                 =======     =======
          Weighted-average fair value of options granted during  $   .57     $  1.16
            the year...........................................
                                                                 =======     =======

OPTIONS AND WARRANTS

     Under separate non-qualified stock option agreements in 1992 and 1993, the Company granted options to purchase 270,000 shares of common stock at prices ranging from $1.50 to $2.00 per share to several consultants and employees which have vesting and exercise provisions consistent with those issued pursuant to the Plan and expire through 1998. In 1995, 25,000 options were exercised at $1.50 per share. In 1996, 164,000 options were exercised at $2.00 per share and 26,000 options expired. As of December 31, 1996 all remaining options were exercisable.

     In 1991 and 1992, the Company also granted to four individuals options to purchase 812,458 shares of the Company's common stock at prices ranging from $.034 to $2.00 per share. In 1996, 40,000 options were exercised at $.034 per share. As of December 31, 1996, all remaining options were exercisable and expire through May 2001.

     In connection with the issuance of the 10% subordinated debentures in 1992 and 1993, the Company issued to the holders of the debentures options to purchase 88,000 shares at $1.50 per share and warrants to purchase 78,000 shares at $3.00 per share. In 1996, 88,000 options were exercised at $1.50 per share through the cancellation of related debt of $132,000. Warrants to purchase 78,000 shares were outstanding and exercisable at December 31, 1996 and expire through February 1998.

                             ECO SOIL SYSTEMS, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

 5. SHAREHOLDERS' EQUITY (CONTINUED)
     In connection with the 1994 repurchase of exclusive marketing rights for certain products, the Company issued warrants to purchase 30,000 common shares at $2.50 per share. All warrants were outstanding and exercisable as of December 31, 1996 and expire through 1999.

     During 1994, warrants to purchase 350,000 shares at $2.50 per share were issued to an officer of the Company. Warrants for the purchase of 100,000 shares of common stock vested ratably through January 1996 and warrants for the purchase of 250,000 shares of common stock may not be exercised until the issuance price of common stock exceeds certain prices. Compensation expense relating to the contingent shares will be recorded when the options vest based upon the difference between the then fair market value and the exercise price. At December 31, 1996, 100,000 of these warrants were exercisable.

     In accordance with the Company's purchase of Aspen, the previous owner of Aspen was granted an option to purchase 50,000 shares of the Company's common stock at $3.00 per share. The option vests over four years if the previous owner continues employment with the Company and will expire in December 2001. An additional 150,000 options to purchase the Company's common stock at $3.00 per share will be granted evenly over the next four years provided employment continues and contingent upon the level of the pre-tax contribution margin of Aspen over the next four years. Compensation expense relating to this option will be recorded when the shares vest based upon the difference between the then fair market value and the exercise price.

     In connection with a new stock option compensation plan for the board of directors, 30,000 options were granted January 1996 at $3.00 per share. As of December 31, 1996, 10,000 options were exercisable with the remaining options vesting over the next two years. These options expire in January 2001.

     In connection with various long-term debt financing transactions, the Company has issued warrants to purchase 1,880,818 shares of common stock at $3.00 and $4.00 per share. The warrants are generally exercisable through 2003. In 1996, warrants were exercised for the purchase of 3,666 shares of common stock. All remaining warrants were outstanding and exercisable at December 31, 1996.

     Options and warrants have also been issued to various investment banking firms, debenture holders and shareholders to purchase 1,195,190 shares of common stock. These options and warrants are generally exercisable through 2001 at prices between $1.50 and $4.00 per share. In 1996, options and warrants were exercised for the purchase of 31,800 shares of common stock.

     As of December 31, 1996, an aggregate of 5,000,000 shares of common stock are reserved for issuance under options and warrants, exclusive of options granted under the Plan.

 6. TPL DEFINED CONTRIBUTION PLAN

     Substantially all employees of TPL are covered by a defined contribution plan sponsored by TPL. TPL makes discretionary contributions up to 15% of eligible employee compensation on an annual basis. No contributions are made by the participants. No contributions have been made for the year ended December 31, 1996. Costs of administering the plan are paid by the Company and are not material.

 7. INCOME TAXES

     At December 31, 1996, the Company had federal and California tax net operating loss carryforwards of approximately $12.1 million and $4.7 million, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the fifty percent limitation on California loss carryforwards. The federal and California tax loss carryforwards begin expiring in 2003 and 1998, respectively, unless previously utilized.

                             ECO SOIL SYSTEMS, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

 7. INCOME TAXES (CONTINUED)
     Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period. The Company's use of a portion of its income tax net operating loss carryforwards will be limited since the Company has undergone ownership changes of greater than 50%.

     Significant components of the Company's deferred tax assets as of December 31, 1996 and 1995 are shown below. A valuation allowance of $4,636,000, of which $1,483 relates to 1996, has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1996
                                                                   -------     -------
                                                                   (IN THOUSANDS)
        Deferred tax assets:
          Net operating loss carryforwards.......................  $ 3,093     $ 4,530
          Other..................................................       60         106
                                                                    ------      ------
        Total deferred tax assets................................    3,153       4,636
        Valuation allowance for deferred tax assets..............   (3,153)     (4,636)
                                                                    ------      ------
        Net deferred tax assets..................................  $    --     $    --
                                                                    ======      ======

 8. COMMITMENTS

     In 1995, the Company entered into a thirty-year licensing agreement for BioJect Product (as defined). The license called for the Company to pay royalties of 13% on all product which was evaluated, developed, supplied, or improved by the licensor, with minimum royalty payments of $100,000 in each of 1996 and 1997. The Company granted the licensor a fully exercisable warrant to purchase 50,000 shares of the Company's common stock of $3.00 per share which expires in 2002. Royalty expense for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, was $100,000, $153,000, $79,000 and $0, respectively.

     In July 1997, the agreement was revised, whereby the Company obtained an exclusive, worldwide, royalty-free license to use, sell and distribute BioJect Product. In addition, the licensor assigned to the Company certain rights to proprietary materials. Under the revised license and supply agreement, the Company has agreed to purchase minimum amounts of BioJect Product over a three year period commencing in March 1997 as follows:

        March 1997 - February 1998........................................  $210,000
        March 1998 - February 1999........................................  $350,000
        March 1999 - February 2000........................................  $350,000

                             ECO SOIL SYSTEMS, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

 8. COMMITMENTS (CONTINUED)
     Annual future minimum lease payments, including equipment under capital leases as of December 31, 1996 are as follows (in thousands):

                                                                    CAPITAL     OPERATING
                                                                    LEASES       LEASES
                                                                    -------     ---------
        Year ending December 31, 1997..............................   $23        $   364
        Year ending December 31, 1998..............................    --            336
        Year ending December 31, 1999..............................    --            241
        Year ending December 31, 2000..............................    --             72
        Year ending December 31, 2001..............................    --             69
                                                                      ---         ------
        Total minimum lease payments...............................    23        $ 1,082
                                                                                  ======
        Less amount representing interest..........................     1
                                                                      ---
        Present value of remaining capital lease payments
          (including current portion of $22).......................   $22
                                                                      ===

     Rental expense for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 was approximately $102,000, $107,000, $268,000, $185,000, and $325,000, respectively, including $89,000,
$78,000, $90,000, $65,000, and $113,000, respectively, to a shareholder. The lease with the shareholder expires in November 1999.

     In September 1997, the Company sold approximately $4.0 million of equipment under operating leases to an unrelated investor group. The Company then leased the equipment back under a 40-month lease agreement. The equipment is subleased to end-users, generally under one-year lease terms. The gain of approximately $300,000 on the sale has been deferred and will be amortized over the 40-month lease term. Minimum lease payments due under the leaseback are as follows as of September 30, 1997 (in thousands):

        Year ending December 31, 1997.......................................  $  500
        Year ending December 31, 1998.......................................   1,921
        Year ending December 31, 1999.......................................   1,794
        Year ending December 31, 2000.......................................     671
        Year ending December 31, 2001.......................................      42
                                                                              ------
        Total minimum lease payments........................................  $4,928
                                                                              ======

     TSI has entered into employment agreements expiring July 9, 1999 with two executive officers. The agreements provide for minimum salary levels, adjusted annually for cost-of-living changes, as well as participation in any incentive compensation plans sponsored by TSI.

 9. RELATED PARTY TRANSACTIONS

     As more fully described in Note 4, the Company has various debt arrangements with officers and shareholders of the Company.

     As more fully described in Note 8, the Company leases its facility under an operating lease which it assumed from two officers of the Company.

               REPORT OF BIGELOW & COMPANY, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Turf Specialty, Inc.
Londonderry, New Hampshire

     We have audited the accompanying consolidated statements of income and retained earnings and cash flows of Turf Specialty, Inc. for the years ended December 31, 1994 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and consolidated disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the results of operations and cash flows of Turf Specialty, Inc. for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          BIGELOW & COMPANY
                                          Certified Public Accountants, P.C.

                                          By:      /s/ MARIE C. MCKAY
                                            ------------------------------------
                                                       Marie C. McKay
                                                Certified Public Accountant
Manchester, New Hampshire
July 19, 1996

                              TURF SPECIALTY, INC.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                YEARS ENDED
                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1994       1995
                                                                             ------     ------
                                                                              (IN THOUSANDS)
Net sales................................................................    $4,557     $6,886
Cost of sales............................................................     3,101      4,929
                                                                             ------     ------
  Gross profit...........................................................     1,456      1,957
Operating expenses.......................................................     1,463      1,347
                                                                             ------     ------
Income (loss) from operations............................................        (7)       610
Other income.............................................................        43          4
                                                                             ------     ------
Income before provision for income taxes.................................        36        614
Provision for income taxes...............................................         9        240
                                                                             ------     ------
Net income...............................................................        27        374
Retained earnings at beginning of year ..................................       573        600
                                                                             ------     ------
Retained earnings at end of year.........................................    $  600     $  974
                                                                             ======     ======

    The accompanying notes are an integral part of the financial statements.

                              TURF SPECIALTY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                YEARS ENDED
                                                                               DECEMBER 31,
                                                                              ---------------
                                                                              1994      1995
                                                                              -----     -----
                                                                              (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income..................................................................  $  27     $ 374
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.............................................     31        51
  Loss on sale of property and equipment....................................      8         4
  Change in operating assets and liabilities:
     Accounts receivable....................................................   (109)     (940)
     Inventory..............................................................     32      (652)
     Income taxes...........................................................     (7)      240
     Prepaid expenses.......................................................     (3)       --
     Accounts payable.......................................................     63     1,530
     Accrued expenses.......................................................      7        (8)
     Customer deposits......................................................     29        11
                                                                              -----     -----
     Net cash provided by operating activities..............................     78       610
INVESTING ACTIVITIES:
Purchase of property and equipment..........................................    (69)      (78)
Advances (repayments) on notes receivable from stockholders.................     75       (90)
Proceeds from sale of property and equipment................................     19         6
                                                                              -----     -----
Net cash provided by (used in) investing activities.........................     25      (162)
                                                                              -----     -----
FINANCING ACTIVITIES:
Principal payments on notes payable.........................................    (29)      (35)
Repurchase of common stock..................................................    (75)      (75)
Proceeds (repayments) of note payable to stockholder........................     79       (78)
                                                                              -----     -----
Net cash used in financing activities.......................................    (25)     (188)
Net increase in cash........................................................     78       260
Cash at beginning of year...................................................     49       128
                                                                              -----     -----
Cash at end of year.........................................................  $ 127     $ 388
                                                                              =====     =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes..................................................  $  16     $   2
                                                                              =====     =====
Cash paid for interest......................................................  $  13     $   9
                                                                              =====     =====

    The accompanying notes are an integral part of the financial statements.

                              TURF SPECIALTY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     Substantially all gross revenues are derived from the purchase and resale of turfgrass supplies. Most of the Company's business activity is with golf courses located in New England.

  Basis of Consolidation

     The consolidated financial statements include the accounts of Turf Specialty, Inc. (the Company) and its wholly-owned subsidiary, 3MT, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Allowance for Doubtful Accounts

     The Company considers its accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is provided.

  Inventories

     Inventories consist primarily of finished goods and are valued at the lower of cost (first-in, first-out) or market value.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using accelerated methods based on the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred.

  Advertising Costs

     Advertising costs are charged to the expense as incurred. Advertising costs were $8,683 and $9,191 for the years ended December 31, 1994 and 1995, respectively.

  Governmental Regulations

     Substantially all of the Company's facilities are subject to federal, state and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the net income, financial condition, capital expenditures, or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company deposits its cash in financial institutions. At times, such

                              TURF SPECIALTY, INC.

investments may be in excess of insured limits. To date, the Company has not experienced any losses on its cash investments. A substantial portion of the Company's accounts receivable are from distributors and country clubs. The Company generally does not require collateral and provides for estimated losses on uncollectible accounts at the time of the sale. Such losses have historically been minimal and within management's expectations.

3. MAJOR SUPPLIER

     Beginning in 1994, the Company has a distributor agreement with a major supplier. At December 31, 1995, amounts due to that supplier included in accounts payable were $1,745,381. This agreement has been terminated effective December 31, 1996.

4. LINE OF CREDIT

     The Company has available a $900,000 line of credit at the bank's prime rate plus 1.5% (10% at December 31, 1995). The line is unsecured and is personally guaranteed by the stockholders. There were no borrowings outstanding under this agreement at December 31, 1994 and 1995.

5. RELATED PARTY TRANSACTIONS

     The stockholders have personally guaranteed all of the bank debt of the Company (SEE NOTE 4).

     As more fully described in Note 6, the Company leases its facility under an operating lease which it assumed from its stockholders.

6. OPERATING LEASES

     The Company leases its facility under a five-year operating lease which expires February 1997. The lease agreement was entered into by the stockholders of the Company. The Company utilizes the premises and has assumed the obligation and liability under the lease. The lease payment is $3,467 per month and includes property tax and common area charges which are subject to change. The Company is also party to a number of operating leases for office equipment. Rental expense under these leases for the years ended December 31, 1994 and 1995 was $44,789 and $57,688, respectively.

     The following is a schedule of minimum future rental payments to be made under these leases as of December 31, 1995 (IN THOUSANDS):

            Year ending December 31, 1996..................................  $51
            Year ending December 31, 1997..................................    5
                                                                             ---
                                                                             $56
                                                                             ===

7. REPURCHASED STOCK

     The Company has repurchased shares of the Company's common stock, as follows:

                                                              NUMBER OF         COST OF
                                                               SHARES         REPURCHASED
                                                             REPURCHASED         SHARES
                                                             -----------     --------------
                                                                             (IN THOUSANDS)
        Year ended December 31, 1994.......................     23.82             $ 75
        Year ended December 31, 1995.......................     23.84               75
                                                                -----             ----
                                                                47.66             $150
                                                                =====             ====

                              TURF SPECIALTY, INC.

8. INCOME TAXES

     A reconciliation of federal and state income taxes computed at current rates to the amounts provided in the financial statements is as follows (in thousands):

                                                                         YEARS ENDED
                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1994     1995
                                                                        ----     ----
        Federal.......................................................   $6      $196
        State.........................................................    3        44
                                                                         --      ----
                                                                         $9      $240
                                                                         ==      ====

9. PROFIT SHARING PLAN

     The Company has a non-contributory profit sharing plan covering substantially all of its employees. Annual employer contributions to the plan are set by the Board of Directors. Contributions for the years ended December 31, 1994 and 1995 amounted to $103,275 and $109,155, respectively.

10. SUBSEQUENT EVENT

     Effective May 31, 1996, the Company was merged into Eco Specialty, Inc., a Delaware corporation. Eco Specialty, Inc. was the surviving corporation which changed its name to Turf Specialty, Inc.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

STOCKHOLDER
TURF PRODUCTS, LTD.

     We have audited the accompanying statements of income and retained earnings and cash flows of Turf Products, Ltd. for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP
                                          --------------------------------------
                                          ERNST & YOUNG LLP
San Diego, California
October 3, 1996

                              TURF PRODUCTS, LTD.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                YEARS ENDED
                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1994       1995
                                                                             ------     ------
                                                                              (IN THOUSANDS)
Net sales..................................................................  $5,219     $6,914
Cost of sales..............................................................   3,584      4,946
                                                                             ------     ------
          Gross profit.....................................................   1,635      1,968

Operating expenses:
  Selling expenses.........................................................     442        523
  General and administrative expenses......................................   1,031      1,224
                                                                             ------     ------
                                                                              1,473      1,747
                                                                             ------     ------
Operating income...........................................................     162        221

Other income (expense):
  Interest expense.........................................................     (23)       (28)
  Interest income..........................................................       1          1
  Other, net...............................................................      (1)        --
                                                                             ------     ------
                                                                                (23)       (27)
                                                                             ------     ------
Income before income taxes.................................................     139        194
Provision for income taxes.................................................      71         94
                                                                             ------     ------
Net income.................................................................      68        100
Cash dividends.............................................................     (50)       (25)
Retained earnings at beginning of year.....................................     543        561
                                                                             ------     ------
Retained earnings at end of year...........................................  $  561     $  636
                                                                             ======     ======

                            See accompanying notes.

                              TURF PRODUCTS, LTD.

                            STATEMENTS OF CASH FLOWS

                                                                                YEARS ENDED
                                                                               DECEMBER 31,
                                                                              ---------------
                                                                              1994       1995
                                                                              ----       ----
                                                                              (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................................  $ 68       $100
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.............................................    52         65
  Provision for doubtful accounts...........................................    --         11
  Deferred income taxes.....................................................     6        (27)
  Changes in operating assets and liabilities:
     Accounts receivable....................................................   (24)        85
     Inventories............................................................  (165)      (185)
     Prepaids and other assets..............................................    (5)        89
     Accounts payable and accrued expenses..................................   102         57
     Income taxes payable...................................................    50         31
                                                                              ----       ----
Net cash provided by operating activities...................................    84        226

INVESTING ACTIVITIES
Purchase of property and equipment..........................................   (45)      (133)
Premium receivable..........................................................   (21)       (30)
                                                                              ----       ----
Net cash used by investing activities.......................................   (66)      (163)

FINANCING ACTIVITIES
Advances from stockholder...................................................    50         --
Cash dividends paid.........................................................   (50)       (25)
                                                                              ----       ----
Net cash used by financing activities.......................................    --        (25)
                                                                              ----       ----
Increase in cash............................................................    18         38
Cash at beginning of year...................................................    77         95
                                                                              ----       ----
Cash at end of year.........................................................  $ 95       $133
                                                                              ----       ----

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
  Income taxes..............................................................  $ 20       $ 91
                                                                              ====       ====
  Interest..................................................................  $ 17       $ 28
                                                                              ====       ====

                            See accompanying notes.

                              TURF PRODUCTS, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     Turf Products, Ltd. is a wholesaler/distributor of golf course and turfgrass supplies. The Company is privately owned and operates in the Greater Chicago area.

  Concentration of Credit Risk

     No single customer is large enough to pose a significant financial risk to the Company. To the extent the Company's customers become delinquent, collection activities commence. The Company maintains an allowance for losses based on the expected collectability of accounts receivable. Credit losses historically have been insignificant and within management's expectations.

  Inventories

     Inventories consist primarily of finished goods and are stated at the lower of cost (principally first in, first out method) or market.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed by applying an accelerated method for transportation equipment and a straight-line method for all other property and equipment based on the estimated useful lives of the assets. Repairs and maintenance costs are expensed as incurred.

  Goodwill

     Goodwill resulted from the buyout of certain partners of the original partnership (the Company was incorporated from a partnership in 1971). The goodwill is being amortized over 40 years. Amortization of goodwill amounted to approximately $1,000 for each of the years ended December 31, 1994 and 1995.

  Advertising Costs

     The Company expenses advertising costs as incurred. Advertising costs were $18,938 and $22,690 for the years ended December 31, 1994 and 1995, respectively.

  Government Regulations

     Substantially all of the Company's facilities are subject to federal, state and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the net income, financial condition, capital expenditures, or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              TURF PRODUCTS, LTD.

2. RELATED PARTY TRANSACTIONS

     The Company pays life insurance premiums on behalf of the stockholder. For the years ended December 31, 1994 and 1995, the Company paid $37,696 and $37,336 in life insurance premiums. In the event of the death of the stockholder or termination of a related collateral assignment agreement, the Company is entitled to reimbursement of these premiums or ownership of the policies. The premium receivable recorded in the balance sheet reflects the cash surrender value of the policies which represents the collateralized portion of the premiums. Premiums paid since inception of the policies in excess of the cash surrender values totaled $52,192 at December 31, 1995.

     The Company sells Eco Soil Systems, Inc. products to their customers. The effect on cost of sales, net of commissions, of these transactions for the years ended December 31, 1994 and 1995 was $0 and $9,500, respectively.

     In addition to facilities leased as noted above, the Company occupies a building owned by a stockholder on which no rent is charged.

3. INCOME TAXES

     The components of income tax expense were as follows for the years ended December 31 (in thousands):

                                                                        1994     1995
                                                                        ----     ----
        Current income tax expense:
          Federal.....................................................  $51      $ 98
          State.......................................................   14        23
        Deferred income tax expense (benefit):
          Federal.....................................................    7       (24)
          State.......................................................   (1)       (3)
                                                                        ---      ----
        Total income tax expense......................................  $71      $ 94
                                                                        ===      ====

     A reconciliation from the U.S. federal statutory income tax rate (34 percent) to the effective income tax rate (income tax expense divided by income before income taxes) is as follows for the years ended December 31 (in thousands):

                                                                         1994     1995
                                                                         ----     ----
        Income tax expense at the statutory rate.......................  $47      $66
        Effect of:
          State income tax expense, net of federal income tax effect...    9       12
          Non-deductible expenses......................................   15       16
          Change in tax rates on deferred taxes........................    7        1
          Change in tax due to graduated tax rates.....................   (8)      (1)
          Other, net...................................................    1       --
                                                                         ---      ---
        Income tax expense.............................................  $71      $94
                                                                         ===      ===
        Effective income tax rate......................................   51%      48%
                                                                         ===      ===

     For the years ended December 31, 1994 and 1995, income tax expense was affected by the difference between the statutory tax rate of 34% and the graduated tax rate based on the Company's level of taxable income.

     Deferred income taxes are provided for temporary differences between the carrying amounts of the Company's assets and liabilities for financial statement purposes and their tax bases. The sources of the

                              TURF PRODUCTS, LTD.

differences that gave rise to the deferred income tax assets and liabilities as of December 31, 1995, along with the income tax effect of each, were as follows (in thousands):

                                                                        1995 DEFERRED
                                                                          INCOME TAX
                                                                    ----------------------
                                                                    ASSETS     LIABILITIES
                                                                    ------     -----------
        Property and equipment....................................   $ --          $ 5
        Bad debts.................................................      4           --
        Contributions.............................................      9           --
        Differences in revenue and expense recognition............     28           --
        Life insurance............................................     --           25
                                                                      ---          ---
                                                                     $ 41          $30
                                                                      ===          ===

4. COMMITMENTS

     Annual future payments under the Company's operating leases as of December 31, 1995 are as follows (in thousands):

            Year ending December 31, 1996..................................  $54
            Year ending December 31, 1997..................................   23
            Year ending December 31, 1998..................................    3
            Year ending December 31, 1999..................................    2
                                                                             ---
                                                                             $82
                                                                             ===

     Rental expense for the years ended December 31, 1994 and 1995 was approximately $200 and $28,500, respectively.

5. DEFINED CONTRIBUTION PLAN

     Substantially all employees of the Company were covered by a defined contribution plan sponsored by Turf Products, Ltd. No contributions are made by the participants. The Company's contributions aggregated $62,000 for each of the years ended December 31, 1994 and 1995 and were determined at the Company's discretion. Costs of administrating the Plan are paid by the Company.

6. SUBSEQUENT EVENT

     Effective May 31, 1996, the Company merged with Eco Turf Products, Inc., a subsidiary of Eco Soil Systems, Inc. The subsidiary is the surviving corporation. Prior to the closing of this merger, the Company terminated the defined contribution plan (See Note 5).

                             ECO SOIL SYSTEMS, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     The following unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 1996 and 1995 give effect to the acquisitions of Turf Specialty, Inc. (TSI) and Turf Products, Ltd. (TPL) as if they were acquired on January 1, 1995.

     The pro forma condensed consolidated statements of operations are based on historical financial statements of Eco Soil Systems, Inc., TSI and TPL, giving effect to the acquisitions applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the pro forma condensed consolidated statements of operations. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the historical financial statements and notes thereto of Eco Soil Systems, Inc., TSI and TPL, and narrative sections included elsewhere herein. The pro forma condensed consolidated statements of operations are presented for illustrative purposes and are not necessarily indicative of what actual results of operations would have been for the periods presented had the transactions occurred on the date indicated and do not purport to indicate the results of future operations.

                                         YEAR ENDED DECEMBER 31, 1995
                                                  HISTORICAL
                                     -------------------------------------
                                     ECO SOIL        TURF          TURF         PRO FORMA         PRO FORMA
                                     SYSTEMS,     SPECIALTY,     PRODUCTS,     ADJUSTMENTS        REFLECTING
                                       INC.          INC.          LTD.         (NOTE 2)         ACQUISITIONS
                                     --------     ----------     ---------     -----------       ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...........................  $  3,757       $6,886        $ 6,914         $  --           $    17,557
Operating expenses.................     5,331        6,263          6,692           349(a)             18,635
                                      -------       ------         ------         -----            ----------
Operating income (loss)............    (1,574)         623            222          (349)               (1,078)
Interest expense, net..............      (262)          (9)           (28)         (308)(b)              (607)
                                      -------       ------         ------         -----            ----------
Income (loss) before income
  taxes............................    (1,836)         614            194          (657)               (1,685)
Provision for income taxes.........        --          240             94          (334)(c)                --
                                      -------       ------         ------         -----            ----------
Net income (loss)..................  $ (1,836)      $  374        $   100         $(323)          $    (1,685)
                                      =======       ======         ======         =====            ==========
Net loss per share.................                                                               $     (0.31)
                                                                                                   ==========
Shares used in computing net loss
  per share........................                                                                 5,516,000
                                                                                                   ==========

                                         YEAR ENDED DECEMBER 31, 1996
                                                  HISTORICAL
                                     -------------------------------------
                                     ECO SOIL        TURF          TURF         PRO FORMA         PRO FORMA
                                     SYSTEMS,     SPECIALTY,     PRODUCTS,     ADJUSTMENTS        REFLECTING
                                       INC.          INC.          LTD.         (NOTE 2)         ACQUISITIONS
                                     --------     ----------     ---------     -----------       ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...........................  $ 12,116       $3,837        $ 2,683         $  --           $    18,636
Operating expenses.................    15,245        3,911          2,698           146                22,000
                                      -------       ------         ------         -----            ----------
Operating loss.....................    (3,129)         (74)           (15)         (146)               (3,364)
Interest expense, net..............    (1,064)          --            (20)         (128)(b)            (1,212)
                                      -------       ------         ------         -----            ----------
Loss before income taxes...........    (4,193)         (74)           (35)         (274)               (4,576)
Provision for income taxes.........        --           --             20           (20) (c)               --
                                      -------       ------         ------         -----            ----------
Net loss...........................  $ (4,193)      $  (74)       $   (55)        $(254)          $    (4,576)
                                      =======       ======         ======         =====            ==========
Net loss per share.................                                                               $      (.64)
                                                                                                   ==========
Shares used in computing net loss
  per share........................                                                                 7,118,000
                                                                                                   ==========

    See accompanying notes to Pro Forma Condensed Consolidated Statements of
                                  Operations.

                             ECO SOIL SYSTEMS, INC.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENTS OF OPERATIONS (UNAUDITED)

NOTE 1.

     On May 31, 1996, Eco Soil Systems, Inc. (the "Company") acquired all of the outstanding common stock of Turf Specialty, Inc. ("TSI") and Turf Products, Inc. ("TPL") in separate transactions. To effect the purchase of TSI, the Company issued 647,650 shares of its common stock and $1,000,000 in debt and paid $579,000 in cash. To effect the purchase of TPL, the Company issued 374,424 shares of its common stock and paid $1,198,000 in cash. The stock issued in each of these transactions was valued at $3.00 per share. Each transactions was accounted for as a purchase.

     The purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair value on the date of acquisition as follows:

                                                                 TURF                TURF
                                                            SPECIALTY, INC.     PRODUCTS, LTD.
                                                            ---------------     --------------
                                                                      (IN THOUSANDS)
        Assets acquired:
          Cash............................................      $ 1,471             $  185
          Accounts receivable.............................        1,900              1,021
          Inventories.....................................          675                894
          Prepaid expenses and other current assets.......           31                336
          Property and equipment..........................          164                182
          Note receivable from stockholders...............          595
          Excess of purchase price over net tangible
             assets acquired..............................        3,460              1,780
                                                                 ------             ------
        Total assets acquired.............................      $ 8,296             $4,398
                                                                 ======             ======
        Liabilities assumed:
          Accounts payable................................      $ 3,261             $1,492
          Accrued expenses................................          895                 35
          Notes payable...................................           --                440
                                                                 ------             ------
        Total liabilities assumed.........................        4,156              1,967
                                                                 ------             ------
        Net assets acquired...............................      $ 4,140             $2,431
                                                                 ======             ======

NOTE 2.

     The accompanying unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 1995 and 1996 gives effect to the acquisitions of TSI and TPL as if they had occurred as of January 1, 1995. For the periods presented, transactions between these entities were not material.

     The pro forma adjustments are summarized as follows:

     (a) Increased amortization expense of intangibles for goodwill related to the acquisitions using the straight line method and a 15 year life.

     (b) Increased interest expense on the acquisitions debt of $1 million and $1.8 million of the bridge notes utilized to complete the acquisitions. The acquisition debt bears interest at 8% and is due in February 1997, and the bridge financing bears interest at 10% and is due within 30 days of the date of the completion of the Company's initial public offering of its common stock.

     (c) Adjusted provision for income taxes based on the consolidated operations for the periods presented.

                             ECO SOIL SYSTEMS, INC.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                STATEMENTS OF OPERATIONS (UNAUDITED) (CONTINUED)

NOTE 3.

     Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding during each period. Common stock equivalents were not included in computing pro forma net loss per share since the effect would have been antidilutive. Pursuant to the requirements of the Securities and Exchange Commission, shares of common stock issued during the twelve months immediately preceding the initial filing of the registration statement relating tot he Company's initial public offering, plus the number of common equivalent share under stock options granted or warrants issued during such period, have been included in the calculation of the shares used in computing pro forma net loss per share as if they were outstanding for all periods presented (using the treasury stock method and the estimated public offering price), except that the shares utilized to effect the purchase of TSI and TPL were not reduced utilizing the treasury stock method.

     The shares used in the pro form calculation are as follows:

                                                                         DECEMBER 31,
                                                                       ----------------
                                                                        1995      1996
                                                                       ------    ------
        Shares used in historical calculation........................   5,207     6,809
        Effect of treasury stock assumptions on shares issued in
          acquisitions(1)............................................     309       309
                                                                        -----     -----
        Shares used in pro forma calculation.........................   5,516     7,118
                                                                        =====     =====

---------------

(1) Such shares represent the effect of the assumed treasury stock repurchase, which was utilized in the historical calculation for the shares issued in connection with the acquisitions. For pro forma purposes, the total of the shares issued in connection with the acquisitions are treated as outstanding since January 1, 1995, without any treasury stock repurchase.

                               THE BIOJECT SYSTEM
                    ---------------------------------------

                         [DEPICTION OF BIOJECT SYSTEM]

           THE COMPANY'S BIOJECT SYSTEM IS A PROPRIETARY DISTRIBUTION
          SYSTEM THAT INTRODUCES BENEFICIAL MICROBES INTO THE SOIL BY
         FERMENTING THEM ON SITE AND THEN AUTOMATICALLY DISPENSING THE
                MICROBES INTO THE CUSTOMER'S IRRIGATION SYSTEM.

                            ------------------------

         THE BIOJECT SYSTEM IS CURRENTLY USED BY A WIDE VARIETY OF GOLF
                         COURSES THROUGHOUT THE WORLD.

 [Picture of Pittsburgh        [Picture of Spyglass Hill        [Picture of Turf Valley
           Field               Country Club golf course,         golf course, hole #1,
 Club golf course, hole        hole #1, Pebble Beach, CA]          Elliott City, MD]
           #1,
     Pittsburgh, PA]           SPYGLASS HILL GOLF COURSE,
                               HOLE #1, PEBBLE BEACH, CA,      TURF VALLEY COUNTRY CLUB
  PITTSBURGH FIELD CLUB       REPRODUCED BY PERMISSION OF        GOLF COURSE, HOLE #1,
  GOLF COURSE, HOLE #1,          PEBBLE BEACH COMPANY.             ELLIOTT CITY, MD
     PITTSBURGH, PA

============================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                       ---------------------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        -----
Prospectus Summary....................................      3
Risk Factors..........................................      6
Use of Proceeds.......................................     13
Price Range of Common Stock...........................     13
Capitalization........................................     14
Dilution..............................................     15
Dividend Policy.......................................     15
Selected Consolidated Financial and Operations Data...     16
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.................     17
Business..............................................     25
Management............................................     36
Certain Transactions..................................     43
Principal and Selling Shareholders....................     46
Description of Securities.............................     47
Shares Eligible for Future Sale.......................     49
Underwriting..........................................     51
Experts...............................................     52
Legal Matters.........................................     53
Available Information.................................     53
Index to Financial Statements.........................    F-1

============================================================
======================================================
                                4,085,833 SHARES

                         [ECO SOIL SYSTEMS, INC. LOGO]

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                CIBC OPPENHEIMER
                                CRUTTENDEN ROTH
                                  INCORPORATED
                                            , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 21-20,103 through 21-20,111 of the Nebraska Business Corporation Act provide, in summary, that the directors and officers of the Company may, under certain circumstances, be indemnified by the Company against all liability expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Company, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Sections 21-20,104 and 21-20,108(a) of the Nebraska Business Corporation Act also provide that directors and officers of the Company are entitled to such indemnification by the Company to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding to which he or she is a party because of he or she is a director of officer of the Company.

     Pursuant to the terms of the Underwriting Agreement filed as Exhibit 1.1 hereto, the directors and officers of the Company are indemnified against certain civil liabilities that they may incur under the Securities Act of 1933, as amended, in connection with this Registration Statement and the related Prospectus.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the NASD filing fee.

          Securities and Exchange Commission registration fee............  $  8,366
          NASD filing fee................................................     3,261
          Nasdaq National Market listing fee.............................    17,500
          Legal fees and expenses........................................   200,000
          Accounting fees and expenses...................................   100,000
          Printing and engraving expenses................................   110,000
          Blue Sky fees and expenses.....................................     5,000
          Transfer agent and registrar fees..............................     5,000
          Miscellaneous..................................................    50,493
                                                                           --------
                    TOTAL................................................  $500,000
                                                                           ========

---------------

* To be supplied by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Since October 30, 1994, the Company has issued and sold the following unregistered securities:

          1. During the period from December 1994 to February 1995, Mr. Adams converted $1,200,000 of subordinated notes and shareholder advances into 400,000 shares of Common Stock.

          2. In March 1995, Mr. Adams, Mr. Gloff and Heartland Capital, in conjunction with a credit facility the Company obtained from Imperial Bank, used collateral they had pledged against the

     Company's bank loan at Peninsula Bank to repay the outstanding indebtedness under this credit line, and in turn the Company issued $750,000 of unsecured subordinated debentures to Mr. Adams, Mr. Gloff and Heartland Capital. These debentures bear interest at the rate of 8% annually and had an original term of two years, which term was extended on March 15, 1996 so that the term would expire in March 1998. In connection with the issuance of the debenturers, the Company issued warrants to purchase up to 250,000 shares of Common Stock at $3.00 per share.

          3. In March and April 1995, the Company secured $400,000 of bridge loan financing from certain shareholders. Investors in the bridge loan financing also received warrants to purchase an aggregate of 60,000 shares of Common Stock, exercisable at $3.00 per share.

          4. In July 1995 and in connection with the entering into of a consulting/licensing agreement, the Company granted to Encore a fully exercisable warrant to purchase 50,000 shares of Common Stock at $3.00 per share, which expired in June 2002. In May 1997, Encore surrendered the warrant and the Company granted to each of Encore and Guy W. Miller warrants to purchase 25,000 shares of Common Stock at $3.00 per share, which expire in June 2002. In July 1997, Encore exercised its right to purchase 12,500 shares of Common Stock at $3.00 per share under the warrant, surrendered the warrant and received a new warrant from the Company to purchase 12,500 shares of Common Stock at $3.00 per share, which expires in June 2002.

          5. During the period from August 1995 to December 1995, the Company sold 720,666 shares of Common Stock at $3.00 per share to various accredited investors for a total consideration of $2,161,998. The Company paid $216,199 to R.J. Steichen & Co. in connection with the Company's initial public offering and issued warrants to R.J. Steichen & Co. to purchase up to 53,600 shares of Common Stock at $3.00 per share.

          6. On November 15, 1995, Mr. Gloff and Heartland Capital each purchased $200,000 of collateralized subordinated debentures from the Company. The debentures are secured by the assets of the Company but are subordinated to any senior indebtedness of the Company. The debentures bear interest at an 8% annual rate, payable on a quarterly basis, and the entire principal balance is due on November 15, 1998. On May 15, 1996, Mr. Gloff converted the entire principal balance of his $200,000 of subordinated debentures into 100,000 shares of Common Stock.

          7. On March 1, 1996, Rugged Rigger, Inc. loaned the Company $100,000. The loan had an annual interest rate of 8%, payable monthly, and the entire principal balance was due on March 1, 1997. In connection with this subordinated unsecured note, warrants were issued to Mr. Potter to purchase 15,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in March 1, 2001. The loan was prepaid in full with the proceeds from the sale of the Bridge Notes and the Bridge Warrants.

          8. On March 15, 1996, Mr. Adams converted $300,000 of collateral that was pledged to secure the Company's bank loan at Peninsula Bank into cash and used the cash to reduce the Company's $1,013,000 principal loan at Peninsula Bank by this amount. The Company in turn issued Mr. Adams a total of $300,000 of unsecured debentures, which bear interest at an 8% annual rate, payable on a quarterly basis, and the entire principal amount is due on March 15, 1998. In connection with the debentures, Mr. Adams was granted options to purchase up to 100,000 shares of Common Stock at an exercise price of $3.00 per share for a period of five years.

          9. On March 15, 1996, Mr. Gloff and Heartland Capital converted $250,000 and $200,000, respectively, of collateral that was pledged to secure the Company's bank loan at Peninsula Bank into cash and used the cash to reduce the Company's $1,013,000 principal loan at Peninsula Bank by this amount. The Company in turn issued a $250,000 unsecured debenture to Mr. Gloff and a $200,000 unsecured debenture to Heartland Capital, each bearing interest at an 10% annual rate, payable on a quarterly basis, and the principal amount of each note is due on March 15, 1998. In connection with the debentures, warrants were issued to Mr. Gloff and Heartland Capital to purchase up to 83,333 shares and 66,667 shares, respectively, of Common Stock at an exercise price of $3.00 per share. These warrants expire upon the earlier of seven years from the date of issuance or one year after the closing date of the initial public offering.

          10. On March 26, 1996, the Company entered into a $1,000,000 line of credit agreement with Imperial Bank, $500,000 of which is a revolving line of credit that expired on April 1, 1997 and $500,000 of which is a revolving credit line extended to finance exports based on a guarantee extended the Company by the California Export Finance Organization ("CEFO"). The entire line of credit was personally guaranteed by Mr. Adams. The term loan portion of the line of credit bore interest at a rate of prime plus 2%. The CEFO portion of the credit line bears interest at prime plus 1.5%. CEFO's obligations are in turn guaranteed by Mr. Adams. In connection with the revolving line of credit, warrants were issued to Imperial Bank to purchase 20,833 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in March 2001.

          11. Between March and July 1996, the Company loaned $72,000 to Rugged Rigger, Inc. to enable it to exercise options to purchase Common Stock. The loan bore interest at an annual rate of 5%, compounded annually, and was payable at the earlier of two years or the sale of the underlying Common Stock.

          12. On April 1, 1996, Mr. S. Bartley Osborn loaned the Company $100,000. The loan had an annual interest rate of 8%, payable monthly, and the entire principal balance was due on July 1, 1996. In connection with this note, warrants were issued to Mr. Osborn to purchase 15,000 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in April 2001. The loan was prepaid in full with the proceeds from the sale of the Bridge Notes and the Bridge Warrants.

          13. On May 24, 1996, the Company issued three $50,000 promissory notes for the purpose of providing short-term financing until the proceeds of the initial public offering were received, one from each of Mr. Adams, Mr. Gloff and Heartland Capital. Each note was payable upon demand and bore interest at an annual rate of 8%. Heartland Capital converted its promissory note into 15,306 shares of Common Stock. In connection with these promissory notes, warrants were issued to each of Messrs. Adams and Gloff and Heartland Capital to purchase 7,500 shares of Common Stock at an exercise price of $3.00 per share. These warrants expire in May 2001.

          14. In July 1996, the Company secured $3,695,000 in bridge loan financing through a private placement to accredited investors of the Bridge Notes and the Bridge Warrants. The Bridge Notes and Bridge Warrants were offered in Units, each Unit consisting of $50,000 principal amount of Bridge Notes with Bridge Warrants to purchase 10,000 shares of Common Stock. The Company issued 739,000 Bridge Warrants in connection with the bridge loan financing. The Bridge Notes bore interest at 10% per annum and were repayable, with interest, at the earlier of December 31, 1996, or 30 days after completion of the Company's initial public offering. Bridge Notes in the aggregate principal amount of $1,900,000 were converted by their holders into a total of 576,823 shares of common stock, and Bridge Notes in the aggregate principal amount of $1,800,000 were repaid by the Company. None of the Bridge Notes remain outstanding. The Bridge Warrants may be exercised to purchase Common Stock at the earlier of the completion of the Company's initial public offering or December 31, 1996, at 80% of the Price to Public obtained by the Company if the Company's initial public offering is effective on or before December 31, 1996, or at $3.00 per share if such an offering is not effective on or before December 31, 1996. The Company paid $225,700 to Steichen in connection with the bridge loan financing.

          15. In February 1997, the Company acquired substantially all of the assets of Turfmakers, Inc. Part of the consideration for such assets was the issuance of 25,000 shares of Common Stock to Robert C. Maycock, the sole shareholder of Turfmakers, Inc. Mr. Maycock was an accredited individual investor.

          16. On June 30, 1997, the Company entered into a $5,000,000 line of credit agreement with Imperial Bank which provides for direct advances up to $5,000,000. The line provides for advances equal to the sum of 75% of eligible accounts receivable plus 50% of eligible inventory. Advances associated with the Company's eligible inventory may not exceed $2.5 million. In connection with the establishment of the line of credit, the Company issued a warrant to Imperial Bank to purchase 40,000 shares of Common Stock at an exercise price of $5.25 per share. The warrant expires on June 30, 2002.

     The sales of securities above were made in reliance upon Section 4(2) and Regulation D of the Securities Act, which provide exemptions for transactions not involving a public offering. The purchasers of securities described above represented that they acquired them for their own account and not with a view to any distribution thereof to the public. The Company made inquiries of purchasers of securities in these transactions and obtained representations from such purchasers to establish that such issuances qualified for an exemption from the registration requirements. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements.

ITEM 27. EXHIBITS

EXHIBIT
  NO.                                           DESCRIPTION
-------     -----------------------------------------------------------------------------------
  1.1 (1)   Form of Underwriting Agreement
  1.2 (1)   Form of Representatives' Warrant
  3.1 (5)   Amended and Restated Articles of Incorporation
  3.2 (1)   Articles of Correction to Amended and Restated Articles of Incorporation
  3.3 (1)   Form of Articles of Amendment to Amended and Restated Articles of Incorporation
  3.4 (5)   Bylaws, as amended
  4.1 (3)   Form of the Common Stock Certificate
  5.1 (2)   Opinion of Fitzgerald, Schorr, Barmettler & Brennan, P.C.
 10.1 (4)   1992 Stock Option Plan
 10.2 (4)   1996 Directors' Stock Option Plan
 10.3 (3)   Agreement and Plan of Merger, dated as of May 31, 1996, as amended on October 28,
            1996, by and among the Company, a wholly owned subsidiary of the Company and Turf
            Specialty, Inc.
 10.4 (3)   Agreement and Plan of Merger, dated as of May 31, 1996, by and among the Company, a wholly owned subsidiary of the Company and Turf Products, Ltd.
 10.5 (4)   Employment Agreement, dated May 21, 1991, as amended, November 7, 1996 between the
            Company and William B. Adams
 10.6 (4)   Employment Agreement, dated January 1, 1994, as amended, November 7, 1996 between the Company and Douglas M. Gloff
 10.7 (4)   Employment Agreement, dated July 8, 1996, between the Company and Kevin P. Lyons
 10.8 (4)   Employment Agreement, dated July 8, 1996, between the Company and David W.
            Schermerhorn
 10.9 (5)   Employment Agreement, dated July 10, 1996, between the Company and Walter W. Fuchs
 10.10(3)   Distribution Agreement, dated August 2, 1996, between the Company and Abbott
            Laboratories, Chemical and Agricultural Products Division
 10.11(4)   Lease Agreement, dated September 1, 1996, between the Company and Arthur P. Arns
 10.12(1)   Security and Loan Agreement, dated June 30, 1997, between the Company and Imperial
            Bank of San Diego
 10.13(1)   Warrant to Purchase Common Stock dated June 30, 1997 granted by the Company to
            Imperial Bank
 10.14(1)   Option for Xanthomonas Campestris dated June 3, 1997 made by Mycogen Corporation in favor of the Company
 10.15(1)   Settlement Agreement dated as of July 6, 1997 by and between the Company and Encore
            Technologies, Inc.

EXHIBIT
  NO.                                           DESCRIPTION
-------     -----------------------------------------------------------------------------------
 10.16(1)   Assignment of TX-1 Intellectual Property made as of July 6, 1997 by Encore
            Technologies, Inc. to the Company
 10.17(1)   Assignment of Media Intellectual Property made as of July 6, 1997 by Encore
            Technologies, Inc. to the Company
 10.18(1)   License and Supply Agreement dated as of July 6, 1997 by and between the Company and Encore Technologies, Inc.
 11.1 (1)   Statement Regarding Computation of Per Share Earnings (Losses)
 21.1 (6)   List of Subsidiaries
 23.1       Consent of Fitzgerald, Schorr, Barmettler & Brennan, P.C. (included in Exhibit 5.1)
 23.2 (1)   Consent of Ernst & Young LLP, Independent Auditors
 23.3 (1)   Consent of Bigelow & Company, CPA, P.C., Independent Auditors
 24.1       Powers of Attorney (set forth on the Signature Page hereof)
 27.1 (1)   Financial Data Schedule

---------------

(1) Filed herewith

(2) To be filed by amendment.

(3) Incorporated by reference to the Company's Registration Statement on Form 5B-2 (File No. 333-15883) filed with the commission on November 8, 1996.

(4) Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form SB-2 (File No. 333-15883) filed with the Commission on January 13, 1997.

(5) Incorporated by reference to Amendment No. 4 to the Company's Registration Statement on Form SB-2 (File No. 333-15883) filed with the Commission on January 16, 1997.

(6) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

ITEM 27. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (b) That (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective; and (2) for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 3, 1997.

                                          ECO SOIL SYSTEMS, INC.

                                          By:     /s/ WILLIAM B. ADAMS
                                            ------------------------------------
                                                      William B. Adams
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William B. Adams and Douglas M. Gloff, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                    DATE
---------------------------------------------  -----------------------------  -----------------


            /s/ WILLIAM B. ADAMS               Chairman and Chief Executive    November 3, 1997
---------------------------------------------  Officer (Principal executive
              William B. Adams                 officer)
            /s/ DOUGLAS M. GLOFF               President, Chief Operating      November 3, 1997
---------------------------------------------  Officer and Director
              Douglas M. Gloff

            /s/ L. JEAN DUNN, JR.              Chief Financial Officer and     November 3, 1997
---------------------------------------------  Secretary (Principal
              L. Jean Dunn, Jr.                financial and accounting
                                               officer)

           /s/ JEFFREY A. JOHNSON              President and General Manager   November 3, 1997
---------------------------------------------  of Golf Division and Director
             Jeffrey A. Johnson

           /s/ BRADLEY K. EDWARDS              Director                        November 3, 1997
---------------------------------------------
             Bradley K. Edwards

            /s/ S. BARTLEY OSBORN              Director                        November 3, 1997
---------------------------------------------
              S. Bartley Osborn

            /s/ WILLIAM S. POTTER              Director                        November 3, 1997
---------------------------------------------
              William S. Potter

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                           DESCRIPTION
-------     -----------------------------------------------------------------------------------
  1.1 (1)   Form of Underwriting Agreement
  1.2 (1)   Form of Representatives' Warrant
  3.1 (5)   Amended and Restated Articles of Incorporation
  3.2 (1)   Articles of Correction to Amended and Restated Articles of Incorporation
  3.3 (1)   Form of Articles of Amendment to Amended and Restated Articles of Incorporation
  3.4 (5)   Bylaws, as amended
  4.1 (3)   Form of the Common Stock Certificate
  5.1 (2)   Opinion of Fitzgerald, Schorr, Barmettler & Brennan, P.C.
 10.1 (4)   1992 Stock Option Plan
 10.2 (4)   1996 Directors' Stock Option Plan
 10.3 (3)   Agreement and Plan of Merger, dated as of May 31, 1996, as amended on October 28,
            1996, by and among the Company, a wholly owned subsidiary of the Company and Turf
            Specialty, Inc.
 10.4 (3)   Agreement and Plan of Merger, dated as of May 31, 1996, by and among the Company, a wholly owned subsidiary of the Company and Turf Products, Ltd.
 10.5 (4)   Employment Agreement, dated May 21, 1991, as amended, November 7, 1996 between the
            Company and William B. Adams
 10.6 (4)   Employment Agreement, dated January 1, 1994, as amended, November 7, 1996 between the Company and Douglas M. Gloff
 10.7 (4)   Employment Agreement, dated July 8, 1996, between the Company and Kevin P. Lyons
 10.8 (4)   Employment Agreement, dated July 8, 1996, between the Company and David W.
            Schermerhorn
 10.9 (5)   Employment Agreement, dated July 10, 1996, between the Company and Walter W. Fuchs
 10.10(3)   Distribution Agreement, dated August 2, 1996, between the Company and Abbott
            Laboratories, Chemical and Agricultural Products Division
 10.11(4)   Lease Agreement, dated September 1, 1996, between the Company and Arthur P. Arns
 10.12(1)   Security and Loan Agreement, dated June 30, 1997, between the Company and Imperial
            Bank of San Diego
 10.13(1)   Warrant to Purchase Common Stock dated June 30, 1997 granted by the Company to
            Imperial Bank
 10.14(1)   Option for Xanthomonas Campestris dated June 3, 1997 made by Mycogen Corporation in favor of the Company
 10.15(1)   Settlement Agreement dated as of July 6, 1997 by and between the Company and Encore
            Technologies, Inc.
 10.16(1)   Assignment of TX-1 Intellectual Property made as of July 6, 1997 by Encore
            Technologies, Inc. to the Company
 10.17(1)   Assignment of Media Intellectual Property made as of July 6, 1997 by Encore
            Technologies, Inc. to the Company
 10.18(1)   License and Supply Agreement dated as of July 6, 1997 by and between the Company and Encore Technologies, Inc.
 11.1 (1)   Statement Regarding Computation of Per Share Earnings (Losses)
 21.1 (6)   List of Subsidiaries
 23.1       Consent of Fitzgerald, Schorr, Barmettler & Brennan, P.C. (included in Exhibit 5.1)

EXHIBIT
  NO.                                           DESCRIPTION
-------     -----------------------------------------------------------------------------------
 23.2 (1)   Consent of Ernst & Young LLP, Independent Auditors
 23.3 (1)   Consent of Bigelow & Company, CPA, P.C., Independent Auditors
 24.1       Powers of Attorney (set forth on the Signature Page hereof)
 27.1 (1)   Financial Data Schedule

---------------

(1) Filed herewith

(2) To be filed by amendment.

(3) Incorporated by reference to the Company's Registration Statement on Form 5B-2 (File No. 333-15883) filed with the commission on November 8, 1996.

(4) Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form SB-2 (File No. 333-15883) filed with the Commission on January 13, 1997.

(5) Incorporated by reference to Amendment No. 4 to the Company's Registration Statement on Form SB-2 (File No. 333-15883) filed with the Commission on January 16, 1997.

(6) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.